Exhibit 10.2

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED FOR SOLICITATION OR OTHERWISE.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
CHAPARRAL ENERGY, INC., et al.,	:	Case No. 16- 11144 (LSS)
:
Debtors.[1]	:	Jointly Administered
x

DISCLOSURE STATEMENT FOR

THE JOINT PLAN OF REORGANIZATION FOR

CHAPARRAL ENERGY, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP
Mark D. Collins (Bar No. 2981)	Richard A. Levy
John H. Knight (Bar No. 3848)	Keith A. Simon
Joseph C. Barsalona II (Bar No. 6102) One Rodney Square 920 North King Street	David F. McElhoe Annemarie V. Reilly 885 Third Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 651-7700	Telephone: (212) 906-1200
Facsimile: (302) 651-7701	Facsimile: (212) 751–4864
Counsel for the Debtors and Debtors-in-Possession

Dated: December 19, 2016

[1]	The Debtors in these cases, along with the last four (or five digits, in cases in which multiple Debtors have the same last four digits) digits of each Debtor’s federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Green Country Supply, Inc. (2723); and Roadrunner Drilling, L.L.C. (2399). The Debtors’ address is 701 Cedar Lake Blvd., Oklahoma City, OK 73114.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED FOR SOLICITATION OR OTHERWISE.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON [            ], 20172

(UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE).

TO BE COUNTED AS A VOTE TO ACCEPT OR REJECT THE PLAN, THE VOTING AND CLAIMS

AGENT MUST ACTUALLY RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE AS

SET FORTH IN THE DISCLOSURE STATEMENT ORDER.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND ANY EXHIBITS ATTACHED SHOULD NOT BE RELIED UPON IN MAKING INVESTMENT DECISIONS WITH RESPECT TO THE DEBTORS OR ANY OTHER ENTITIES THAT MAY BE AFFECTED BY THE CHAPTER 11 CASES.

PRESERVATION OF AVOIDANCE ACTIONS UNDER THE PLAN:

IN REVIEWING THIS DISCLOSURE STATEMENT AND THE PLAN, AND IN DETERMINING WHETHER TO VOTE IN FAVOR OF OR AGAINST, OR TO OBJECT TO CONFIRMATION OF, THE PLAN, CREDITORS, INTEREST HOLDERS AND STAKEHOLDERS SHOULD BE AWARE THAT THE PLAN PRESERVES ALL CAUSES OF ACTION (INCLUDING AVOIDANCE ACTIONS) AND THAT THE PLAN AUTHORIZES THE REORGANIZED DEBTORS TO PROSECUTE THE SAME.

[2]	Certain dates and times related to solicitation, voting, and the Confirmation Hearing remain blank in this version of the Disclosure Statement. Such dates will be provided after entry of the Disclosure Statement Order.

IMPORTANT INFORMATION FOR YOU TO READ

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.

THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD-LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, DISTRIBUTION PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED TO CREDITORS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, AND WILL INSTEAD RELY UPON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT OR OTHER APPLICABLE EXEMPTIONS. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS EXPRESSLY PROVIDED HEREIN).

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS FILED. THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION VI HEREIN, “PLAN-RELATED RISK FACTORS.”

TABLE OF CONTENTS

			Page

I.	EXECUTIVE SUMMARY		i

	A.	Purpose and Effect of the Plan	ii

	B.	Administrative and Priority Tax Claims	iii

	C.	Classification and Treatment of Claims and Interests Under the Plan	v

	D.	Solicitation Procedures	ix

	E.	Voting Procedures	xiii

	F.	Confirmation of the Plan	xvi

	G.	Consummation of the Plan	xvii

	H.	Risk Factors	xvii

II.	BACKGROUND TO THE CHAPTER 11 CASE		1

	A.	The Debtors’ Corporate History and Structure	1

	B.	Overview of the Debtors’ Businesses	1

	C.	Prepetition Indebtedness	2

Prepetition Credit Agreement. Parent, the Parent Subsidiaries party thereto, the Prepetition Credit Agreement Agent, and the Prepetition Credit Agreement Lenders are parties to the Prepetition Credit Agreement. The Prepetition Credit Agreement provides for a revolving credit facility (the “Prepetition Credit Facility”) guaranteed by Parent. Availability of funds under the Prepetition Credit Facility is subject to a borrowing base, which is set by the banks semi-annually on May 1 and November 1 of each year. The obligations arising under the Prepetition Credit Agreement are secured by senior, first priority security interests in, and liens upon, a substantial portion of the Debtors’ oil and natural gas properties. As of the Petition Date, there was approximately $550,000,000 outstanding under the Prepetition Credit Facility. Pursuant to that certain Order Approving Joint Motion of Debtors and Swap Moving Parties Regarding Stipulation to Offset under Bankruptcy Code §§ 105(a), 362(b)(17) and (b)(27), 560, and 561 and Granting Related Relief [Docket No. 219] (as amended by the Notice of Adjustment of Swap Termination Amount for Royal Bank of Canada [Docket No. 334], the “Hedge Offset Order”), the Prepetition Lenders who were also parties to swaps, hedging agreements or similar agreements with the Debtors (such Prepetition Lenders, the “Prepetition Swap Parties” and such agreements, the “Prepetition Hedging Agreements”), agreed to terminate the Debtors’ outstanding Prepetition Hedging Agreements, which resulted in a reduction of the amount outstanding under the Prepetition Credit Facility by approximately $104,200,000. Accordingly, the current amount of principal outstanding under the Prepetition Credit Facility is $444,439,907.

			2

	Unsecured Notes. Prior to the Petition Date, Parent issued approximately $1,200,000,000 in unsecured notes pursuant to three indentures. The Prepetition Notes have different interest rates and maturities, but rank equally in right of payment. The Unsecured Notes are guaranteed by each of the other Debtors (other than Chaparral Biofuels, L.L.C.). Interest on the Unsecured Notes is payable semi-annually, and the principal is due upon maturity. Wilmington Savings Fund Society, FSB serves as indenture trustee for each of the Unsecured Notes.		2

	2020 Notes. On September 16, 2010, Parent issued those certain 9.875% unsecured notes (the “2020 Notes” and the holders thereof, the “2020 Noteholders”) due in 2020 in an aggregate principal

amount of $300,000,000 pursuant to an Indenture (as amended, the “2020 Indenture”). Interest on the 2020 Notes is paid semi-annually on April 1 and October 1. The Debtors did not make the scheduled interest payment of approximately $14,800,000 on April 1, 2016. As of the Petition Date, there was approximately $298,000,000 in principal and $17,981,122.11 in interest outstanding under the 2020 Notes.		3

2021 Notes. On February 22, 2011, Parent issued those certain 8.250% unsecured notes (the “2021 Notes” and the holders thereof, the “2021 Noteholders”) due in 2021 in an aggregate principal amount of $400,000,000 pursuant to an Indenture (as amended, the “2021 Indenture”). Interest on the 2021 Notes is paid semi-annually on March 1 and September 1. The Debtors did not make the scheduled interest payment of approximately $16,500,000 on March 1, 2016. As of the Petition Date, there was approximately $384,000,000 in principal and $22,092,238.63 in interest outstanding under the 2020 Notes.		3

2022 Notes. On May 2, 2012, Chaparral issued those certain 7.625% unsecured notes (the “Initial 2022 Notes” and the holders thereof, the “Initial 2022 Noteholders”) due in 2022 in an aggregate principal amount of $400,000,000 pursuant to an Indenture (as amended, the “Initial 2022 Indenture”) and on November 15, 2012, Parent issued additional 7.625% unsecured notes due 2022 (the “Additional 2022 Notes” and, together with the 2020 Notes, the 2021 Notes, and the Initial 2022 Notes, the “Prepetition Notes” and the holders thereof, the “Additional 2022 Noteholders” and, together with the 2020 Noteholders, the 2021 Noteholders, and the Initial 2022 Noteholders, the “Prepetition Noteholders”) in an aggregate principal amount of $150,000,000 pursuant to a supplemental Indenture (as amended, the “Additional 2022 Indenture” and, together with the 2020 Indenture, the 2021 Indenture, and the Initial 2022 Indenture, the “Prepetition Notes Indenture”). Interest on the 2022 Notes is paid semi-annually on May 15 and November 15. As of the Petition Date, there was approximately $525,900,000 in principal and $19,381,974.79 in interest outstanding under the 2022 Notes.

		3

Other Debt. Chaparral Real Estate, L.L.C. is party to a mortgage agreement with Arvest Bank pursuant to which Chaparral Real Estate, L.L.C. issued a promissory note (the “Mortgage Note”), which is secured by substantially all of the real property owned by Chaparral Real Estate, L.L.C., to Arvest Bank in the principal amount of $13,200,000 at a 5.5% interest rate and maturing on December 31, 2028. Interest on the Mortgage Note is payable monthly, and the principal is due upon maturity. As of the Petition Date, there was approximately $10,000,000 outstanding under the Mortgage Note.		3

The Debtors entered into lease financing agreements with U.S. Bank National Association for $24,500,000 through the sale and leaseback of compressors owned by the Debtors. The Debtors are required to make lease payments monthly at varying rates described in the lease financing agreements such that the Debtors pay a minimum of $3,200,000 to U.S. Bank National Association annually. The lease financing obligations are for 84-month terms and include the option to purchase the equipment for a specified price at 72 months as well as an option to purchase the equipment at the end of the lease term for its then-current fair market value. As of the Petition Date, there was approximately $18,400,000 outstanding under the lease financing agreements.

		3

The Debtors also have obligations under a variety of installment notes secured by the Debtors’ automobiles, machinery, and equipment. Such obligations are payable at interest rates between 2.85% and 5.50%, and have maturity dates from January 2017 to February 2018. As of the Petition Date, there was approximately $1,100,000 outstanding under the installment notes.		3

Trade Debt. In the ordinary course of their businesses, the Debtors incur trade debt with numerous vendors in connection with their oil and gas production. The Debtors believe that, as of the Petition Date, their unsecured trade debt was no more than $4,200,000 in the aggregate on account of prepetition goods and services provided to the Debtors.		3

D.	Events Leading to the Chapter 11 Filing	4

III.	EVENTS DURING THE CHAPTER 11 CASE		7

	A.	First Day Motions and Certain Related Relief	7

	B.	Reorganization Strategy	9

	C.	Filing of the Schedules and Establishment of the Claims Bar Date	11

	D.	Exclusive Period for Filing a Plan and Soliciting Votes	11

	E.	Deadline to Assume or Reject Leases of Nonresidential Real Property	12

IV.	SUMMARY OF THE PLAN		13

	A.	Administrative and Priority Tax Claims	13

	B.	Classification and Treatment of Classified Claims and Equity Interests	15

	C.	Acceptance or Rejection of the Plan	21

	D.	Means for Implementation of the Plan	22

	E.	Treatment of Executory Contracts and Unexpired Leases	30

	F.	Provisions Governing Distributions	34

	G.	Procedures for Resolving Contingent, Unliquidated and Disputed Claims	38

	H.	Conditions Precedent to Confirmation and Consummation of the Plan	40

	I.	Release, Discharge, Injunction And Related Provisions	41

	J.	Binding Nature of the Plan	46

	K.	Protection Against Discriminatory Treatment	46

	L.	Plan Indemnity	47

	M.	Integral Part of Plan	47

V.	CONFIRMATION AND CONSUMMATION PROCEDURES		48

	A.	Solicitation of Votes	48

	B.	Confirmation Procedures	48

	C.	Statutory Requirements for Confirmation of the Plan	48

	D.	Consummation of the Plan	53

VI.	PLAN-RELATED RISK FACTORS		54

	A.	Certain Bankruptcy Law Considerations	54

	B.	Risk Factors That May Affect the Value of Securities to be Issued Under the Plan and/or Recoveries Under the Plan	56

	C.	Risk Factors that Could Negatively Impact the Debtors’ AND REORGANIZED DEBTORS’ Business	58

	D.	Risks Associated with Forward-Looking Statements	65

	E.	Disclosure Statement Disclaimer	66

VII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		69

	A.	Liquidation Under Chapter 7 of the Bankruptcy Code	69

	B.	Filing of an Alternative Plan of Reorganization	69

VIII.	EXEMPTIONS FROM SECURITIES ACT REGISTRATION		70

IX.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		73

	A.	Introduction	73

	B.	U.S. Federal Income Tax Consequences to the Debtors	73

	C.	Federal Income Tax Consequences to Holders of Certain Claims	77

RECOMMENDATION			87

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Disclosure Statement Order

EXHIBIT C	Financial Projections

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Historical Financial Statements

EXHIBIT F	Valuation Analysis

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO

THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

I.

EXECUTIVE SUMMARY

Chaparral Energy, Inc. (“Parent”), a Delaware corporation with its primary headquarters in Oklahoma City, Oklahoma, and the other debtors and debtors in possession (collectively, the “Debtors” or the “Company”), submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”), in connection with the solicitation of votes on the Plan of Reorganization for Chaparral Energy, Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code dated December [    ], 2016 (the “Plan”),3 which was filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Confirmation Hearing on the Plan is scheduled to commence at [    ] [  ].m. prevailing Eastern Time on [            ], 2017 before the Bankruptcy Court. A copy of the Plan is attached hereto as Exhibit A.

Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires debtors to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

This Executive Summary is being provided as an overview of the material items addressed in the Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Plan. This Disclosure Statement includes, without limitation, information about:

•	the Debtors’ prepetition operating and financial history;

•	the events leading up to the commencement of the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”);

•	the significant events that have occurred during the Chapter 11 Cases;

•	the solicitation procedures for voting on the Plan;

•	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

•	the terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors relating to the Debtors or the Reorganized Debtors, the Plan and the securities to be issued under the Plan and the manner in which distributions will be made under the Plan; and

•	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

[3]	All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

i

A.	PURPOSE AND EFFECT OF THE PLAN

1.	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and does not mean that the Debtors will be liquidated or forced to go out of business. Additionally, as discussed in greater detail in Section IV.J herein, titled “Binding Nature of the Plan,” a bankruptcy court’s confirmation of a plan binds debtors, any entity acquiring property under the plan, any holder of a claim or equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such entity voted on the particular plan or affirmatively voted to reject the plan.

2.	Financial Restructurings Under the Plan

The Plan contemplates certain transactions, including, without limitation, the following transactions (described in greater detail in Section IV herein):

•	with respect to Holders of Allowed Prepetition Credit Agreement Claims, (i) the Prepetition Credit Agreement will be deemed amended and restated in its entirety by the Exit Facility Credit Agreement,[4] which is a four-year credit facility consisting of a $225 million first-out revolving loan and a $150 million second-out term loan, (ii) the Waived Postpetition Default Interest will be deemed released and waived for all purposes, and (iii) each Holder of an Allowed Prepetition Credit Agreement Claim will receive either (a) its Pro Rata share of (1) the Exit Facility Loans and (2) to the extent the outstanding Prepetition Credit Agreement Claims (excluding the Waived Postpetition Default Interest) exceed the Exit Facility Loans, cash sufficient to satisfy such excess, or (b) such other treatment as may be mutually agreed among the Debtors, the Required Consenting Noteholders, and the Consenting Prepetition Lenders holding at least 66 2/3% in principal amount of the Prepetition Credit Agreement Claims and that constitute at least half in number of the Prepetition Lenders;

•	each Holder of an Allowed Prepetition Notes Claim will receive its Pro Rata share of the New Equity Interests Pool and Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares;[5]

•	each Holder of an Allowed General Unsecured Claim will receive its Pro Rata share of the New Equity Interests Pool and Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares, unless such Holder makes the Convenience Class Election;[6]

•	each Holder of an Allowed Convenience Class Claim will receive payment in cash equal to such Allowed Claim;[7]

[4]	The Exit Facility Credit Agreement will be in substantially the form attached to the Plan as Exhibit B or Filed with the Plan Supplement, and shall contain terms and conditions consistent in all respects with those set forth on the Exit Facility Term Sheet attached as Exhibit D to the Plan Support Agreement.
[5]	As set forth in further detail in the Plan, a portion of the Rights Offering Shares will be offered to the Prepetition Noteholders through a $50 million Noteholders Rights Offering backstopped by those Prepetition Noteholders that provided the Backstop Commitment pursuant to the Backstop Commitment Agreement.
[6]	As set forth in further detail in the Plan, a portion of the Rights Offering Shares will be offered to the Holders of Allowed General Unsecured Claims through a $[ ] GUC Rights Offering. The GUC Rights Offering will not be subject to any Backstop Commitment.
[7]	As set forth in the Plan, a Convenience Class Claim is a General Unsecured Claim (other than a Royalty Payment Litigation Claim) with a Face Amount equal to or less than $100,000.

•	each Holder of an Allowed Royalty Payment Litigation Claim will receive either (i) if the Class of Holders of Royalty Payment Litigation Claims votes to accept the Plan, its Pro Rata share of $6.0 million in the aggregate and the payment of attorneys’ fees for such class of up to $1,500,000 in the aggregate, or (ii) if the Class of Holders of Royalty Payment Litigation Claims votes to reject the Plan, its Pro Rata share of the New Equity Interests Pool and Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares;[8]

•	the Intercompany Claims will be reinstated, compromised, or cancelled, at the option of the relevant Holder of such Intercompany Claims with the consent of the Required Consenting Creditors;

•	each Holder of an Allowed Old Parent Interest will not receive any recovery under the Plan on account of such Equity Interest;

•	the Old Affiliate Interests will remain effective and outstanding on the Effective Date and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date; and

•	the legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims, Allowed Other Secured Claims, and Allowed Secured Tax Claims will be unaltered by the Plan.

B.	ADMINISTRATIVE AND PRIORITY TAX CLAIMS

The following is a summary of the treatment of Administrative and Priority Tax Claims under the Plan. For a more detailed description of the treatment of such Claims under the Plan, please see Article II of the Plan.

1.	Administrative Claims

Subject to sub-paragraph (a) below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

[8]	For the avoidance of doubt, the treatment to be provided to Holders of Royalty Payment Litigation Claims under clause (ii) will be the same as the treatment provided to Holders of Allowed General Unsecured Claims.

(a)	Bar Date for Administrative Claims

Except as otherwise provided in Article II.A of the Plan and section 503(b)(1)(D) of the Bankruptcy Code, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order or the occurrence of the Effective Date (as applicable) no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date will be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims will be deemed discharged as of the Effective Date. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G of the Plan. Nothing in Article II.A of the Plan will limit, alter, or impair the terms and conditions of the Claims Bar Date Order with respect to the Claims Bar Date for filing administrative expense claims arising under section 503(b)(9) of the Bankruptcy Code.

Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

(b)	Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors and Reorganized Debtors for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim will be paid in full in Cash by the Reorganized Debtors, including from the Carve Out Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors will not commingle any funds contained in the Carve Out Reserve and will use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained herein or in the Plan, the failure of the Carve Out Reserve to satisfy in full the Professional Fee Claims will not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors.

2.	Priority Tax Claims

Subject to Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim will have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code; or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

C.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims and Equity Interests under the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED IN ARTICLE VI BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

v

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
1	Other Priority Claims Expected Amount: $[ ]

Each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement):

•    Cash equal to the amount of such Allowed Class 1 Claim;

•    Such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or

•    Such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code.

100%

2	Other Secured Claims Expected Amount: $[ ]

Each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement):

•    Cash equal to the amount of such Allowed Class 2 Claim;

•    Such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim will have agreed upon in writing;

•    The Collateral securing such Allowed Class 2 Claim; or

•    Such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code.

100%

3	Secured Tax Claims Expected Amount: $[ ]

Each Holder of an Allowed Class 3 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement):

•    Cash equal to the amount of such Allowed Class 3 Claim;

•    Such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim will have agreed upon in writing;

•    The Collateral securing such Allowed Class 3 Claim;

•    Such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code; or

•    Pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

100%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan

4	Prepetition Credit Agreement Claims Expected Amount: $444,439,907[9]

The Prepetition Credit Agreement Claims are deemed Allowed Secured Claims in the aggregate principal amount of $444,439,907, plus contingent reimbursement obligations in respect of outstanding letters of credit in an aggregate face amount equal to $828,000, and any accrued and unpaid interest payable on such amounts through the Effective Date (excluding the Waived Postpetition Default Interest).[10] On the Effective Date, the Prepetition Credit Agreement shall be deemed to be amended and restated in its entirety by the Exit Facility Credit Agreement, the Waived Postpetition Default Interest shall be deemed released and waived for all purposes, and each Holder of a Prepetition Credit Agreement Claim shall receive on account of such Prepetition Credit Agreement Claim:

•    Its Pro Rata share of (i) the Exit Facility Loans and commitments under the Exit Facility Credit Agreement and (ii) to the extent the outstanding Prepetition Credit Agreement Claims (excluding the Waived Postpetition Default Interest) exceed the sum of (A) the aggregate outstanding principal amount of the Exit Facility Loans plus (B) the aggregate unfunded commitments under the Exit Facility Credit Agreement, in each case as of the Effective Date, a Cash payment sufficient to satisfy such excess amount.

Without affecting any additional Liens required by the Exit Facility Credit Agreement, each Prepetition Credit Agreement Lien is stipulated to as valid, perfected, and not avoidable, and shall secure the Exit Facility Loans and all other obligations of the Reorganized Debtors under or secured by the Exit Facility Loan Documents and each such Prepetition Credit Agreement Lien shall, as of the Effective Date, (i) be ratified, reaffirmed and deemed granted by the Reorganized Debtors, (ii) remain attached to the Reorganized Debtors’ assets and property, and (iii) not be, and shall not be deemed to be, impaired, discharged or released by the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

[ ]%

5	Prepetition Notes Claims Expected Amount: $1,267,410,335.53

The Prepetition Notes Claims are deemed Allowed in the aggregate principal amount of $1,207,955,000.00, plus $59,455,335.53 in accrued and unpaid interest thereon as of the Petition Date,[11] consisting of:

•    $298,000,000.00 in aggregate principal amount, plus $17,981,122.11 in accrued and unpaid interest on account of the 9.875% Notes;

•    $384,045,000.00 in aggregate principal amount, plus $22,092,238.63 in accrued and unpaid interest on account of the 8.250% Notes; and

•    $525,910,000.00 in aggregate principal amount, plus $19,381,974.79 in accrued and unpaid interest on account of the 7.625% Notes.

On the Effective Date, each Holder of an Allowed Prepetition Notes Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool. In addition, each such Holder will receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures.

[ ]%

[9]	As of the Petition Date, the principal amount outstanding under the Prepetition Credit Facility was approximately $550,000,000. Such amount was subsequently reduced pursuant to the Hedge Offset Order (as defined below).
[10]	The Allowed amount excludes any accrued fees, costs, and expenses that will be paid in Cash on the Effective Date pursuant to the Plan.
[11]	The Allowed amount excludes any unpaid Prepetition Notes Indenture Trustee Fees and Expenses that will be paid in Cash on the Effective Date pursuant to the Plan.

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
6	General Unsecured Claims[12] Expected Amount: $[ ]

Each Holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool. In addition, each such Holder will receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures.

Notwithstanding the foregoing, if the Holder of an Allowed General Unsecured Claim makes the Convenience Class Election, then such Holder will receive, in lieu of the above and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 6 Claim, payment in cash equal to and capped at the Maximum Convenience Class Claims Amount of $100,000, and such Holder will not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Claim.

[ ]%

7	Convenience Class Claims[13] Expected Amount: $[ ]

A Convenience Class Claim is a General Unsecured Claim (other than a Royalty Payment Litigation Claim) with a Face Amount equal to or less than the Maximum Convenience Class Claim Amount of $100,000.

Each Holder of an Allowed Convenience Class Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, payment in cash equal to such Allowed Claim. The Holders of Allowed Convenience Class Claims will not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Convenience Class Claims.

[ ]%

8	Royalty Payment Litigation Claims Expected Amount: $[ ]

IF AND ONLY IF (1) CLASS 8 VOTES TO ACCEPT THE PLAN AND (2) THE ROYALTY PAYMENT CLASS PROOF OF CLAIM IS NOT DISALLOWED BY ORDER OF THE BANKRUPTCY COURT:

•       On the Effective Date, the Debtors will be deemed to have consented to the certification of a class in the Chapter 11 Cases consisting of all Royalty Payment Litigation Claims and, subject to receipt of an invoice, will pay attorneys’ fees for such class of up to $1,500,000 in the aggregate; and

•       each Holder of an Allowed Royalty Payment Litigation Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of $6.0 million. The Holders of Allowed Royalty Payment Litigation Claims will not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Royalty Payment Litigation Claims.[14]

IF (1) CLASS 8 VOTES TO REJECT THE PLAN OR (2) THE ROYALTY PAYMENT CLASS PROOF OF CLAIM IS DISALLOWED BY ORDER OF THE BANKRUPTCY COURT:

•       Each Holder of an Allowed Royalty Payment Litigation Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool. In addition, each such Holder will receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures. The Holders of Allowed Royalty Payment Litigation Claims will not be entitled ot make the Convenience Class Election with respect to such Claims.

[ ]%

[12]	This class excludes both Convenience Class Claims and Royalty Payment Litigation Claims.
[13]	This class excludes Royalty Payment Litigation Claims.
[14]	The foregoing is offered by the Debtors under the Plan solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on (i) Class 8 voting to accept the Plan, (ii) the Bankruptcy Court confirming the Plan, and (iii) the occurrence of the Effective Date.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
9	Intercompany Claims Expected Amount: $[ ]	Subject to the Restructuring Transactions, the Intercompany Claims will be reinstated, compromised, or cancelled, at the option of the relevant Holder of such Intercompany Claims with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.	N/A

10	Old Parent Interests	On the Effective Date, the Old Parent Interests will be cancelled without further notice to, approval of or action by any Entity, and each Holder of an Old Parent Interest will not receive any distribution or retain any property on account of such Old Parent Interest.	0%

11	Old Affiliate Interests in any Parent Subsidiary	Subject to the Restructuring Transactions, the Old Affiliate Interests will remain effective and outstanding on the Effective Date and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date.	100%

D.	SOLICITATION PROCEDURES

1.	The Solicitation and Voting Procedures

On [            ], 2017 the Bankruptcy Court entered the Disclosure Statement Order which, among other things, (a) approved the dates, procedures and forms applicable to the process of soliciting votes on and providing notice of the Plan, as well as certain vote tabulation procedures and (b) established the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan.

The discussion of the procedures below is a summary of the solicitation and voting process. Detailed voting instructions will be provided with each ballot and are also set forth in greater detail in Disclosure Statement Order.

PLEASE REFER TO THE INSTRUCTIONS ACCOMPANYING THE BALLOTS AND THE

DISCLOSURE STATEMENT ORDER FOR MORE INFORMATION REGARDING VOTING

REQUIREMENTS TO ENSURE THAT YOUR BALLOT IS PROPERLY AND TIMELY

SUBMITTED SUCH THAT YOUR VOTE MAY BE COUNTED.

2.	The Voting and Claims Agent

The Debtors have sought authority to retain Kurtzman Carson Consultants LLC to, among other things, act as Voting and Claims Agent.

Specifically, the Voting and Claims Agent will assist the Debtors with: (a) mailing Confirmation Hearing Notices (as defined in the Disclosure Statement Order); (b) mailing Solicitation Packages (as defined in the Disclosure Statement Order and as described below); (c) soliciting votes on the Plan; (d) receiving, tabulating, and reporting on ballots cast for or against the Plan by Holders of Claims against the Debtors; (e) responding to inquiries from creditors and stakeholders relating to the Plan, the Disclosure Statement, the Ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan; and (f) if necessary, contacting creditors regarding the Plan and their Ballots.

3.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim within such Class) under the Plan:

SUMMARY OF STATUS AND VOTING RIGHTS
Class	Claim/Equity Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Deemed to Accept

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	Secured Tax Claims	Unimpaired	Deemed to Accept

4	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote

5	Prepetition Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Impaired	Entitled to Vote

7	Convenience Class Claims	Impaired	Entitled to Vote

8	Royalty Payment Litigation Claims	Impaired	Entitled to Vote

9	Intercompany Claims	Impaired	Deemed to Accept

10	Old Parent Interests	Impaired	Deemed to Reject

11	Old Affiliate Interests in any Parent Subsidiary	Unimpaired	Deemed to Accept

Based on the foregoing, the Debtors are soliciting votes to accept the Plan only from Holders of Claims in Classes 4, 5, 6, 7, and 8 (the “Voting Classes”) because Holders of Claims in the Voting Classes are Impaired under the Plan and, therefore, have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from (a) Holders of Unimpaired Claims in Classes 1, 2, and 3, Holders of Intercompany Claims in Class 9, and Holders of Equity Interests in Class 11 because such parties are conclusively presumed to have accepted the Plan and (b) Holders of Equity Interests in Class 10 because such parties are conclusively presumed to have rejected the Plan (collectively, the “Non-Voting Classes”). In lieu of a Solicitation Package, Holders of Equity Interests in Class 10 will receive a Notice of Non-Voting Status: No Recovery, which will include an option for such Holder to affirmatively opt out of the Third Party Release contained in Article X of the Plan. Any Holder of Equity Interests that opts out of the Third Party Release will not receive a Debtor Release or Third Party Release from the Releasing Parties.

4.	The Voting Record Date

The Bankruptcy Court has approved [            ], 2017 as the voting record date (the “Voting Record Date”) with respect to all Claims and Equity Interests. The Voting Record Date is the date on which it will be determined: (a) which Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and receive Solicitation Packages in accordance with the Disclosure Statement Order and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled to receive the Confirmation Hearing Notice, including notice of such Holder’s non-voting status, in accordance with the Disclosure Statement Order.

x

5.	Contents of the Solicitation Package

The following documents and materials will collectively constitute the Solicitation Package:

•	a cover letter from the Debtors explaining the solicitation process and urging Holders of Claims in the Voting Classes to vote to accept the Plan;

•	the Confirmation Hearing Notice, attached to the Disclosure Statement Order;

•	this Disclosure Statement (and exhibits annexed thereto, including the Plan);

•	the Disclosure Statement Order;

•	to the extent applicable, a ballot and/or notice, appropriate for the specific creditor, in substantially the forms attached to the Disclosure Statement Order (as may be modified for particular classes and with instruction attached thereto); and

•	such other materials as the Bankruptcy Court may direct.

6.	Distribution of the Solicitation Package to Holders of Claims Entitled to Vote on the Plan

With the assistance of the Voting and Claims Agent, the Debtors intend to distribute Solicitation Packages on or before [            ], 2017 (the “Solicitation Mailing Date”). The Debtors submit that the timing of such distribution will provide such Holders of Claims with adequate time within which to review the materials required to allow such parties to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in the Voting Classes receive no more than one Solicitation Package. If a Holder holds Claims in more than one Class and is entitled to vote in more than one Class, such Holder will receive separate ballots which must be used for each separate Class of Claims.

7.	Distribution of Notices to Holders of Claims in Non-Voting Classes and Holders of Disputed Claims

As set forth above, certain Holders of Claims and Equity Interests are not entitled to vote on the Plan. As a result, such parties will not receive Solicitation Packages and, instead, will receive the appropriate form of notice as follows:

•	Unimpaired Claims – Deemed to Accept. Administrative Claims and Priority Tax Claims are unclassified, non-voting Claims and Claims in Classes 1, 2, and 3 and Equity Interests in Class 11 are Unimpaired under the Plan and, therefore, are presumed to have accepted the Plan. As such, Holders of such Claims and Equity Interests will receive, in lieu of a Solicitation Package, an “Unimpaired Claims Notice” attached as [Exhibit ] to the Disclosure Statement Order.

•	Impaired Claims – Deemed to Accept. Claims in Class 9 are Impaired. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 9 will be conclusively deemed to have accepted the Plan. As such, Holders of Claims in Class 9 will receive, in lieu of a Solicitation Package, a “Notice of Non-Voting Status: No Recovery” attached as [Exhibit ] to the Disclosure Statement Order.

•	Impaired Claims – Deemed to Reject. Holders of Equity Interests in Class 10 are receiving no distribution under the Plan on account of such Equity Interests and, therefore, are conclusively presumed to reject the Plan. As such, Holders of such Equity Interests will receive, in lieu of a Solicitation Package, a Notice of Non-Voting Status: No Recovery.

•	Disputed Claims.

(a)	Any Holder of a Claim for which the Debtors have filed an objection on or before [ ], 2017, whether such objection related to the entire Claim or a portion thereof, will not be entitled to vote on the Plan and will not be counted in determining whether the requirements of section 1126(c) of the Bankruptcy Code have been met with respect to the Plan. Such Holders will receive a “Notice of Non-Voting Status: Disputed Claims,” attached as [Exhibit ] to the Disclosure Statement Order.

(b)	Any Holder of a Claim in any of the Voting Classes against the Debtors for which such Holder has timely filed a Proof of Claim (or an untimely Proof of Claim which has been allowed as timely by the Bankruptcy Court under applicable law on or before the Voting Record Date), which is marked, in whole or in part, as contingent, unliquidated, or disputed, and that is not subject to an objection filed by the Debtors, will have such Claim temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00. Such Holders will receive (a) a Solicitation Package that contains the applicable Ballot, (b) a “Confirmation Hearing Notice,” which notice informs such person or entity that its entire Claim has been allowed temporarily for voting purposes only and not for purposes of allowance or distribution, at $1.00 and (c) a “Notice of Limited Voting Status to Holders of Contingent, Unliquidated or Disputed Claims for Which No Objection Has Been Filed by the Debtors,” attached as [Exhibit ] to the Disclosure Statement Order.

If any Holder described in the preceding two subparagraphs disagrees with the Debtors’ classification or status of its Claim, then such Holder MUST file and serve a motion requesting temporary allowance of its Claim solely for voting purposes in accordance with the procedures set forth in the Disclosure Statement Order.

•	Contract and Lease Counterparties. Parties to certain of the Debtors’ Executory Contracts and Unexpired Leases may not have scheduled Claims or Claims based upon Proofs of Claim pending the disposition of their contracts or leases by assumption or rejection. Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, to ensure that such parties nevertheless receive notice of the Plan, counterparties to the Debtors’ Executory Contracts and Unexpired Leases will receive, in lieu of a Solicitation Package, a “Contract/Lease Party Notice” attached as [Exhibit ] to the Disclosure Statement Order.

8.	Additional Distribution of Solicitation Documents

In addition to the distribution of Solicitation Packages to Holders of Claims in the Voting Classes, the Debtors will also provide parties who have filed requests for notices under Bankruptcy Rule 2002 as of the Voting Record Date with the Disclosure Statement, Disclosure Statement Order and Plan. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Disclosure Statement (and any exhibits thereto, including the Plan) by: (a) calling the Voting and Claims Agent at (888) 830-4659; (b) writing to Chaparral, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245; and/or (c) visiting the Debtors’ restructuring website at: http://www.kccllc.net/ChaparralEnergy. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

9.	Filing of the Plan Supplement

The Debtors will file the Plan Supplement by [            ], 2017. The Debtors will transmit a copy of the Plan Supplement to the Distribution List, as defined in this Section I.D.9. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Plan Supplement by: (a) calling the Voting and Claims Agent at (888) 830-4659; (b) writing to Chaparral, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245; and/or (c) visiting the Debtors’ restructuring website at: http://www.kccllc.net/ChaparralEnergy. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

The Plan Supplement will include all Exhibits and Plan Schedules that were not already filed as exhibits to the Plan or this Disclosure Statement, all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, supplemented, or modified from time to time.

As used herein, the term “Distribution List” means (a) the Office of the United States Trustee, (b) counsel to the Prepetition Credit Agreement Agent, (c) counsel to the Ad Hoc Noteholders Committee, (d) counsel to the Prepetition Notes Indenture Trustee, (e) Depository Trust Company (the “Transfer Agent”), (f) the Internal Revenue Service, and (g) all parties that, as of the applicable date of determination, have filed requests for notice in this Chapter 11 Cases pursuant to Bankruptcy Rule 2002.

E.	VOTING PROCEDURES

Holders of Claims entitled to vote on the Plan are advised to read the Disclosure Statement Order, which sets forth in greater detail the voting instructions summarized herein.

1.	The Voting Deadline

The Bankruptcy Court has approved 5:00 p.m. prevailing Eastern Time on [            ], 2017 as the Voting Deadline. The Voting Deadline is the date by which all Ballots must be properly executed, completed and delivered to the Voting and Claims Agent in order to be counted as votes to accept or reject the Plan.

2.	Types of Ballots

The Debtors will provide the following Ballots to Holders of Claims in the Voting Classes (i.e., Classes 4, 5, 6, 7, and 8) and to Holders of Equity Interests in Class 10:

•	“Ballots”, the forms of which are attached to the Disclosure Statement Order as Exhibit [ ], will be sent to Holders of Claims in Classes 4, 6, 7, and 8 and Holders of Equity Interests in Class 10;

•	“Beneficial Holder Ballots”, the form of which is attached to the Disclosure Statement Order as Exhibit [ ], will be sent to Beneficial Holders of Class 5 Prepetition Notes Claims; and

•	“Master Ballots”, the form of which is attached to the Disclosure Statement Order as Exhibit [ ], will be sent to Registered Record Owners and Intermediary Record Owners holding Prepetition Notes for, and voting on behalf of, Beneficial Holders of Class 5 Prepetition Notes Claims.

Subject to the terms of the Plan Support Agreement, each Ballot will include an option for the applicable Holder of Claims to affirmatively opt out of the Third Party Release contained in Article X of the Plan. Subject to the Plan Support Agreement, any party that opts out of the Third Party Release will not receive a Debtor Release or Third Party Release from the Releasing Parties.

3.	Voting Instructions

Under the Plan, Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan. Those Holders may so vote by completing a Ballot, a Beneficial Holder Ballot and/or Master Ballot, as applicable, and returning it to the Voting and Claims Agent prior to the Voting Deadline. There are special voting rules and procedures for Beneficial Holders of Class 5 Prepetition Notes Claims, which are discussed in Section I.E.4 herein (and set forth in greater detail in the Disclosure Statement Order). Each Ballot will also allow Holders of Claims in the Voting Classes to opt-out of the Third Party Release set forth in Article X of the Plan. Any Holder of Claims in the Voting Classes that opts out of the Third Party Release will not receive a Debtor Release or a Third Party Release from the Releasing Parties, subject to the terms of the Plan Support Agreement.

PLEASE REFER TO THE INSTRUCTIONS ATTACHED TO THE BALLOTS, BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS THAT YOU HAVE RECEIVED FOR MORE DETAILED INFORMATION REGARDING THE VOTING REQUIREMENTS, RULES AND PROCEDURES APPLICABLE TO VOTING YOUR CLAIM.

To be counted as votes to accept or reject the Plan, all Ballots, pre-validated Beneficial Holder Ballots and Master Ballots, as applicable, (all of which will clearly indicate the appropriate return address) must be properly executed, completed, dated and delivered by using the return envelope provided by (a) first class mail, (b) overnight courier or (c) personal delivery, so that they are actually received on or before the Voting Deadline by the Voting and Claims Agent at the following address:

Chaparral Balloting Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, California 90245

If you have any questions on the procedures for voting

on the Plan, please call the Voting and Claims Agent at:

(888) 830-4659

***BENEFICIAL HOLDERS OF CLASS 5 PREPETITION NOTES CLAIMS MUST EXECUTE, COMPLETE AND RETURN THEIR BENEFICIAL HOLDER BALLOTS IN ACCORDANCE WITH THE RULES FOR VOTING THEIR CLASS 5 PREPETITION NOTES CLAIMS SET FORTH IN THIS SECTION AND SECTION I.E.4 BELOW.***

4.	Voting Procedures

Prior to the Solicitation Mailing Date, the Voting and Claims Agent will determine the identity of those Registered Record Owners and Intermediary Record Owners (collectively, “Record Owners”) holding Prepetition Notes on behalf of Beneficial Holders as of the Securities Voting Record Date and will distribute an appropriate number of Solicitation Packages to such Record Owners to allow them to forward one to each applicable Beneficial Holder. Intermediary Record Holders will distribute Solicitation Packages to the respective Beneficial Holders within five (5) business days of receiving Solicitation Packages.

Record Owners who elect to pre-validate Beneficial Holder Ballots must deliver Solicitation Packages, including pre-validated Beneficial Holder Ballots, to Beneficial Holders along with a pre-addressed return envelope addressed to the Voting and Claims Agent. Bene ficial Holders who receive pre-validated Beneficial Holder Ballots must complete, date, execute and deliver such Beneficial Holder Ballots directly to the Voting and Claims Agent so they are actually received on or before the Voting Deadline.

Record Owners who do not elect to pre-validate Beneficial Holder Ballots must deliver to the Beneficial Holders the Solicitation Packages, including Beneficial Holder Ballots and pre-addressed return envelopes addressed to the Record Owners. Upon the return of completed Beneficial Holder Ballots, such Record Owners will summarize and compile the votes cast and/or other relevant information onto the Master Ballots and date and return the Master Ballot(s) so that they are actually received on or before the Voting Deadline by the Voting and Claims Agent.

5.	Tabulation of Votes

THE FOLLOWING IS IMPORTANT INFORMATION REGARDING VOTING THAT SHOULD BE READ CAREFULLY BY ALL HOLDERS OF CLAIMS IN THE VOTING CLASSES.

•	FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT, PRE-VALIDATED BENEFICIAL HOLDER BALLOT OR MASTER BALLOT, AS APPLICABLE, MUST BE PROPERLY EXECUTED, COMPLETED, DATED AND DELIVERED SUCH THAT IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE BY THE VOTING AND CLAIMS AGENT.

•	A HOLDER OF A CLAIM MAY CAST ONLY ONE VOTE PER EACH CLAIM SO HELD. BY SIGNING AND RETURNING A BALLOT, BENEFICIAL HOLDER BALLOT OR MASTER BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS, BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS WITH RESPECT TO SUCH CLAIM HAS BEEN CAST OR, IF ANY OTHER BALLOT, BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLAIM, SUCH EARLIER BALLOT, BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS ARE THEREBY SUPERSEDED AND REVOKED.[15]

•	ANY BALLOT, BENEFICIAL HOLDER BALLOT OR MASTER BALLOT THAT IS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED TOWARD CONFIRMATION OF THE PLAN UNLESS THE DEBTORS HAVE GRANTED AN EXTENSION OF THE VOTING DEADLINE IN WRITING WITH RESPECT TO SUCH BALLOT, BENEFICIAL HOLDER BALLOT OR MASTER BALLOT.

•	ADDITIONALLY, THE FOLLOWING BALLOTS, BENEFICIAL HOLDER BALLOTS AND MASTER BALLOTS WILL NOT BE COUNTED:

•	any Ballot, Beneficial Holder Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim;

•	any Ballot, Beneficial Holder Ballot or Master Ballot cast by or on behalf of an entity that does not hold a Claim in one of the Voting Classes;

•	any Ballot, Beneficial Holder Ballot or Master Ballot cast for a Claim listed in the Schedules as contingent, unliquidated or disputed for which the applicable bar date has passed and no proof of claim was timely filed;

•	any Ballot, Beneficial Holder Ballot or Master Ballot that (a) is properly completed, executed and timely filed, but does not indicate an acceptance or rejection of the Plan, or (b) indicates both an acceptance and rejection of the Plan, or (c) partially accepts and partially rejects the Plan;

•	any Ballot, Beneficial Holder Ballot or Master Ballot cast for a Claim that is subject to an objection pending as of the Voting Record Date (except as otherwise provided in the Disclosure Statement Order);

•	any Ballot, Beneficial Holder Ballot or Master Ballot sent to the Debtors, the Debtors’ agents/representatives (other than the Voting and Claims Agent), any indenture trustee or the Debtors’ financial or legal advisors;

•	any Ballot, Beneficial Holder Ballot or Master Ballot transmitted by facsimile, telecopy or electronic mail;

•	any unsigned Ballot, Beneficial Holder Ballot or Master Ballot; or

•	any Ballot, Beneficial Holder Ballot or Master Ballot not cast in accordance with the procedures approved in the Disclosure Statement Order.

[15]	If a Beneficial Holder submits more than one Beneficial Holder Ballot to its Intermediary Record Owner, (i) the latest dated Beneficial Holder Ballot received before the submission deadline imposed by the Intermediary Record Owner will be deemed to supersede any prior Beneficial Holder Ballots submitted by the Beneficial Holder; and (ii) the Intermediary Record Owner will complete the Master Ballot accordingly.

F.	CONFIRMATION OF THE PLAN

1.	The Confirmation Hearing

The Confirmation Hearing will commence at [    ] [    ].m. prevailing Eastern Time on [            ], 2017 before the Honorable Laurie Selber Silverstein, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom 2, Wilmington, Delaware 19801-3024. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

2.	The Deadline for Objecting to Confirmation of the Plan

The Confirmation Objection Deadline is 4:00 p.m. prevailing Eastern Time on [            ], 2017. Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name and address of the objecting party and the amount and nature of the Claim or Equity Interest of such Entity; (iv) state with particularity the legal and factual bases and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the parties set forth below (the “Notice Parties”).

(a) Counsel to the Debtors, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834 (Attn: Keith Simon, Esq.) and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801 (Attn: Joseph Barsalona, Esq.);

(b) Counsel to the Prepetition Credit Agreement Agent, Vinson & Elkins LLP, 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201-2975 (Attn: Bill Wallander, Esq.);

(c) Counsel to the Ad Hoc Noteholders Committee, Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York, 10005 (Attn: Evan Fleck, Esq.); and

(d) The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware 19801 (Attn: David Buchbinder, Esq.).

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

3.	Effect of Confirmation of the Plan

Article X of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims, (b) the release of the Released Parties by the Debtors and certain Holders of Claims, and each of their respective Related Persons, and (c) exculpation of certain parties. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

G.	CONSUMMATION OF THE PLAN

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article IX of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

H.	RISK FACTORS

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN SECTION VI HEREIN TITLED, “PLAN-RELATED RISK FACTORS.”

II.

BACKGROUND TO THE CHAPTER 11 CASE

A.	THE DEBTORS’ CORPORATE HISTORY AND STRUCTURE

Chaparral Energy, L.L.C., a wholly-owned direct subsidiary of Parent, was founded in 1988 and is headquartered in Oklahoma City. That year, Chairman and Chief Executive Officer Mark A. Fischer and Kitscotty Oil Company began acquiring producing oil and gas properties. Through the early 1990s, the Company grew its property base through acquisitions and began to capture additional profits through its own oil and gas operations. The Company’s expansion was made possible due to its ability to identify, acquire and unlock the value of plays that other companies have written off as having “no remaining potential.” Because of these talents, the Company continued to expand through the 1990s by acquiring wells thought to be depleted with the goal of revitalizing production at such wells by focusing on secondary (water-flooding) and tertiary (carbon dioxide enhanced oil recovery (“EOR”)) oil and gas recovery.

In 1999, the Company began to actively build its EOR operations by seeking new opportunities to capitalize on undervalued oilfields and by acquiring an existing EOR project from Henry Petroleum in southern Oklahoma. In 2000, the Company expanded its operations outside of Oklahoma by acquiring Bristol Resources Corporation. The Company continued to expand its EOR operations throughout the 2000s by entering into the CO2 transportation business and acquiring pipelines to facilitate its EOR operations.

In the late 2000s, the Company continued to grow and prosper through strategic acquisitions. In 2006, the Company acquired Calumet Oil Company, which nearly doubled the Company’s employee base and created a vast array of new exploration and production and EOR opportunities. Despite a precipitous drop in oil prices in 2009, the Company’s strong hedging program allowed it to continue to thrive even as the economy declined.

In 2010, the Company shifted the focus of its strategy from acquisition to drilling. To facilitate this shift, the Company sold a 36% equity stake to a private equity firm, CCMP Capital Advisors, LLC. While the Company continued to acquire leases that offered significant upside potential, in 2011, it also began exploring its first unconventional reservoirs using horizontal drilling and modern hydraulic fracturing technology. This technology allowed the Company to access oil trapped in low-permeability rock formations to produce significant returns from plays that had been written off by competitors as non-viable.

In 2014, the Company transitioned to a pure mid-continent producer by selling its properties in Arkansas and Louisiana and certain of its properties in Texas. Today, the Company operates a diversified oil and gas enterprise, deriving its revenue directly or indirectly through sales of crude oil and natural gas through its primary, secondary, and tertiary recovery operations.

The Debtors have consistently implemented various strategies to respond to fluctuations in commodity prices. For example, the Debtors have maintained a hedging program, continued to seek out ways to increase operational efficiency, including through employing advanced technologies and reducing operational costs, as well as focusing on their core competencies. While these actions have allowed the Debtors to weather many industry cycles, the historic and continuing steep decline in crude oil and natural gas prices that began in 2014 has adversely affected the Debtors’ liquidity and balance sheet such that a restructuring has become necessary.

Parent is a holding company with no operations and directly or indirectly owns all of the Debtors in the Chapter 11 Cases. The Company is privately held and, therefore, none of the Debtors are listed on any public exchange.

B.	OVERVIEW OF THE DEBTORS’ BUSINESSES

The Debtors are involved in the acquisition, exploration, development, production and operation of oil and natural gas properties primarily in Oklahoma and Texas. The Company has become a leading player in the liquids-

rich Mississippi Lime and Sooner, Trend, Anadarko, Basin, Canadian and Kingfisher Counties16 formations, which are home to multiple oil-rich reservoirs. The Company is also the nation’s third-largest carbon dioxide EOR producer based on number of active projects. This position is underscored by the Company’s activity in its North Burbank Unit in Osage County, Oklahoma, which is the largest oil recovery unit in the state.

The Debtors typically serve as the operator of wells in which they have a significant economic interest. An “operator” is the party that is engaged in the severance of oil or gas for a certain geographic unit, often established pursuant to state law, for the benefit of itself and other parties with mineral interests or leasehold interests in the same unit. As an operator, the Debtors conduct the day-to-day business of producing oil and gas at the site and initially cover the expenses incurred on behalf of the Debtors and the owners of working interests in a designated unit covered by a joint operating agreement, pooling order, or similar agreement. The Debtors most significant operations are in their North Burbank Unit in Osage County, Oklahoma, which is the single largest oil recovery unit in the state and for which the Debtors serve as operator. The Debtors additionally capture, compress and transport CO2 from four separate CO2 sources to their active EOR projects from pipelines and facilities owned and operated by the Debtors. The Debtors own a significant portion of the oil field services equipment used for operating or maintaining wells on properties they operate. In areas where the Debtors have oil and gas leases, but do not have the largest leasehold interest in the unit, another entity will typically operate the wells relating to the Debtors’ oil and gas leases and distribute a portion of any sale proceeds to the Debtors.

In 2015, the Debtors’ average net daily production was 27,900 barrels of oil equivalents (MBoe) and the Debtors oil and natural gas revenues were $324,300,000, of which $255,400,000 was attributable to oil sales, $45,600,000 was attributable to natural gas sales, and $23,300,000 was attributable to natural gas liquids sales.

As of the Petition Date, the Debtors employed approximately 354 employees, consisting of approximately 173 located at their corporate headquarters in Oklahoma City, Oklahoma and 181 located in the field, who operate and maintain wells in which the Debtors serve as an operator. None of the employees are party to any collective bargaining agreements.

C.	PREPETITION INDEBTEDNESS

Prepetition Credit Agreement. Parent, the Parent Subsidiaries party thereto, the Prepetition Credit Agreement Agent, and the Prepetition Credit Agreement Lenders are parties to the Prepetition Credit Agreement. The Prepetition Credit Agreement provides for a revolving credit facility (the “Prepetition Credit Facility”) guaranteed by Parent. Availability of funds under the Prepetition Credit Facility is subject to a borrowing base, which is set by the banks semi-annually on May 1 and November 1 of each year. The obligations arising under the Prepetition Credit Agreement are secured by senior, first priority security interests in, and liens upon, a substantial portion of the Debtors’ oil and natural gas properties. As of the Petition Date, there was approximately $550,000,000 outstanding under the Prepetition Credit Facility. Pursuant to that certain Order Approving Joint Motion of Debtors and Swap Moving Parties Regarding Stipulation to Offset under Bankruptcy Code §§ 105(a), 362(b)(17) and (b)(27), 560, and 561 and Granting Related Relief [Docket No. 219] (as amended by the Notice of Adjustment of Swap Termination Amount for Royal Bank of Canada [Docket No. 334], the “Hedge Offset Order”), the Prepetition Lenders who were also parties to swaps, hedging agreements or similar agreements with the Debtors (such Prepetition Lenders, the “Prepetition Swap Parties” and such agreements, the “Prepetition Hedging Agreements”), agreed to terminate the Debtors’ outstanding Prepetition Hedging Agreements, which resulted in a reduction of the amount outstanding under the Prepetition Credit Facility by approximately $104,200,000. Accordingly, the current amount of principal outstanding under the Prepetition Credit Facility is $444,439,907.

Unsecured Notes. Prior to the Petition Date, Parent issued approximately $1,200,000,000 in unsecured notes pursuant to three indentures. The Prepetition Notes have different interest rates and maturities, but rank equally in right of payment. The Unsecured Notes are guaranteed by each of the other Debtors (other than Chaparral Biofuels, L.L.C.). Interest on the Unsecured Notes is payable semi-annually, and the principal is due upon maturity. Wilmington Savings Fund Society, FSB serves as indenture trustee for each of the Unsecured Notes.

[16]	Colloquially referred to as the “STACK”.

2020 Notes. On September 16, 2010, Parent issued those certain 9.875% unsecured notes (the “2020 Notes” and the holders thereof, the “2020 Noteholders”) due in 2020 in an aggregate principal amount of $300,000,000 pursuant to an Indenture (as amended, the “2020 Indenture”). Interest on the 2020 Notes is paid semi-annually on April 1 and October 1. The Debtors did not make the scheduled interest payment of approximately $14,800,000 on April 1, 2016. As of the Petition Date, there was approximately $298,000,000 in principal and $17,981,122.11 in interest outstanding under the 2020 Notes.

2021 Notes. On February 22, 2011, Parent issued those certain 8.250% unsecured notes (the “2021 Notes” and the holders thereof, the “2021 Noteholders”) due in 2021 in an aggregate principal amount of $400,000,000 pursuant to an Indenture (as amended, the “2021 Indenture”). Interest on the 2021 Notes is paid semi-annually on March 1 and September 1. The Debtors did not make the scheduled interest payment of approximately $16,500,000 on March 1, 2016. As of the Petition Date, there was approximately $384,000,000 in principal and $22,092,238.63 in interest outstanding under the 2020 Notes.

2022 Notes. On May 2, 2012, Chaparral issued those certain 7.625% unsecured notes (the “Initial 2022 Notes” and the holders thereof, the “Initial 2022 Noteholders”) due in 2022 in an aggregate principal amount of $400,000,000 pursuant to an Indenture (as amended, the “Initial 2022 Indenture”) and on November 15, 2012, Parent issued additional 7.625% unsecured notes due 2022 (the “Additional 2022 Notes” and, together with the 2020 Notes, the 2021 Notes, and the Initial 2022 Notes, the “Prepetition Notes” and the holders thereof, the “Additional 2022 Noteholders” and, together with the 2020 Noteholders, the 2021 Noteholders, and the Initial 2022 Noteholders, the “Prepetition Noteholders”) in an aggregate principal amount of $150,000,000 pursuant to a supplemental Indenture (as amended, the “Additional 2022 Indenture” and, together with the 2020 Indenture, the 2021 Indenture, and the Initial 2022 Indenture, the “Prepetition Notes Indenture”). Interest on the 2022 Notes is paid semi-annually on May 15 and November 15. As of the Petition Date, there was approximately $525,900,000 in principal and $19,381,974.79 in interest outstanding under the 2022 Notes.

Other Debt. Chaparral Real Estate, L.L.C. is party to a mortgage agreement with Arvest Bank pursuant to which Chaparral Real Estate, L.L.C. issued a promissory note (the “Mortgage Note”), which is secured by substantially all of the real property owned by Chaparral Real Estate, L.L.C., to Arvest Bank in the principal amount of $13,200,000 at a 5.5% interest rate and maturing on December 31, 2028. Interest on the Mortgage Note is payable monthly, and the principal is due upon maturity. As of the Petition Date, there was approximately $10,000,000 outstanding under the Mortgage Note.

The Debtors entered into lease financing agreements with U.S. Bank National Association for $24,500,000 through the sale and leaseback of compressors owned by the Debtors. The Debtors are required to make lease payments monthly at varying rates described in the lease financing agreements such that the Debtors pay a minimum of $3,200,000 to U.S. Bank National Association annually. The lease financing obligations are for 84-month terms and include the option to purchase the equipment for a specified price at 72 months as well as an option to purchase the equipment at the end of the lease term for its then-current fair market value. As of the Petition Date, there was approximately $18,400,000 outstanding under the lease financing agreements.

The Debtors also have obligations under a variety of installment notes secured by the Debtors’ automobiles, machinery, and equipment. Such obligations are payable at interest rates between 2.85% and 5.50%, and have maturity dates from January 2017 to February 2018. As of the Petition Date, there was approximately $1,100,000 outstanding under the installment notes.

Trade Debt. In the ordinary course of their businesses, the Debtors incur trade debt with numerous vendors in connection with their oil and gas production. The Debtors believe that, as of the Petition Date, their unsecured trade debt was no more than $4,200,000 in the aggregate on account of prepetition goods and services provided to the Debtors.

D.	EVENTS LEADING TO THE CHAPTER 11 FILING

Notwithstanding their positive market and competitive positions, beginning in 2014, the Debtors began to experience significant revenue, cash flow, and liquidity challenges, due in large part to the recent collapse in the market price for crude oil and natural gas. Crude oil prices decreased significantly in the latter part of 2014 and have remained low in 2016, dropping below $30 per barrel on numerous occasions and reaching their lowest levels since 2003. Declining revenues have made it increasingly difficult for the Debtors to continue to service their debts.

1.	Current State of the Oil & Gas Industry and Impact on Debtors.

The upstream oil and gas business is cyclical and commodity prices have remained low for an extended period. The commodity price decline that began in mid-2014 has continued its declining trajectory into 2016, with the price per barrel of West Texas Intermediate (“WTI”) oil falling below $30 on several occasions. The depressed pricing environment has continued for longer than expected and has affected the Debtors just as it has affected the industry as a whole. The Debtors’ average realized prices for 2015 decreased 49% for crude oil, 42% for natural gas and 57% for natural gas liquids as compared with 2014. These low prices resulted in a reduction in the Debtors’ capital spending program, had significant negative impacts on revenues, profitability, cash flows and proved reserves, resulted in asset impairments and caused the Debtors to reduce their workforce.

These challenges, among others, have caused a significant decline in the Debtors’ financial health. To illustrate, the Debtors’ consolidated adjusted EBITDA decreased from approximately $455,200,000 in calendar year 2014 to approximately $388,700,000 in calendar year 2015. In the same period, their revenue declined from approximately $681,600,000 to approximately $324,300,000, while net income declined from approximately $209,300,000 in 2014 to become a net loss of $1,333,800,000 in 2015, primarily due to impairments to the value of the Debtors’ oil and gas properties during 2015 as a result of depressed commodity prices.

2.	The Debtors’ Cost-Reduction Initiatives.

The Debtors have taken a number of actions to reduce costs in 2015 and 2016 in response to declines in the industry. For example, in November 2014, the Company began implementing a Company-wide effort to decrease its capital, operating and administrative costs. The Company’s cost reduction initiatives included a reduction in its workforce in 2015 by 213 employees, of which 131 were located in the Oklahoma City headquarters office and 82 were located at various field offices. The Debtors reduced their workforce by 61 employees in 2016.

The Debtors have also aggressively pursued price concessions from third-party service vendors. The Debtors have achieved a target of $2,500,000 to $3,000,000 in drilling and completion costs per well as a result of cost reductions from service providers and improved operational efficiencies. In a further effort to fully capture gains associated with improved vendor price concessions, the Debtors delayed completion operations on many of their newly drilled wells into the second half of the year. The Debtors have also significantly reduced their 2015 capital expenditures budget compared to the amount spent in 2014 and reduced their operated rig count from ten operated rigs as of December 2014 to one rig as of March 2016.

Despite these cost-reduction initiatives, the Debtors still had a number of obligations that would have drastically reduced the Debtors’ liquidity absent filing these Chapter 11 Cases. As of the Petition Date, the Debtors owed semi-annual interest payments to the 2021 Noteholders and the 2020 Noteholders in the amounts of $16,500,000 and $14,800,000, respectively, on account of interest payments that were not made on March 1, 2016 and April 1, 2016, respectively. The Debtors also had a semi-annual interest payment come due to the 2022 Noteholders on May 15, 2016 in the approximate aggregate amount of $21,000,000, which is part of approximately $123,400,000 in additional interest payments that the Debtors would incur on account of obligations under the Prepetition Credit Agreement and the Prepetition Notes over the next twelve months.

3.	The Debtors’ Prepetition Restructuring Efforts.

As a result of the Debtors’ looming liquidity issues, since February 2016, Parent’s board of directors (the “Board”) has actively pursued and examined a number of potential strategic alternatives. As a result, Parent retained Latham & Watkins LLP (“Latham”) on February 1, 2016, as counsel, and Evercore Group L.L.C. (“Evercore”) on February 5, 2016, as financial advisor, to assist in the Debtors’ restructuring efforts.

In early February, the Company, with the assistance of its advisors, initiated a process to evaluate and consider various potential strategic and financial alternatives for the Debtors with a view to maximizing enterprise value, including, among other alternatives, a debt or equity financing, or a recapitalization.

Certain third party financing sources, including select parties involved in the Debtors’ prior financing process, were contacted at the Board’s directive, on a confidential basis, to solicit interest in a potential transaction with the Debtors. The Debtors subsequently entered into confidentiality agreements with seven interested parties and provided such parties with access to a virtual data room and additional information to assist with their due diligence. The proposals received by the Debtors were either not actionable, highly contingent and/or undervalued the Debtors’ assets.

After full consideration of the Debtors’ potential strategic and financial alternatives (with the assistance of their management, Latham, and Evercore), the proposals submitted by potential investors, and follow-up discussions with certain potential investors, it became clear that there were no viable out-of-court restructuring options for the Debtors to pursue.

In the months preceding the commencement of these cases, the Debtors continued to seek refinancing alternatives. However, faced with a lack of viable financing options and the possibility of a borrowing base redetermination that could quickly decimate the Debtors’ liquidity, the Board determined that the chapter 11 filings were necessary to preserve the Debtors’ going concern value.

After extensive discussions with their advisors, the Debtors determined that filing for chapter 11 in the United States was in their best interest and in the best interest of their creditors. Given the lack of alternatives and the fact that the vast majority of claims against the Debtors arise from the Prepetition Credit Facility or the Prepetition Notes, the Debtors focused their restructuring efforts on discussions with the Prepetition Credit Agreement Lenders and Prepetition Noteholders. The Debtors’ main goal in those discussions was to reach an agreement on a restructuring of their balance sheet through a consensual plan of reorganization supported by their Prepetition Credit Agreement Lenders and Prepetition Noteholders.

To reach agreement on a consensual plan of reorganization, beginning in February 2016, the Debtors, with the assistance of their advisors, commenced extensive discussions with the Prepetition Credit Agreement Lenders and the Ad Hoc Noteholders Committee regarding a potential in-court restructuring of the Debtors’ obligations under the Prepetition Credit Facility and the Prepetition Notes. To facilitate the negotiations, the Debtors provided the Prepetition Credit Agreement Lenders’ advisors and the Ad Hoc Noteholders Committee’s advisors access to an online data room, through which they could conduct due diligence on the Debtors. The parties’ good-faith, arm’s-length negotiations centered around a potential restructuring of the Prepetition Credit Facility and the Prepetition Notes that would materially delever the Debtors’ balance sheet and allow the Debtors to retain substantial liquidity to continue to operate their businesses going forward. In the course of these negotiations, the Debtors, the Prepetition Credit Agreement Lenders, and the Ad Hoc Noteholders Committee exchanged and considered, with the assistance of their respective advisors, numerous restructuring proposals.

These negotiations continued even after the Debtors elected not to make an interest payment of $16,500,000 due March 1, 2016, which started the 30-day grace period under the 2021 Indenture. Unfortunately, no deal had been reached at the end of the 30-day grace period. However, due to the progress that the Debtors, the Prepetition Credit Agreement Lenders, and the Ad Hoc Noteholders Committee had made toward a potential restructuring, the Prepetition Credit Agreement Lenders and the Ad Hoc Noteholders Committee reached agreements (as amended, restated, modified, supplemented, or replaced from time to time, the “Forbearance Agreements”) with the Debtors to forbear from exercising remedies on account of the missed interest payments and certain other alleged defaults specified in the Forbearance Agreements. Despite continued negotiations, the Debtors were unable to obtain further forbearances from the Prepetition Lenders and the Ad Hoc Committee and the Forbearance Agreements terminated by their terms on May 2, 2016. Accordingly, as the Debtors were in default under the Credit Agreement and the Indentures, the Debtors commenced these Chapter 11 Cases in order to prevent their creditors from exercising default-related remedies.

III.

EVENTS DURING THE CHAPTER 11 CASE

A.	FIRST DAY MOTIONS AND CERTAIN RELATED RELIEF

Immediately following the Petition Date, the Debtors devoted substantial efforts to stabilizing their operations and preserving and restoring their relationships with, among others, vendors, customers, employees and utility providers that the Debtors believed could be impacted by the commencement of the Chapter 11 Cases. As a result of these initial efforts, the Debtors were able to minimize, as much as practicable, the negative impacts of the commencement of the Chapter 11 Cases.

On May 9, 2016 and May 10, 2016, the Debtors filed a number of motions (collectively referred to herein as “First Day Motions”) with the Bankruptcy Court. At a hearing conducted on May 11, 2016, the Bankruptcy Court entered several orders in connection with the First Day Motions to, among other things: (i) prevent interruptions to the Debtors’ businesses; (ii) ease the strain on the Debtors’ relationships with certain essential constituents, including employees, vendors, customers and utility providers; (iii) provide access to critical financing and capital; and (iv) allow the Debtors to retain certain advisors to assist with the administration of the Chapter 11 Cases (each, a “First Day Order”).

1.	Procedural Motions

To facilitate a smooth and efficient administration of the Chapter 11 Cases, the Bankruptcy Court entered certain “procedural” First Day Orders, by which the Bankruptcy Court (a) approved an extension of time to file the Debtors’ Schedules (which were initially filed on June 29, 2016), (b) established notice and hearing procedures with respect to trading in equity securities of the Debtors and (c) established procedures with respect to interim compensation of the Debtors’ bankruptcy-related advisors.

2.	Employment of Advisors

To assist the Debtors in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases, the Bankruptcy Court entered First Day Orders authorizing the Debtors to retain and employ the following advisors: (a) Latham & Watkins LLP and Richards, Layton & Finger, P.A., as restructuring counsel; (b) Evercore Group L.L.C., as financial advisor; (c) Opportune LLP, as restructuring advisor, (d) Grant Thornton LLP, as independent auditor, (e) Ernst & Young LLP, as tax and valuation services provider, and (f) Kurtzman Carson Consultants LLC, as the Voting and Claims Agent in the Chapter 11 Cases. The Debtors also sought and obtained orders approving and establishing procedures for the retention of professionals utilized in the ordinary course of the Debtors’ businesses.

3.	Stabilizing Operations

Recognizing that any interruption of the Debtors’ businesses, even for a brief period of time, would negatively impact their operations, relationships with the vendors, revenue and profits, the Debtors filed a number of First Day Motions to help facilitate the stabilization of its operations and effectuate, as much as possible, a smooth transition into operations as debtors in possession. Specifically, in addition to certain orders discussed in greater detail below, the Debtors sought and obtained First Day Orders authorizing the Debtors to:

•	pay prepetition wages, salaries and other compensation, reimbursable employee expenses and employee medical and similar benefits;

•	pay prepetition obligations on account of Operating Expenditures, Joint Interest Billings, and amounts owing to Shippers, Warehousemen and Mechanics;

•	pay prepetition obligations on account of Royalty Interests, Working Interest Disbursements, and Lease Obligations;

•	determine adequate assurance for future utility service and establish procedures for utility providers to object to such assurance;

•	continue insurance coverage and a bonding program, and enter into new insurance policies and purchase new surety bonds, if necessary;

•	maintain the existing cash management system;

•	remit and pay certain taxes and fees; and

•	establish certain notice and hearing procedures for the transfer of, or worthlessness deductions with respect to, certain equity interests.

In addition to the foregoing relief, to prevent the imposition of the automatic stay from disrupting their businesses and to ensure continued deliveries and services on favorable credit terms, the Debtors sought and obtained Bankruptcy Court approval to pay the prepetition claims of certain vendors and third-party service providers who the Debtors believe are essential to the ongoing operation of their businesses. The Debtors’ ability to pay the claims of these vendors and service providers was and remains critical to maintaining ongoing business operations due to the Debtors’ inability to acquire essential replacement goods and services of the same quality, reliability, cost or availability from other sources. The Debtors’ ability to pay the claims of these vendors and service providers, ultimately, was and remains critical to the success of the Debtors’ Chapter 11 Cases.

4.	Use of Cash Collateral

On May 10, 2016, the Debtors filed their Motion for Entry of Orders (A) Authorizing the Use of Cash Collateral, (B) Granting Adequate Protection to Prepetition Secured Parties; (C) Scheduling a Final Hearing, and (D) Granting Related Relief [Docket No. 18] (the “Cash Collateral Motion”). Through the Cash Collateral Motion, the Debtors sought permission from the Bankruptcy Court to (i) utilize the cash collateral of the Prepetition Credit Agreement Agent and the other Prepetition Secured Parties (as defined in the Cash Collateral Motion) (ii) grant adequate protection to the Prepetition Agent and the other Prepetition Secured Parties for any aggregate diminution in value of their respective interests in the cash collateral, and (iii) modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary.

Following the hearing held on May 11, 2016, the Bankruptcy Court entered an order on May 13, 2016, approving the Debtors’ Cash Collateral Motion on an interim basis [Docket No. 85]. The Bankruptcy Court granted additional interim cash collateral orders on the following dates: June 9, 2016 [Docket No. 191]; June 21, 2016 [Docket No. 225]; July 12, 2016 [Docket No. 300]; August 29, 2016 [Docket No. 446]; September 28, 2016 [Docket No. 499]; October 13, 2016 [Docket No. 527], November 21, 2016 [Docket No. 573]; and December 14, 2016 [Docket No. 653].

The use of cash collateral has allowed the Debtors to, among other things: (a) continue their businesses in an orderly manner; (b) maintain their valuable relationships with vendors, suppliers, customers and employees; and (c) support their working capital, general corporate and overall operational needs.

5.	Hedge Offset Order

Upon the commencement of these Chapter 11 Cases, the Prepetition Swap Parties had the right under the Prepetition Swap Agreements to terminate such agreements and offset any losses against their Claims against the Debtors under the Prepetition Credit Agreement. After good faith negotiations, the Debtors and the Prepetition Swap Parties jointly filed that certain Joint Motion of Debtors and Swap Moving Parties Regarding Stipulation to Offset under Bankruptcy Code §§ 105(a), 362(b)(17) and (b)(27), 560, and 561 and Granting Related Relief [Docket No. 146] (the “Hedge Offset Motion”) seeking approval of the Hedge Offset Order, which was entered on June 20, 2016 and allowed the Prepetition Swap Parties to (i) reduce the amount outstanding under the Prepetition Credit Facility by $104,173,370.40 and (ii) provide a payment of $15,141,878.68 to the Debtors.

B.	REORGANIZATION STRATEGY

1.	Negotiations with Creditors.

With the assistance of their legal and financial advisors, and in consultation with the Prepetition Credit Agreement Agent and the Ad Hoc Noteholders Committee and their respective advisors, the Debtors have continued their prepetition efforts to develop a reorganization strategy to (a) maximize the value of their Estates, (b) address the factors that led to the bankruptcy filing, and (c) enable the Debtors to emerge from chapter 11 as stronger, more viable companies. At the business level, this reorganization strategy has primarily, though not exclusively, focused on:

•	restructuring the Debtors’ balance sheet and emerging from chapter 11 with a long-term capital structure conducive to future profitability;

•	managing the Debtors’ businesses to enhance their financial and operating performance, including utilizing the unique competitive advantage and opportunities afforded to chapter 11 debtors in possession and entering into new Postpetition Hedge Agreements; and

•	reviewing the Debtors’ Executory Contracts and Unexpired Leases to determine whether there are benefits to the Debtors in assuming or rejecting any Executory Contracts or Unexpired Leases.

The Debtors have also engaged in good faith negotiations with the Holders of Royalty Payment Litigation Claims to settle their Claims. To that end, the Debtors and the Holders of Royalty Payment Litigation Claims jointly agreed to lift the automatic stay in the asserted civil class action lawsuit pending before the United States District Court for the Western District of Oklahoma (the “Oklahoma Court”), captioned Naylor Farms, Inc. & Harrel’s LLC, v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE (the “Royalties Class Action Lawsuit”) solely to permit the Oklahoma Court to rule on the issue of whether the class should be certified (the “Class Certification Issue”). This agreement to partially lift the automatic stay was approved by the Bankruptcy Court on August 16, 2016 pursuant to that certain Order Partially Granting Motion of Putative Class Plaintiffs Naylor Farms, Inc. and Harrel’s LLC, for Limited Relief from the Automatic Stay Pursuant to 11 U.S.C. § 362(d) Authorizing the District Court for the Western District of Oklahoma to Adjudicate the Motions for Class Certification and Partial Summary Judgment Filed by the Putative Class Plaintiffs [Docket No. 412] (the “Lift-Stay Order”). As of the date hereof, the Oklahoma Court has yet to rule on the Class Certification Issue.

In an effort to resolve the Royalties Class Action Lawsuit, the Debtors have proposed the settlement reflected in the proposed treatment of the Royalty Payment Litigation Claims under the Plan. The class plaintiffs in the Royalties Class Action Lawsuit have reserved any and all rights with respect to the Plan Support Agreement, the Plan Term Sheet, the Proposed Litigation Settlement, and any other agreements, term sheets and/or documents related to the foregoing, as well as the Class Action, the Class Claims, and any chapter 11 plan proposed by the Debtors or any other parties in interest.

2.	The Debtors’ Entry into the Plan Support Agreement.

As a result of these efforts, the Debtors successfully negotiated the Plan Support Agreement, which provides an agreed-upon framework that forms the cornerstones of a chapter 11 plan of reorganization with the holders of 100% of the Prepetition Credit Agreement Claims under the Prepetition Credit Agreement and approximately 54% of the Prepetition Notes Claims under the Prepetition Notes Indentures.

On November 23, 2016, the Debtors filed a motion seeking approval of the Plan Support Agreement Order, which the Bankruptcy Court entered on December 14, 2016. After the Plan Support Agreement Order was entered, the Debtors and the Consenting Creditors entered into the Plan Support Agreement. The Plan Support Agreement establishes certain obligations of both the Debtors and the Consenting Creditors, including, without limitation, to prosecute and support the Plan on terms consistent with the Plan Term Sheet, the timetable for these Chapter 11 Cases, and conditions to the Effective Date of the Plan.

The Plan Support Agreement and the Plan Term Sheet provide, among other things, for:17

•	The treatment of the Claims of the Classes of Holders of Claims and Equity Interests, including:

•	The reduction of Prepetition Credit Agreement Claims by a certain Cash payment, with the remaining amounts outstanding to be restructured into a four-year credit facility, consisting of (i) a $225 million first-out revolving loan and (ii) a $150 million second-out term loan, all as described in more detail in the Plan Term Sheet;

•	(i) The issuance of 100% of the New Equity Interests, subject to dilution as set forth in the Plan Term Sheet, to the Holders of Prepetition Note Claims and Allowed General Unsecured Claims and (ii) the right to participate in a Rights Offering; and

•	A proposed settlement of Royalty Payment Litigation Claims with the Holders thereof;

•	A $50 million Noteholders Rights Offering to be offered to the Prepetition Noteholders to be backstopped by the Backstop Parties pursuant to the Rights Offering Procedures Order and a $[ ] GUC Rights Offering to be offered to the Holders of Allowed General Unsecured Claims;

•	The issuance of New Equity Interests of Reorganized Parent in the form of New Class A Shares and New Class B Shares, which New Class B Shares are subject to certain redemption provisions set forth in the Plan Term Sheet;

•	Terms and conditions of new corporate governance documents, including a new stockholders agreement;

•	The composition of the new board of directors of the Reorganized Parent, which shall include (a) the chief executive officer of Parent and (b) six other directors (including the Chairman of the New Board) selected by the Required Consenting Noteholders;

•	An incentive plan for the benefit of the new management of the reorganized company (for up to 7% of such ownership interests, as determined by the board of directors of the reorganized company);

•	Various releases, exculpations, and injunctions among the parties to the Plan Support Agreement;

•	The entry of the Debtors and Mark Fischer into that certain Retirement Agreement and General Release pursuant to the Retirement Agreement and General Release Order;

•	The continuance of certain Debtors’ employee compensation and benefit programs set forth in Schedule A to the Plan Term Sheet;

•	The entry into consulting agreements with the following shareholders of the Parent: (i) CCMP Capital Investors (Cayman) II, L.P., CCMP Capital Investors II (AV-1), L.P., CCMP Capital Investors II (AV-2), L.P., (ii) Healthcare of Ontario Pension Plan Trust Fund, and (iii) Altoma Energy G.P (collectively, the “Consultants”);[18] and

•	The entry into a registration rights agreement with respect to the New Equity Interests on terms set forth in the registration rights agreement term sheet attached as Exhibit E to the Plan.

[17]	The bullets below are solely intended to be a summary of certain material terms and conditions of the Plan Support Agreement and the Plan Term Sheet and are qualified by reference to the entire Plan Support Agreement and Plan Term Sheet. This summary should not be relied upon for a comprehensive discussion of the Plan Support Agreement and the Plan Term Sheet or in lieu of reviewing the Plan Support Agreement and the Plan Term Sheet in their entirety. To the extent of any conflict between the terms of this summary and the Plan Support Agreement or the Plan Term Sheet, the terms of the Plan Support Agreement or the Plan Term Sheet, as applicable shall control. Capitalized terms used, but not otherwise defined herein or in the Plan shall have the respective meanings ascribed to such terms in the Plan Support Agreement and the Plan Term Sheet.
[18]	Copies of the form Consulting Agreements were filed on November 28, 2016 [Docket No. 591]. As set forth in further detail in the Consulting Agreements, each of the Consultants has material historical knowledge of the Debtors’ business, practices, and policies, and the retention of the Consultants is necessary to preserve such institutional knowledge and maintain the stability and continuity of the Debtors’ operations during their transition from debtors-in-possession in the Chapter 11 Cases to the Reorganized Debtors. The Reorganized Parent will enter into and consummate the transactions contemplated by the Consulting Agreements on and subject to the occurrence of the Effective Date of the Plan.

C.	FILING OF THE SCHEDULES AND ESTABLISHMENT OF THE CLAIMS BAR DATE

1.	Filing of the Schedules

The Debtors filed their schedules of assets and liabilities, schedules of executory contracts, and statements of financial affairs (collectively, the “Schedules”) with the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code on June 29, 2016 [Docket Nos. 246 – 267]. On August 9, 2016, each of the Debtors filed amended Schedules [Docket Nos. 355-376]. On August 18, 2016, Chaparral Energy, L.L.C. filed the second amendment to its Schedules [Docket No. 423].

2.	Establishment of the Claims Bar Date

On June 13, 2016, the Debtors filed the Motion of Debtors for Entry of an Order Pursuant to Bankruptcy Rule 3003(c)(3) and Local Rule 2002-1(e) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim (Including for Administrative Expense Claims Arising under Section 503(b)(9) of the Bankruptcy Code) and Approving the Form and Manner of Notice Thereof [Docket No. 207] (the “Bar Date Motion”). On July 1, 2016, the Bankruptcy Court entered an order granting the Bar Date Motion and establishing August 19, 2016 at 5:00 p.m. (Pacific Time) as the General Bar Date (as defined under the Bar Date Motion) and establishing November 7, 2016 at 5 p.m. (Pacific Time) as the Governmental Bar Date (as defined under the Bar Date Motion).

D.	EXCLUSIVE PERIOD FOR FILING A PLAN AND SOLICITING VOTES

Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the petition date to solicit acceptances to the plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization; however, a court may extend these periods upon request of a party in interest and “for cause.”

The Debtors’ initial exclusive periods to file a plan and solicit acceptances of a plan were set to expire on September 6, 2016 and November 5, 2016, respectively. On September 1, 2016, the Debtors filed the Debtors’ Motion for an Order Pursuant to Section 1121(d) of the Bankruptcy Code Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 464], seeking extensions of the deadlines to file a plan and solicit acceptances of a plan. On October 13, 2016, the Court entered the Order Pursuant to Section 1121(d) of the Bankruptcy Code Extending Debtors’ Exclusive Periods Within Which to File a Chapter 11 Plan and to Solicit Acceptances Thereto [Docket No. 525] (the “First Exclusivity Extension Order”) extending the exclusive periods to file a plan and solicit acceptances of a plan through and including November 9, 2016 and January 9, 2017, respectively. On November 7, 2016, the Debtors filed the Debtors’ Motion for an Order Pursuant to Section 1121(d) of the Bankruptcy Code Further Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof [Docket No. 557], seeking further extensions of the deadlines to file a plan and solicit acceptances of a plan. On December 12, 2016, the Court entered the Order Pursuant to Section 1121(d) of the Bankruptcy Code Further Extending Debtors’ Exclusive Periods Within Which to File a Chapter 11 Plan and to Solicit Acceptances Thereto [Docket No. 607] (the “Second Exclusivity Extension Order”) extending the exclusive periods to file a plan and solicit acceptances of a plan through and including January 11, 2017 and March 13, 2017, respectively. The Debtors intend to seek additional extensions of the exclusive periods to file a plan and solicit acceptances of a plan as necessary.

E.	DEADLINE TO ASSUME OR REJECT LEASES OF NONRESIDENTIAL REAL PROPERTY

Pursuant to section 365(d)(4) of the Bankruptcy Code, the time within which the Debtors have to assume or reject unexpired leases of non-residential real property was scheduled to expire on September 6, 2016, unless extended by order of the Bankruptcy Court. On August 2, 2016, the Debtors filed the Debtors’ Motion for Order Extending Time to Assume or to Reject Unexpired Leases of Non-Residential Real Property [Docket No. 343]. On August 19, 2016, the Bankruptcy Court granted the motion and entered an order extending the deadline to assume or reject non-residential real property leases through and including December 5, 2016 [Docket No. 427]. On December 5, 2016, the Debtors filed the Debtors’ Motion for Order Authorizing (I) Assumption of Certain Unexpired Leases of Non-Residential Real Property and (II) Extending Time to Assume or Reject Certain Other Unexpired Leases of Non-Residential Real Property [Docket No. 613] (i) seeking to assume all of the Debtors’ unexpired leases of non-residential real property as set forth therein, other than certain intercompany leases to which Debtor Chaparral Real Estate, LLC owns and leases the properties to certain other Debtors and (ii) seeking to extend the deadline to assume or reject the intercompany leases with Chaparral Real Estate, LLC.

IV.

SUMMARY OF THE PLAN

THIS SECTION IV IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE MATERIAL TERMS OF THE PLAN AND IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES OR CONFLICTS BETWEEN THIS SECTION IV AND THE PLAN, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN SHALL CONTROL AND GOVERN.

A.	ADMINISTRATIVE AND PRIORITY TAX CLAIMS

1.	Administrative Claims

Subject to sub-paragraph (a) below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim will have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

(a)	Bar Date for Administrative Claims

Except as otherwise provided in Article II.A of the Plan and section 503(b)(1)(D) of the Bankruptcy Code, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order or the occurrence of the Effective Date (as applicable) no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date will be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims will be deemed discharged as of the Effective Date. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G of the Plan. Nothing in Article II.A of the Plan will limit, alter, or impair the terms and conditions of the Claims Bar Date Order with respect to the Claims Bar Date for filing administrative expense claims arising under section 503(b)(9) of the Bankruptcy Code.

Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

(b)	Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors and Reorganized Debtors for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim will be paid in full in Cash by the Reorganized Debtors, including from the Carve Out Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors will not commingle any funds contained in the Carve Out Reserve and will use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained herein or in the Plan, the failure of the Carve Out Reserve to satisfy in full the Professional Fee Claims will not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors.

2.	Priority Tax Claims

Subject to G of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim will have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

B.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

1.	Summary

The Plan constitutes a separate plan of reorganization for each Debtor for the resolution of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code. All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 11 classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D of the Plan.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date.

2.	Classification and Treatment of Claims and Equity Interests

(a)	Class 1 – Other Priority Claims

•	Classification: Class 1 consists of the Other Priority Claims.

•	Treatment: Subject to Article VIII thereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim as of the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement): (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

•	Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

(b)	Class 2 – Other Secured Claims

•	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

•	Treatment: Subject to Article VIII thereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed

Class 2 Claim as of the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement): (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim will have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

•	Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

(c)	Class 3 - Secured Tax Claims

•	Classification: Class 3 consists of the Secured Tax Claims.

•	Treatment: Subject to Article VIII thereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement): (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim will have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above will be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Class 3 Claim.

•	Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

(d)	Class 4 – Prepetition Credit Agreement Claims

•	Classification: Class 4 consists of the Prepetition Credit Agreement Claims.

•	Allowance: The Prepetition Credit Agreement Claims are deemed Allowed Secured Claims in the aggregate principal amount of $444,439,907, plus contingent reimbursement obligations in respect of outstanding letters of credit in an aggregate face amount equal to $828,000, and any accrued and unpaid interest payable on such amounts through the Effective Date (excluding the Waived Postpetition Default Interest).[19]

•	Treatment: On the Effective Date, the Prepetition Credit Agreement shall be deemed to be amended and restated in its entirety by the Exit Facility Credit Agreement, the Waived Postpetition Default Interest shall be deemed released and waived for all purposes, and each Holder of a Prepetition Credit Agreement Claim shall receive on account of such Prepetition Credit Agreement Claim its respective Pro Rata share of: (i) the Exit Facility Loans and commitments under the Exit Facility Credit Agreement and (ii) to the extent the outstanding Prepetition Credit Agreement Claims (excluding the Waived Postpetition Default Interest) exceed the sum of (A) the aggregate outstanding principal amount of the Exit Facility Loans plus (B) the aggregate unfunded commitments under the Exit Facility Credit Agreement, in each case as of the Effective Date, a Cash payment sufficient to satisfy such excess amount. Without affecting any additional Liens required by the Exit Facility Credit Agreement, each Prepetition Credit Agreement Lien is stipulated to as valid, perfected, and not avoidable, and shall secure the Exit Facility Loans and all other obligations of the Reorganized Debtors under or secured by the Exit Facility Loan Documents and each such Prepetition Credit Agreement Lien shall, as of the Effective Date, (i) be ratified, reaffirmed and deemed granted by the Reorganized Debtors, (ii) remain attached to the Reorganized Debtors’ assets and property, and (iii) not be, and shall not be deemed to be, impaired, discharged or released by the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

•	Voting: Class 4 is Impaired, and Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.

(e)	Class 5 – Prepetition Notes Claims

•	Classification: Class 5 consists of the Prepetition Notes Claims.

•	Allowance: The Prepetition Notes Claims are deemed Allowed in the aggregate principal amount of $1,207,955,000.00, plus $59,455,335.53 in accrued and unpaid interest thereon as of the Petition Date, consisting of:

•	$298,000,000.00 in aggregate principal amount, plus $17,981,122.11 in accrued and unpaid interest on account of the 9.875% Notes;

[19]	The Allowed amount excludes any unpaid Prepetition Notes Indenture Trustee Fees and Expenses that will be paid in Cash on the Effective Date pursuant to the Plan.

•	$384,045,000.00 in aggregate principal amount, plus $22,092,238.63 in accrued and unpaid interest on account of the 8.250% Notes; and

•	$525,910,000.00 in aggregate principal amount, plus $19,381,974.79 in accrued and unpaid interest on account of the 7.625% Notes.[20]

•	Treatment: On the Effective Date, each Holder of an Allowed Prepetition Notes Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool. In addition, each such Holder will receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures.

•	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

(f)	Class 6 – General Unsecured Claims[21]

•	Classification: Class 6 consists of the General Unsecured Claims that are neither Convenience Class Claims nor Royalty Payment Litigation Claims.

•	Treatment: Subject to Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6 Claim is an Allowed Class 6 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 6 Claim becomes an Allowed Class 6 Claim, each Holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool. In addition, each such Holder will receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures. For the avoidance of doubt, to the extent a Holder’s General Unsecured Claim becomes an Allowed General Unsecured Claim after the Effective Date, such Holder will receive New Equity Interests in an amount equal to the amount such Holder would have otherwise received had such Holder’s General Unsecured Claim been an Allowed General Unsecured Claim as of the Effective Date (assuming all distributions on account of such Claim had been made on the Effective Date).

Notwithstanding the foregoing, if the Holder of an Allowed General Unsecured Claim makes the Convenience Class Election, then such Holder will receive, in lieu of the above and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 6 Claim, payment in Cash equal to and capped at the Maximum Convenience Class Claims Amount, and such Holder will not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Claim.

•	Voting: Class 6 is Impaired, and Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.

[20]	The Allowed amount excludes any accrued fees, costs, and expenses that will be paid in cash on the Effective Date pursuant to the Plan.
[21]	This class excludes both Convenience Class Claims and Royalty Payment Litigation Claims.

(g)	Class 7 – Convenience Class Claims[22]

•	Classification: Class 7 consists of the Convenience Class Claims that are not Royalty Payment Litigation Claims.

•	Treatment: Subject to Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 7 Claim is an Allowed Class 7 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 7 Claim becomes an Allowed Class 7 Claim, each Holder of an Allowed Convenience Class Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, payment in cash equal to such Allowed Claim. The Holders of Allowed Convenience Class Claims will not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Convenience Class Claims.

•	Voting: Class 7 is Impaired, and Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.

(h)	Class 8 – Royalty Payment Litigation Claims

•	Classification: Class 8 consists of the Royalty Payment Litigation Claims.

•	Treatment:

(i)	IF AND ONLY IF (1) CLASS 8 VOTES TO ACCEPT THE PLAN AND (2) THE ROYALTY PAYMENT CLASS PROOF OF CLAIM IS NOT DISALLOWED BY ORDER OF THE BANKRUPTCY COURT, THE FOLLOWING TREATMENT:

1. On the Effective Date, the Debtors will be deemed to have consented to the certification of a class in the Chapter 11 Cases consisting of all Royalty Payment Litigation Claims and, subject to receipt of an invoice, will pay attorneys’ fees for such class of up to $1,500,000 in the aggregate.

2. Subject to Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 8 Claim is an Allowed Class 8 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 8 Claim becomes an Allowed Class 8 Claim, each Holder of an Allowed Royalty Payment Litigation Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of $6.0 million. The Holders of Allowed Royalty Payment Litigation Claims will not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Royalty Payment Litigation Claims.

The foregoing is offered by the Debtors under the Plan solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on (i) Class 8 voting to accept the Plan, (ii) the Bankruptcy Court confirming the Plan, and (iii) the occurrence of the Effective Date.

[22]	This class excludes Royalty Payment Litigation Claims.

(ii)	IF (1) CLASS 8 VOTES TO REJECT THE PLAN OR (2) THE ROYALTY PAYMENT CLASS PROOF OF CLAIM IS DISALLOWED BY ORDER FO THE BANKRUPTCY COURT, THE FOLLOWING TREATMENT:

1. Subject to Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 8 Claim is an Allowed Class 8 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 8 Claim becomes an Allowed Class 8 Claim, each Holder of an Allowed Royalty Payment Litigation Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool.

2. In addition, each such Holder will receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures.

3. For the avoidance of doubt, to the extent a Holder’s Royalty Payment Litigation Claim becomes an Allowed Royalty Payment Litigation Claim after the Effective Date, such Holder will receive New Equity Interests in an amount equal to the amount such Holder would have otherwise received had such Holder’s Royalty Payment Litigation Claim been an Allowed Royalty Payment Litigation Claim as of the Effective Date (assuming all distributions on account of such Claim had been made on the Effective Date). The Holders of Allowed Royalty Payment Litigation Claims will not be entitled to make the Convenience Class Election with respect to such Claims.

•	Voting: Class 8 is Impaired, and Holders of Claims in Class 8 are entitled to vote to accept or reject the Plan.

(i)	Class 9 – Intercompany Claims

•	Classification: Class 9 consists of the Intercompany Claims.

•	Treatment: Subject to the Restructuring Transactions, the Intercompany Claims will be reinstated, compromised, or cancelled, at the option of the relevant Holder of such Intercompany Claims with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.

•	Voting: Class 9 is an Impaired Class. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 9 will be conclusively deemed to have accepted the Plan.

(j)	Class 10 – Old Parent Interests

•	Classification: Class 10 consists of the Old Parent Interests.

•	Treatment: On the Effective Date, the Old Parent Interests will be cancelled without further notice to, approval of or action by any Entity, and each Holder of an Old Parent Interest will not receive any distribution or retain any property on account of such Old Parent Interest.

•	Voting: Class 10 is an Impaired Class, and the Holders of Old Parent Interests in Class 10 will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Old Parent Interests in Class 10 will not be entitled to vote to accept or reject the Plan. Notwithstanding the foregoing, the Holders of Old Parent Interests in Class 10 will be provided a Ballot solely for purposes of affirmatively opting out of the Third Party Release.

(k)	Class 11 – Old Affiliate Interests in any Parent Subsidiary

•	Classification: Class 11 consists of the Old Affiliate Interests in any Parent Subsidiary.

•	Treatment: Subject to the Restructuring Transactions, the Old Affiliate Interests will remain effective and outstanding on the Effective Date and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date.

•	Voting: Class 11 is an Unimpaired Class, and the Holders of the Old Affiliate Interests in Class 11 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Affiliate Interests in Class 11 are not entitled to vote to accept or reject the Plan.

3.	Special Provision Governing Unimpaired Claims

Except as otherwise provided therein, nothing under the Plan will affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

4.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

C.	ACCEPTANCE OR REJECTION OF THE PLAN

1.	Presumed Acceptance of Plan

Classes 1, 2, 3, and 11 are Unimpaired under the Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. Class 9 is Impaired under the Plan. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 9 will be conclusively deemed to have accepted the Plan.

2.	Presumed Rejection of Plan

Class 10 is Impaired and the Holders of Equity Interests in such Class will receive no distribution under the Plan on account of such Equity Interests. Therefore, the Holders of Equity Interests in such Class are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. Such Holders will, however, receive a Ballot to allow such Holders to affirmatively opt-out of the Third Party Release.

3.	Voting Classes

Classes 4, 5, 6, 7 and 8 are Impaired under the Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject the Plan.

4.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

5.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code will be satisfied for purposes of Confirmation by acceptance of the Plan by either Class 4 or Class 5. The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

6.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date will be deemed to have, solicited votes on the Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties will be entitled to, and upon the Confirmation Date will be granted, the protections of section 1125(e) of the Bankruptcy Code.

D.	MEANS FOR IMPLEMENTATION OF THE PLAN

1.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order will constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of the Plan and the Restructuring Documents and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, will be deemed to have been authorized and approved by the Bankruptcy Court. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of the Plan and the Restructuring Documents and any consents or approvals required thereunder.

2.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of the Plan, after the Effective Date, the Reorganized Debtors will continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under the Plan. Notwithstanding anything to the contrary under the Plan, the Claims against a particular Debtor or Reorganized Debtor will remain the obligations solely of such Debtor or Reorganized Debtor and will not become obligations of any other Debtor or Reorganized Debtor solely by virtue of the Plan or the Chapter 11 Cases.

3.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in the Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c), and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with the Plan (other than the Carve Out Reserve), will vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of the Plan (including, without limitation, each Prepetition Credit Agreement Lien and other Liens that secure the Exit Facility Loans and the Postpetition Hedge Agreements, and all other obligations of the Reorganized Debtors under the Exit Facility Loan Documents and the Postpetition Hedge Agreements). On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order.

4.	Exit Facility Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, will be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Loan Documents, in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Loan Documents). On the Effective Date, the Exit Facility Loan Documents shall constitute legal, valid, binding and authorized obligations for the Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan. For the avoidance of doubt, any letter of credit issued and outstanding under the Prepetition Credit Agreement on the Effective Date shall be deemed issued under the Exit Facility Credit Agreement.

On and as of the Effective Date, all Prepetition Credit Agreement Lenders will be deemed to be parties to, and bound by, the Exit Facility Credit Agreement, without the need for execution thereof by any such applicable Prepetition Credit Agreement Lender; provided however that, with respect to any Prepetition Credit Agreement Lender that fails to execute and deliver its signature page to the Exit Facility Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with the Plan to such Prepetition Credit Agreement Lender will be treated as an undeliverable distribution pursuant to Article VII.D.4 of the Plan until such Prepetition Credit Agreement Lender executes and delivers to Reorganized Parent its signature page to the Exit Facility Credit Agreement.

By voting to accept the Plan, each Prepetition Credit Agreement Lender thereby instructs and directs the Prepetition Credit Agreement Agent, pursuant to Article XI of the Prepetition Credit Agreement, and each such vote to accept the Plan will, for all purposes, constitute an instruction from such Prepetition Credit Agreement Lender directing the Prepetition Credit Agreement Agent and the Exit Facility Agent (as applicable), to (i) act as Distribution Agent to the extent required by the Plan, (ii) execute and deliver the Exit Facility Loan Documents, as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facility Agent and/or the Prepetition Credit Agreement Agent (as applicable) under the Plan or any of the Restructuring Documents to which it is a party.

5.	No Discharge or Release of Prepetition Credit Agreement Liens

Notwithstanding anything in the Plan to the contrary, (i) pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors and Reorganized Debtors have waived discharge of the Prepetition Credit Agreement Claims as restructured in the Exit Facility Credit Agreement and (ii) all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, will remain encumbered by and subject to the Prepetition Credit Agreement Liens and other Liens that secure the Exit Facility Loans, which, as of the Effective Date, will secure the Exit Facility Loans and all other obligations of the Reorganized Debtors under and to the extent set forth in the Exit Facility Loan Documents and the Postpetition Hedge Agreements, and such Liens (x) will be and thereby are ratified, reaffirmed as valid, enforceable, and not avoidable, and deemed granted by the Reorganized Debtors and (y) will not be, and will not be deemed to be, impaired, discharged or released by the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

6.	Postpetition Hedge Agreements

Notwithstanding anything in the Plan or the Postpetition Hedge Order to the contrary, pursuant to section 1141(d)(4) of the Bankruptcy Code and the Postpetition Hedge Order, the Debtors and the Reorganized Debtors have waived discharge of the Postpetition Hedge Claims and upon the Effective Date: (i) (a) the collateral securing the Reorganized Debtors’ obligations under the Postpetition Hedge Agreements will become co-extensive with the collateral securing the Exit Facility Loans, and (b) the Postpetition Hedge Claims and Postpetition Hedge Liens of the Postpetition Hedge Providers will become pari passu with the respective Claims and Liens of the Exit Facility Agent and Exit Facility Lenders under and in connection with the Exit Facility Loans, in each case, as provided in the Exit Facility Loan Documents; and (ii) paragraphs 5, 6(c), 6(d), 6(e), 6(f) and 8 of the Postpetition Hedge Order will be replaced by the applicable terms of the Plan, the Confirmation Order, the Exit Facility Loan Documents, and the Postpetition Hedge Agreements.

7.	New Equity Interests

On the Effective Date, subject to the terms and conditions of the Restructuring Transactions, Reorganized Parent will issue the New Equity Interests pursuant to the Plan and the Amended/New Organizational Documents. Except as otherwise expressly provided in the Restructuring Documents, the Reorganized Parent will not be obligated to register the New Equity Interests under the Securities Act or to list the New Equity Interests for public trading on any securities exchange.

Distributions of the New Equity Interests may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with the Plan and the Amended/New Organizational Documents. Upon the Effective Date, after giving effect to the transactions contemplated by the Plan, the authorized capital stock or other equity securities of Reorganized Parent will be that number of shares of New Equity Interests as may be designated in the Amended/New Organizational Documents.

8.	New Stockholders Agreement; New Registration Rights Agreement

Subject to the Restructuring Transactions permitted by Article V.A of the Plan, on the Effective Date, Reorganized Parent will enter into the New Stockholders Agreement and the New Registration Rights Agreement, each of which will become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Stockholders Agreement and the New Registration Rights Agreement, as applicable).

On and as of the Effective Date, all of the Holders of New Equity Interests will be deemed to be parties to the New Stockholders Agreement, without the need for execution by such Holder. The New Stockholders Agreement will be binding on all Persons receiving, and all Holders of, the New Equity Interests (and their respective successors and assigns), whether such New Equity Interest is received or to be received on or after the Effective Date and regardless of whether such Person executes or delivers a signature page to the New Stockholders Agreement.

On and as of the Effective Date, all Backstop Commitment Parties will be deemed to be parties to the New Registration Rights Agreement, without the need for execution by any such Persons. The New Registration Rights Agreement will be binding on all such Persons (and their respective successors and assigns) regardless of whether such applicable Person executes or delivers a signature page to the New Registration Rights Agreement.

9.	New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, Reorganized Parent will adopt and implement the New Management Incentive Plan, whose other terms and conditions, including recipients, individual awards and vesting periods, will be determined by the New Board. The New Management Incentive Plan Equity will dilute all of the New Equity Interests equally.

10.	Consulting Agreements; New Warrants

On the Effective Date, Reorganized Parent will enter into and consummate the transactions contemplated by the Consulting Agreements (including issuing the New Warrants), each of which will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Consulting Agreements and the New Warrants, as applicable).

11.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, will be authorized to and will provide or issue, as applicable, the New Equity Interests, the New Warrants, and any and all other securities to be distributed or issued under the Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with the Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The distribution and issuance, as applicable, of the Plan Securities and Documents under the Plan will be exempt from registration under applicable securities laws (including section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, section 4(a)(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Any Plan Securities and Documents provided in reliance on the exemption from registration under the Securities Act provided by section 4(a)(2) of such act will be provided in a private placement.

Resales by Persons who receive the New Equity Interests and any Plan Securities who are deemed to be “underwriters” (as such term is defined in the Bankruptcy Code) (collectively, the “Restricted Holders”), would not be exempt under section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to resell the New Equity Interests or Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, as applicable, without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration agreement or otherwise.

Plan Securities received pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell such Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 or any other registration exemption under the Securities Act, or if such Plan Securities are registered with the Securities and Exchange Commission.

All shares of New Equity Interests issued to (a) Holders of Allowed Claims on account of their respective Claims or in the applicable Rights Offering upon exercise of their respective Subscription Rights, and (b) any Backstop Commitment Parties as a backstop premium pursuant to the Backstop Commitment Agreement, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code. All shares of New Equity Interests issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement in satisfaction of their obligations to purchase any unsubscribed shares in the applicable Rights Offering will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

12.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided under the Plan (including, without limitation, Article V.D, V.E, V.F, and V.G of the Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates will be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The filing of the Confirmation Order with any federal, state, or local agency or department will constitute good and sufficient evidence of, but will not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Entity holding such Liens, Claims or interests will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

13.	Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors will be amended and restated or replaced (as applicable) in form and substance satisfactory to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement and as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. Such organizational documents will (i) to the extent required by section 1123(a)(6) of the

Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Equity Interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Equity Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated under the Plan. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

14.	Directors and Officers of the Reorganized Debtors

The New Board will be identified in the Plan Supplement as Plan Schedule 4. The initial new board of directors or other governing body of each Parent Subsidiary will consist of one or more of the directors or officers of Reorganized Parent. Any directors elected pursuant to this section will be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

15.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant to the Plan or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

As of the Effective Date, all matters provided for in the Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors or by any other Person.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors will be authorized to certify or attest to any of the foregoing actions.

16.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in the Plan (including, without limitation, Article V.E of the Plan) all notes, stock, indentures, instruments, certificates, agreements and other documents evidencing or relating to the Prepetition Notes Claims, any Impaired Claim (other than the Prepetition Credit Agreement Claims) and/or the Old Parent Interests, including, but not limited to, the Prepetition Notes and the Prepetition Notes Indentures, will be canceled, and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person; provided that the Prepetition Notes and the Prepetition Notes Indentures will continue in effect for the limited purpose of (i) allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Notes Indenture Trustee to make, distributions under the Plan and (ii) permitting the Prepetition Notes Indenture Trustee to exercise its Prepetition Notes Indenture Trustee Charging Lien against such distributions for payment of any unpaid portion of the Prepetition Notes Indenture Trustee Fees and Expenses. Except to the extent otherwise provided in the Plan (including, without limitation, Article V.E of the Plan) and the Restructuring Documents, upon completion of all such distributions, the Prepetition Notes Indentures and any and all notes, securities and instruments issued in connection therewith will terminate completely without further notice or action and be deemed surrendered. For the avoidance of doubt, nothing in this paragraph will (x) apply to or affect or impair the Prepetition Credit Agreement or the Prepetition Loan Documents or (y) affect or impair the Prepetition Notes Indenture Trustee Charging Lien, which will remain in full force and effect as of and after the Effective Date.

17.	Old Affiliate Interests

On the Effective Date, the Old Affiliate Interests will remain effective and outstanding, and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date. Each Parent Subsidiary will continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by the Plan.

18.	Sources of Cash for Plan Distributions

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to the Plan will be obtained from their respective Cash balances, including Cash from operations and the Rights Offerings. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

19.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court will continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under the Plan.

20.	Funding and Use of Carve Out Reserve

On or before the Effective Date, the Debtors will fund the Carve Out Reserve in such amount as determined by the Debtors, with the consent of the Required Consenting Creditors or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the obligations and liabilities for which such reserve was established.

The Cash contained in the Carve Out Reserve will be used solely to pay the obligations and liabilities for which such reserve was established, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, will maintain detailed records of all payments made from the Carve Out Reserve, such that all payments and transactions will be adequately and promptly documented in, and readily ascertainable from, their respective books and records. After the Effective Date, neither the Debtors nor the Reorganized Debtors will deposit any other funds or property into the Carve Out Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Carve Out Reserve.

21.	Backstop Commitment Premium

On the Effective Date, New Class A Shares in an amount equal to the Backstop Commitment Premium will be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement.

22.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan to the contrary, but without limiting Article III.B.8 of the Plan, on and after the Effective Date, all Royalty and Working Interests granted by any Debtor will, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents will equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests will be altered or impaired by the Plan.

23.	Payment of Fees and Expenses of Certain Creditors

The Debtors will, on the Effective Date and to the extent invoiced, pay (i) the Prepetition Credit Agreement Agent & Lenders Fees and Expenses, (ii) the Ad Hoc Noteholders Committee Fees and Expenses and (iii) the Backstop Parties Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses to be paid to such party, the reasonableness of any such fees and expenses will be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date and any disputed amounts to be escrowed by the Debtors).

24.	Payment of Fees and Expenses of Indenture Trustee

The Debtors will, on the Effective Date, and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), pay the Prepetition Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and the Prepetition Notes Indenture Trustee cannot agree with respect to the reasonableness of any Prepetition Indenture Trustee Fees and Expenses, the reasonableness of any such Prepetition Indenture Trustee Fees and Expenses will be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date and any disputed amounts to be escrowed by the Debtors). Nothing in the Plan will be deemed to impair, waive, or discharge the Prepetition Notes Indenture Trustee Charging Lien for any amounts not paid pursuant to the Plan and otherwise claimed by the Prepetition Notes Indenture Trustee pursuant to and in accordance with the Prepetition Notes Indentures. From and after the Effective Date, the Reorganized Debtors will pay any Prepetition Notes Indenture Trustee Fees and Expenses in full in Cash without further court approval.

E.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i) have been assumed or rejected by prior order of the Bankruptcy Court;

(ii) are the subject of a motion to reject pending on the Effective Date; or

(iii) are identified on Plan Schedule 4 or in the Plan Supplement, in either case which Plan Schedule may be amended by the Debtors to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties at least ten (10) days prior to the date of the Confirmation Hearing.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to the Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of the Plan, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease will be deemed satisfied by the Confirmation of the Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to the Plan will revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of the Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit will not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

2.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to the Plan will be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under the Plan, at least fourteen (14) days prior to the Plan Objection Deadline, the Debtors will File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under the Plan, or any related cure amount must be Filed, served and actually received by the Debtors prior to the Plan Objection Deadline (notwithstanding anything in the Schedules or a Proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order will constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving such assumption, or assumption and assignment. If such objection is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, will be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan will result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order will be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to the Plan, upon and as of the Effective Date, the applicable assignee will be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors will be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

3.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided in the Plan, to seek to reject any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 will be deemed rejected as of the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections described in Article VI of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise will not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

4.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so will be forever barred, estopped and enjoined from asserting such Claim, and such Claim will not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property will be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G of the Plan. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code will apply to the relevant rejection Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

5.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy will be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies. In furtherance of the foregoing, the Reorganized Debtors will maintain and continue in full force and effect such D&O Liability Insurance Policies for the benefit of the insured Persons at levels (including with respect to coverage and amount) no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six (6) years following the Effective Date. Confirmation and Consummation of the Plan will not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date.

6.	Indemnification Provisions

On the Effective Date, each Indemnification Provision will be deemed and treated as an Executory Contract that is and will be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation of the Plan will not impair or otherwise modify any available defenses of the Reorganized Debtors under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date.

7.	Employee Compensation and Benefit Programs

Subject to the proviso below and the Retirement Agreement and General Release, all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective employees or retirees, and any of the employees or retirees of their respective subsidiaries, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, severance benefit plans, incentive plans, retention plans, life, and accidental death and dismemberment insurance plans, health and welfare plans, 401(k) plans, and pension plans listed on Plan Schedule 1 (collectively, the “Employee Compensation and Benefit Programs”), are treated as Executory Contracts under the Plan and on the Effective Date will be assumed by the Debtors pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed; provided, that the employments agreements of K. Earl Reynolds, Joseph O. Evans, and James M. Miller will, as of the Effective Date, be amended and restated as provided in the Amended Employment Agreements, respectively, and assumed by the Debtors as amended and restated. Any payment obligations under any assumed Employee Compensation and Benefit Program that have been, or purport to have been, accelerated as a result of the commencement of these Chapter 11 Cases or the consummation of any transactions contemplated by the Plan will be reinstated in accordance with section 1124 of the Bankruptcy Code and such acceleration will be rescinded and deemed not to have occurred.

8.	Postpetition Hedge Agreements

On the Effective Date and pursuant to the Postpetition Hedge Order, each Postpetition Hedge Agreement will be deemed and treated as an Executory Contract that is and will be assumed by the Reorganized Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Postpetition Hedge Agreements. Confirmation and Consummation of the Plan will not impair or otherwise modify any available defenses of the Reorganized Debtors under the Postpetition Hedge Agreements.

9.	Insurance Contracts

On the Effective Date, and without limiting the terms or provisions of Article VI.E of the Plan, each Insurance Contract will be deemed and treated as an Executory Contract that is and will be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of the Plan will not impair or otherwise modify any available defenses of the Reorganized Debtors under the Insurance Contracts.

10.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease will be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI of the Plan will not apply to any such contract or lease, and any such contract or lease will be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

11.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors will include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases will not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	PROVISIONS GOVERNING DISTRIBUTIONS

1.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III of the Plan or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date will be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day will be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date will be made pursuant to Article VIII of the Plan.

2.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest will not accrue or be paid on any Claims and no Holder of a Claim will be entitled to interest accruing on or after the Petition Date on any Claim.

3.	Distributions by Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below, the Reorganized Debtors or other applicable Distribution Agent will make all distributions required to be distributed under the Plan. Distributions on account of the Allowed Prepetition Credit Agreement Claims and Allowed Prepetition Notes Claims will be made to the Prepetition Credit Agreement Agent and the Prepetition Notes Indenture Trustee, respectively, and such agent and trustee will be, and will act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of the Plan and the applicable Prepetition Debt Documents. All distributions to Holders of Prepetition Credit Agreement Claims and Prepetition Notes Claims will be deemed completed when made by the Reorganized Debtors to the Prepetition Credit Agreement Agent and the Prepetition Notes Indenture Trustee, as applicable. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business. No Distribution Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The distributions of New Equity Interests to be made under the Plan to Holders of Allowed Prepetition Notes Claims will be made to the Prepetition Notes Indenture Trustee, which, subject to the right of the Prepetition Notes Indenture Trustee to assert its Prepetition Notes Indenture Trustee Charging Lien against such distributions, will transmit such distributions to Holders of Allowed Prepetition Notes Claims in accordance with the Prepetition Notes Indenture. Notwithstanding anything to the contrary in the Plan, the Prepetition Notes Indenture Trustee may transfer or direct the transfer of such distributions through the facilities of DTC and, in such event, will be entitled to recognize and deal for all purposes under the Plan with Holders of Allowed Prepetition Notes Claims to the extent consistent with the customary practices of DTC. The Debtors or Reorganized Debtors (as applicable) will use their best efforts to make the New Equity Interests to be distributed to Holders of Allowed Prepetition Notes Claims eligible for distribution through the facilities of DTC. The distributions of Subscription Rights under the Plan to Holders of Allowed Prepetition Notes Claims will be made by the Voting and Claims Agent as provided in the applicable Rights Offering Procedures.

In the event that Class 8 votes to accept the Plan, then the Reorganized Debtors will make all distributions on account of Allowed Class 8 Claims to the Entity specified in the Royalty Payment Class Proof of Claim and such Entity will be, and will act as, the Distribution Agent with respect to Allowed Class 8 Claims for all purposes under and in connection with the Plan. All distributions to Holders of Allowed Class 8 Claims will be deemed completed when made by the Reorganized Debtors to the Entity specified in the Royalty Payment Class Proof of Claim, and the Debtors and the Reorganized Debtors will have no further liability or obligations with respect to or in connection with such distributions.

4.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

(a)	Record Date for Distributions

On the Distribution Record Date, the Claims Register will be closed. Accordingly, the Debtors, the Reorganized Debtors, or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims) that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes under the Plan to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims) who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent will be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date will not apply to the Prepetition Debt Claims.

(b)	Delivery of Distributions in General

Except as otherwise provided under the Plan, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, will make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions will be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim will be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

(c)	Minimum Distributions

Notwithstanding anything under the Plan to the contrary, no Distribution Agent will be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Equity Interests, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or share of New Equity Interest under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Equity Interest (up or down), with half dollars and half shares of New Equity Interest or more being rounded up to the next higher whole number and with less than half dollars and half shares of New Equity Interest being rounded down to the next lower whole number (and no Cash will be distributed in lieu of such fractional New Equity Interest).

No Distribution Agent will have any obligation to make a distribution on account of an Allowed Claim that is Impaired under the Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which will be treated as an undeliverable distribution under Article VII.D.4 of the Plan.

(d)	Undeliverable Distributions

Holding of Certain Undeliverable Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions will be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address, at which time all currently due but missed distributions will be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent). Undeliverable distributions will remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) of the Plan, until such time as any such distributions become deliverable. Undeliverable distributions will not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due will be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and will be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, (i) for Claims other than in Class 4 and Class 5, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim will become the property of the Estates free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary, and (ii) for Claims in Class 4 or Class 5, any Cash, Plan Securities and Documents, and/or other property, as applicable, held for distribution on account of such Claim will be allocated Pro Rata by the applicable Distribution Agent for distribution among the other Holders of Claims in such Class. Nothing contained in the Plan will require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

Failure to Present Checks. Checks issued by the Distribution Agent on account of Allowed Claims will be null and void if not negotiated within 180 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 90 days after the issuance of such checks, the Reorganized Debtors will File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list will be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check will be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 365 days after the date of mailing or other delivery of such check will have its Claim for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such Claim against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property. In such case, any Cash held for payment on account of such Claims will be distributed to the applicable Distribution Agent for distribution or allocation in accordance with the Plan, free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.

5.	Compliance with Tax Requirements

In connection with the Plan and all distributions thereunder, the Reorganized Debtors or other applicable Distribution Agent will comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions thereunder will be subject to any such withholding and reporting requirements. The Reorganized Debtors or other applicable Distribution Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All Persons holding Claims will be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, pursuant to the terms of the Backstop Commitment Agreement, the Backstop Commitment Premium will be paid free and clear of any withholding, and each Holder of an Allowed Claim otherwise will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

6.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

7.	Means of Cash Payment

Payments of Cash made pursuant to the Plan will be in U.S. dollars and will be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III of the Plan or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims will be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII of the Plan. Except as otherwise provided in the Plan, Holders of Claims will not be entitled to interest, dividends or accruals on the distributions provided for therein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

9.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies reserved under the Plan, the Debtors and the Reorganized Debtors may, but will not be required to, withhold (but not setoff except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, will provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to the Plan or the Confirmation Order.

G.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

1.	Resolution of Disputed Claims

(a)	Allowance of Claims

After the Effective Date, and except as otherwise provided in the Plan, the Reorganized Debtors will have and will retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

(b)	Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors will have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision will not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors will have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

(c)	Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

(d)	Deadline to File Objections to Claims

Any objections to Claims will be Filed by no later than the Claims Objection Deadline; provided that nothing contained in the Plan will limit the Reorganized Debtors’ right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Debtors or the Reorganized Debtors will continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Reorganized Debtors will continue to have the right to amend any claims or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

2.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan to the contrary, no payments or distributions of any kind or nature will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim pursuant to a Final Order.

3.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (b) on account of previously Allowed Claims of property that would have been distributed to the Holders of such Claim on the dates distributions previously were made to Holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims or Disallowed Claims by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates. Such distributions will be made pursuant to the applicable provisions of Article VII of the Plan. For the avoidance of doubt, but without limiting the terms or conditions of Article VII.B or Article VIII.B of the Plan, any dividends or other distributions arising from property distributed to holders of Allowed Claims in a Class and paid to such Holders under the Plan will also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims in such Class.

4.	Reserve for Disputed Claims

The Debtors, the Reorganized Debtors, and the Distribution Agent may, in their respective sole discretion, establish such appropriate reserves for Disputed Claims in the applicable Class(es) as it determines necessary and appropriate, in each case with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement or as approved by order of the Bankruptcy Court. Without limiting the foregoing, reserves (if any) for Disputed Claims will equal, as applicable, an amount of Cash or shares of New Equity Interests equal to 100% of distributions to which Holders of Disputed Claims in each applicable Class would otherwise be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim and the Claims Bar Date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, will have the right to file a motion seeking to estimate any Disputed Claims.

H.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

1.	Conditions Precedent to Confirmation

It will be a condition to Confirmation of the Plan that the following conditions will have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

•	The Plan and the Restructuring Documents will be in form and substance consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement; and

•	The Confirmation Order will have been entered by the Bankruptcy Court.

2.	Conditions Precedent to Consummation

It will be a condition to Consummation of the Plan that the following conditions will have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

•	The Confirmation Order will have become a Final Order and such order will not have been amended, modified, vacated, stayed, or reversed.

•	The Confirmation Date will have occurred.

•	The Bankruptcy Court will have entered one or more Final Orders (which may include the Confirmation Order), in form and substance acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in the Plan and the Plan Supplement.

•	The Plan and the Restructuring Documents will not have been amended or modified other than in a manner in form and substance consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.

•	The Restructuring Documents will have been filed, tendered for delivery, and been effectuated or executed by all Entities party thereto (as appropriate), and in each case in full force and effect. All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Exit Facility Loan Agreement and the Backstop Commitment Agreement, will have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or will be satisfied concurrently with the occurrence of the Effective Date).

•	All consents, actions, documents, certificates and agreements necessary to implement the Plan and the transactions contemplated by the Plan will have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect.

•	All governmental approvals and consents, including Bankruptcy Court approval, that are applicable and legally required for the consummation of the Plan will have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired.

•	The Debtors will have received, or concurrently with the occurrence of the Effective Date will receive, at least $50.0 million as contemplated in connection with the Backstop Commitment Agreement and the Noteholders Rights Offering.

•	The New Board will have been selected.

•	The conditions to the effectiveness of the Exit Facility Credit Agreement will have been satisfied or waived and the Exit Facility Credit Agreement will have closed or will close simultaneously with the effectiveness of the Plan.

•	The Plan Support Agreement will be in full force and effect and will not have been terminated in accordance with its terms.

•	The Carve Out Reserve will have been funded in full in Cash by the Debtors in accordance with the terms and conditions of the Plan.

•	To the extent invoiced, all Ad Hoc Noteholders Committee Fees and Expenses, Prepetition Credit Agreement Agent & Lenders Fees and Expenses, Prepetition Indenture Trustee Fees and Expenses, and Backstop Parties Fees and Expenses will have been paid in full in Cash or reserved in a manner acceptable to the applicable Required Consenting Creditors (or approved by order of the Bankruptcy Court) to the extent of any disputes related thereto.

3.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of the Plan set forth in Article IX of the Plan may be waived by the Debtors, with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each right will be deemed an ongoing right that may be asserted at any time.

4.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of the Plan does not occur with respect to one or more of the Debtors, then the Plan will, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

I.	RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

1.	General

Pursuant to section 1123 of the Bankruptcy Code (and, in addition, but solely with respect to Class 4, 5 and 8 Claims, Bankruptcy Rule 9019), and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained under the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments under the Plan, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments under the Plan, are settled, compromised, terminated and released pursuant to the Plan; provided, however, that nothing contained in the Plan will preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan.

2.	Release of Claims and Causes of Action

(a)	Release by the Debtors

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in Article X of the Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is thereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released will be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, The Plan, the Plan Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Plan Support Agreement, the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release will not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed pursuant to the Plan or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in Article X.B of the Plan will or will be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in the Plan.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained under the Plan, and further, will constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

(b)	Release by Third Parties

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in Article X of the Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is thereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released will be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Plan Support Agreement, the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release will not operate to waive or release (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) any of the obligations of the Debtors and/or the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to the Plan (including, without limitation, the Postpetition Hedge Agreement or assumed pursuant to Final Order of the Bankruptcy Court; (iii) the rights of such Non-Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to the Plan (including, without limitation, the Postpetition Hedge Agreements) or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, will constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

3.	Waiver of Statutory Limitations on Releases

Under the Plan, each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

4.	Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of the Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by the Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of the Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates will be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by the Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of the Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded under the Plan and the treatment of all Claims and Equity Interests will be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests will be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto will be extinguished completely without further notice or action; and (iii) all Entities will be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

5.	Exculpation

Effective as of the Effective Date, the Exculpated Parties will neither have nor incur any liability to any Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Restructuring Documents or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Plan Support Agreement, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of the Plan; provided, however, that the foregoing provisions of this exculpation will not operate to waive or release: (i) any Causes of Action expressly set forth in and preserved by the Plan; (ii) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) any of the obligations of the Debtors and/or the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to the Plan (including, without limitation, the Postpetition Hedge Agreements) or assumed pursuant to Final Order of the Bankruptcy Court, (iv) the rights of any Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to the Plan (including, without limitation, the Postpetition Hedge Agreements) or assumed pursuant to Final Order of the Bankruptcy Court; and/or (v) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases; provided, further, that each Exculpated Party will be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in Article X.E of the Plan will or will be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in the Plan.

6.	Preservation of Causes of Action

(a)	Maintenance of Causes of Action

Except as otherwise provided in Article X of the Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B of the Plan and Exculpation contained in Article X.E of the Plan) or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors will retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

(b)	Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in the Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B of the Plan and Exculpation contained in Article X.E of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

7.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, WILL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

J.	BINDING NATURE OF THE PLAN

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THE PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THE PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) WILL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN, AFFIRMATIVELY VOTED TO REJECT THE PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THE PLAN.

K.	PROTECTION AGAINST DISCRIMINATORY TREATMENT

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, will not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.	PLAN INDEMNITY

In addition to the matters set forth in the Plan and not by way of limitation thereof, the Reorganized Debtors will, and the Debtors will continue to, indemnify and hold harmless all Persons who are or were managers, officers or directors of any of the Debtors at any time on or after the Petition Date on account of and with respect to any Claims (whether or not any Proof of Claim or cure claim has been Filed with respect thereto) or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities threatened or asserted by any Person against any such managers, officers or directors with respect to or based upon, in whole or in part, any act taken or omitted to be taken, or alleged act taken or omitted to be taken, in such capacities on or prior to the Effective Date, irrespective of whether such amounts are owed in connection with a prepetition or postpetition act or omission, but in each case only to the extent that the acts, omissions or alleged acts or omissions of such applicable Person were indemnifiable by the Debtors (whether in the bylaws, certificates of incorporation, charters, operating agreements, board resolutions, employment contracts or otherwise listed on Plan Schedule 1 or Plan Schedule 2). The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court.

M.	INTEGRAL PART OF PLAN

Each of the provisions set forth in the Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision will have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

V.

CONFIRMATION AND CONSUMMATION PROCEDURES

A.	SOLICITATION OF VOTES

The process by which the Debtors will solicit votes to accept or reject the Plan is summarized in Section I herein titled, “Executive Summary” and set forth in detail in the Disclosure Statement Order, which is attached as Exhibit B to this Disclosure Statement.

PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER FOR MORE INFORMATION REGARDING VOTING REQUIREMENTS TO ENSURE THAT VOTES ARE PROPERLY AND TIMELY SUBMITTED SUCH THAT THEY ARE COUNTED AS VOTES TO ACCEPT OR REJECT THE PLAN.

B.	CONFIRMATION PROCEDURES

1.	Confirmation Hearing

The Confirmation Hearing will commence at [            ] [    ].m. prevailing Eastern Time on [                    ], 2017 before the Honorable Laurie Selber Silverstein, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom 2, Wilmington, Delaware 19801-3024. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

The Confirmation Objection Deadline is 4:00 p.m. prevailing Eastern Time on [                    ], 2017.

All Confirmation Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Confirmation Objection Deadline.

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH

HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED

WITHOUT FURTHER NOTICE.

2.	Filing Objections to the Plan

Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name and address of the objecting party and the amount and nature of the Claim or Equity Interest held by such Entity; (iv) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the Notice Parties, as defined in Section I.F herein.

C.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (ii) the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of section 1129 of the Bankruptcy Code set forth below:

•	The Plan complies with the applicable provisions of the Bankruptcy Code;

•	The Debtors complied with the applicable provisions of the Bankruptcy Code;

•	The Plan has been proposed in good faith and not by any means forbidden by law;

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the cases, has been or will be disclosed to the Bankruptcy Court, and any such payment: (a) made before the confirmation of the Plan is reasonable; or (b) if it is to be fixed after confirmation of the Plan, is subject to the approval of the Bankruptcy Court for the determination of reasonableness;

•	The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan. The appointment to, or continuance in, such office by such individual, will be consistent with the interests of creditors and equity security holders and with public policy and the Debtors will have disclosed the identity of any insider that the Reorganized Debtors will employ or retain, and the nature of any compensation for such insider;

•	Either each Holder of an Impaired Claim will have accepted the Plan, or will receive or retain under the Plan on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code;

•	Each Class of Claims or Equity Interests that is entitled to vote on the Plan will either have accepted the Plan or will not be Impaired under the Plan, or the Plan can be confirmed without the approval of such Voting Class pursuant to section 1129(b) of the Bankruptcy Code;

•	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full in Cash on the Effective Date, or as soon thereafter as is reasonably practicable, and that Priority Tax Claims will be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code;

•	At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class;

•	Confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor thereto under the Plan; and

•	All outstanding fees payable pursuant to section 1930 of title 28 of the United States Code will be paid when due.

1.	Best Interests of Creditors Test/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provide, with respect to each class, that each holder of a claim or an equity interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor or debtors are liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the Bankruptcy Court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if the chapter 11 cases were converted to a chapter 7 case and the assets of the particular debtors’ estate were liquidated; (b) determine the liquidation distribution that each non-accepting holder of a claim or an equity interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare such holder’s liquidation distribution to the distribution under the chapter 11 plan that such holder would receive if the chapter 11 plan were confirmed.

In chapter 7 cases, creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any payments until all amounts due to senior classes have been paid in full: (a) holders of secured claims (to the extent of the value of their collateral); (b) holders of priority claims; (c) holders of unsecured claims; (d) holders of debt expressly subordinated by its terms or by order of the bankruptcy court; and (e) holders of equity interests.

Accordingly, the Cash amount that would be available for satisfaction of claims (other than secured claims) would consist of the proceeds resulting from the disposition of the unencumbered assets of the debtors, augmented by the unencumbered Cash held by the debtors at the time of the commencement of the liquidation. Such Cash would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from termination of the debtor’s business and the use of chapter 7 for purposes of a liquidation.

As described in more detail in the liquidation analysis attached hereto as Exhibit D (the “Liquidation Analysis”), the Debtors believe that confirmation of the Plan will provide each Holder of an Allowed Claim or Equity Interest in each Class with a recovery greater than or equal to the value of any distributions if the Chapter 11 Cases were converted to a case under chapter 7 of the Bankruptcy Code because, among other reasons, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale of the Debtors’ assets and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution. In addition, distributions in a chapter 7 case may not occur for a longer period of time than distributions under the Plan, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a significant period while the chapter 7 trustee and its advisors become knowledgeable about, among other things, the Chapter 11 Cases and the Claims against the Debtors. As set forth in the Liquidation Analysis, Holders of Class [    ] and Class [    ] Claims and Class [    ] [            ] would not receive any recovery under a chapter 7 liquidation, so the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code with respect to such Classes.23

2.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the bankruptcy court find that confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the plan contemplates such liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed the ability of the Reorganized Debtors to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. Financial projections of the Reorganized Debtors for the quarter ending [            ], and for the years ending [            ] (the “Financial Projections”) are attached hereto as Exhibit C. Additionally, the Debtors’ consolidated historical financial statements from [            ] through [            ] are attached hereto as Exhibit E (the “Historical Financial Statements”).24

In general, as illustrated by the Financial Projections, the Debtors believe that as a result of the transactions contemplated by the Plan, including the Exit Facility Credit Agreement, the Rights Offerings, and the Backstop Commitment, the Reorganized Debtors should have sufficient cash flow and availability to make all payments required pursuant to the Plan while conducting ongoing business operations. The Debtors believe that confirmation and consummation is, therefore, not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

[23]	[To be updated upon completion of liquidation analysis.]
[24]	[To be updated upon receipt of financial projections and statements.]

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED.

THE FINANCIAL PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY INDEPENDENT ACCOUNTANTS. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR THEIR ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PERIOD OF THE FINANCIAL PROJECTIONS MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED IN CONNECTION WITH THEIR EVALUATION OF THE PLAN.

BASED ON THE FINANCIAL PROJECTIONS SET FORTH IN EXHIBIT C HERETO, THE DEBTORS BELIEVE THAT THEY WILL BE ABLE TO MAKE ALL DISTRIBUTIONS AND PAYMENTS UNDER THE PLAN AND THAT CONFIRMATION OF THE PLAN IS NOT LIKELY TO BE FOLLOWED BY LIQUIDATION OF THE REORGANIZED DEBTORS OR THE NEED FOR FURTHER FINANCIAL REORGANIZATION OF THE REORGANIZED DEBTORS.

3.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; (b) cures any default and reinstates the original terms of such obligation; or (c) provides that, on the consummation date, the holder of such claim or equity interest receives Cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem the security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds (2/3) in amount and a majority in number actually voting cast their ballots in favor of acceptance.

Claims in Classes 1, 2, and 3 and Equity Interests in Class 11 are not Impaired under the Plan, and, as a result, the Holders of such Claims and Equity Interests are deemed to have accepted the Plan. Claims in Class 9 are Impaired, but are deemed to have accepted the Plan because such Holders are Affiliates of the Debtors. Accordingly, the Debtors are not required to solicit their vote.

Claims in Classes 4, 5, 6, 7 and 8 are Impaired under the Plan, and as a result, the Holders of Claims in Classes 4, 5, 6, 7 and 8 are entitled to vote on the Plan. Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in the Voting Classes must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to Classes 4, 5, 6, 7 and 8 and without considering whether the Plan “discriminates unfairly”

with respect to Classes 4, 5, 6, 7 and 8, as both standards are described herein. As explained above, each of Classes 4, 5, 6, 7 and 8 will have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and a majority in number of the Claims of Classes 4, 5, 6, 7 and 8, as applicable (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

Equity Interests in Class 10 are Impaired and deemed to have rejected the Plan. The Debtors, therefore, will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code as more fully described below.

4.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if less than all impaired classes entitled to vote on the plan have accepted it, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired Class’s rejection or deemed rejection of the Plan, the Plan will be confirmed, at the Debtors’ request, in a procedure commonly known as “cram down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the Plan.

5.	No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

6.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in such class:

•	Secured Claims. The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (b) each holder of a secured claim in the class receives deferred Cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

•	Unsecured Claims. The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the following requirement that either: (a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) the holder of any claim or any equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior equity interest any property.

•	Equity Interests. The condition that a plan be “fair and equitable” to a non-accepting class of equity interests includes the requirements that either:

•	the plan provides that each holder of an equity interest in that class receives or retains under the plan on account of that equity interest property of a value, as of the effective date of the plan, equal to the greater of: (a) the allowed amount of any fixed liquidation preference to which such holder is entitled; (b) any fixed redemption price to which such holder is entitled; or (c) the value of such interest; or

•	if the class does not receive the amount required in the paragraph directly above, no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

As noted above, the Debtors will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 10. To the extent that any of the Voting Classes votes to reject the Plan, the Debtors reserve the right to seek (a) confirmation of the Plan under section 1129(b) of the Bankruptcy Code and/or (b) modify the Plan in accordance with Article XII of the Plan.

The votes of Holders of Equity Interests in Class 10 are not being solicited because, under Article III of the Plan, there will be no distribution to such Holders and, therefore, such Holders are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. All Class 10 Equity Interests will be deemed cancelled and will be of no further force and effect, whether surrendered for cancellation or otherwise.

Notwithstanding the deemed rejection by Class 10, the Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for non-consensual confirmation of the Plan.

D.	CONSUMMATION OF THE PLAN

The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the consummation of the Plan and the impact of failure to meet such conditions, see Article IX.B of the Plan.

VI.

PLAN-RELATED RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES, THE PLAN OR THE IMPLEMENTATION OF THE PLAN.

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Debtors May Fail to Satisfy the Vote Requirement.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative chapter 11 plan of reorganization. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims [and Equity Interests] as those proposed in the Plan.

3.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

As discussed above, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, findings by the bankruptcy court that: (a) such plan does not “unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation were not met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

Section 1129(b)(1) of the Bankruptcy Code provides that, in the event an impaired class does not vote in favor of a plan, but all other requirements of section 1129(a) are satisfied, the Bankruptcy Court may only confirm such a plan if it “does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan.” Subject to the Restructuring Transactions, the Plan contemplates that all Old Affiliate Interests in any Parent Subsidiary will remain effective and outstanding on the

Effective Date and will be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date. The Plan’s treatment of Old Affiliate Interests has no economic substance and does not enable any junior creditor or interest holder to retain or recover any value under the Plan. This technical preservation of Old Affiliate Interests is solely a means to preserve the corporate and organizational structure of the Debtors in order to avoid the unnecessary cost of reconstituting that structure. There can be no assurance, however, that the Bankruptcy Court will find that the Plan satisfies the requirements of section 1129(b)(1) of the Bankruptcy Code.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Equity Interests would receive with respect to their Allowed Claims or Equity Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

4.	Non-Consensual Confirmation of the Plan May Be Necessary.

In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and the Debtors may request such non-consensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, in the event that the Voting Classes do not accept the Plan, there can be no assurance that the Bankruptcy Court will reach this conclusion.

5.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan, the Debtors and Reorganized Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is or may become subject to an objection. Any Holder of a Claim that is or may become subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.	The Effective Date May Not Occur.

As more fully set forth in Article IX of the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not take place. Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

7.	The Exit Facility Credit Agreement and the Transactions Contemplated Thereby, May Not Become Effective.

Although the Debtors believe that the Exit Facility Credit Agreement will become effective [shortly after the Confirmation Date], there can be no assurance as to such timing or as to whether the Exit Facility Credit Agreement and the transactions contemplated thereunder, will become effective.

8.	Contingencies May Affect Votes of the Voting Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims and Equity Interests under the Plan can be affected by a variety of contingencies. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Equity Interests under the Plan, will not affect the validity of the vote taken by the Voting Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

9.	The Debtors Cannot State with Certainty What Recovery Will be Available to Holders of Allowed Claims.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated amounts contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time the number or amount of Claims that will ultimately be Allowed. Accordingly, because certain Claims under the Plan will be paid on a Pro Rata basis, the Debtors cannot state with certainty what recoveries will be available to Holders of Allowed Claims.

10.	Releases, Injunctions, and Exculpation Provisions May Not Be Approved.

The Plan provides for certain releases, injunctions, and exculpations. However, such releases, injunctions, and exculpations are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may not support the Plan.

11.	Objections.

[To include if objections are filed].

B.	RISK FACTORS THAT MAY AFFECT THE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN AND/OR RECOVERIES UNDER THE PLAN

1.	The Valuation of the Reorganized Debtors May Not Be Adopted by the Bankruptcy Court.

Parties in interest in these Chapter 11 Cases may oppose confirmation of the Plan by alleging that the value of the Reorganized Debtors is higher than estimated by the Debtors and that the Plan thereby improperly limits or extinguishes their rights to recoveries under the Plan. At the Confirmation Hearing, the Bankruptcy Court will hear evidence regarding the views of the Debtors and opposing parties, if any, with respect to the valuation of the Reorganized Debtors. Based on that evidence, the Bankruptcy Court will determine the appropriate valuation for the Reorganized Debtors for purposes of the Plan.

2.	The Estimated Valuation of the Reorganized Debtors, the New Equity Interests, the New Warrants, and the Plan Securities and the Estimated Recoveries to Holders of Allowed Claims and Equity Interests Are Not Intended to Represent the Private or Public Sale Values.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

3.	There May Be a Lack of a Trading Market For the New Equity Interests.

It is anticipated that there will be no active trading market for the New Equity Interests or the Plan Securities. Accordingly, there can be no assurance that any market will develop or as to the liquidity of any market that may develop for any such securities. In addition, on the date of emergence, it is expected that the Reorganized Debtors will not be required under U.S. securities laws to file reports with the Securities and Exchange Commission or otherwise provide financial or other information to the public which may further impair liquidity and prevent brokers or dealers from publishing quotations.

4.	The Class B Shares May Subject to Redemption by Reorganized Parent.

The Class B Shares to be issued to certain Holders in connection with the Plan are subject to a redemption right by Reorganized Parent. The redemption price for any such redemption will be determined based on market prices at the time of redemption. Therefore, under certain circumstances, holders of the Class B Shares may be required to transfer their Class B Shares to the company at a price that is lower than such holder would otherwise be willing to sell. See Exhibit [    ]25 for further information.

5.	The New Warrants May Not Become Exercisable Prior to Expiration.

There can be no assurance that the total enterprise value of the Reorganized Debtors will ever reach the thresholds at which the New Warrants become exercisable prior to the expiration of the New Warrants.

6.	The Reorganized Debtors May Not Be Able to Achieve Projected Financial Results or Service Their Debt.

Although the Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors there is no guarantee that the Financial Projections will be realized. The Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and Cash flows assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and Cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. Any one of these failures may preclude the Reorganized Debtors from, among other things: (a) taking advantage of future opportunities; (b) growing their businesses; or (c) responding to future changes in the oil and gas industry. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required.

7.	The Outcome of Pending Lawsuits May Affect the Value of Securities to Be Issued Under the Plan and Recoveries Under the Plan.

The Debtors are subject to Claims in various legal proceedings, including the Royalties Class Action Lawsuit, and the Debtors or the Reorganized Debtors may become subject to other legal proceedings in the future. The Debtors believe there is no merit to the pending lawsuits, however, there can be no assurances that the Debtors will be successful in ultimately discharging or satisfying such claims. The ultimate outcome of each of these matters, including the Debtors’ ability to have these matters satisfied and discharged in the bankruptcy proceeding, cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated. The liability the Debtors may ultimately incur with respect to any one of these matters in the event of a negative outcome may potentially be material to the Debtors’ or the Reorganized Debtors’ business, financial condition, or operations and may ultimately affect the value of the Reorganized Debtors’ securities to be issued under the Plan and recoveries under the Plan.

[25]	NTD: To cross reference to the appropriate reorganization document that contains the redemption mechanics.

8.	The Prepetition Noteholders Will Control the Reorganized Debtors.

Consummation of the Plan and the effectuation of the New Stockholders Agreement and the New Registration Rights Agreement will result in the Prepetition Noteholders acquiring the majority of the New Equity Interests. Accordingly, the Prepetition Noteholders will exercise a controlling influence over the business and affairs of the Reorganized Debtors.

C.	RISK FACTORS THAT COULD NEGATIVELY IMPACT THE DEBTORS’ AND REORGANIZED DEBTORS’ BUSINESS[26]

1.	Oil and Gas Price Volatility May Continue to Adversely Affect the Debtors’ and the Reorganized Debtors’ Financial Condition, Financial Results, Cash Flows, Access to Capital and Ability to Grow.

The Debtors’ and Reorganized Debtors’ future financial condition, revenues, results of operations, rate of growth and the carrying value of oil and natural gas properties depend primarily upon the prices they receive for their oil and natural gas production. Oil and natural gas prices historically have been volatile and are likely to continue to be volatile in the future, especially given current geopolitical conditions. These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and gas price movements with any certainty. For example, during the five years prior to December 31, 2015, the posted price for West Texas Intermediate light sweet crude oil, commonly referred to as West Texas Intermediate, has ranged from a low of $34.55 per Bbl in December 2015 to a high of $113.39 per Bbl in April 2011. The Henry Hub spot market price of natural gas has ranged from a low of $1.63 per MMBtu in December 2015 to a high of $8.15 per MMBtu in February 2014. Since mid-2014, oil and natural gas prices have declined significantly, due in large part to increasing supplies and weakening demand growth. The significant decline in oil and natural gas prices beginning in the second half of 2014 and the volatility continuing today has materially adversely impacted the Debtors’ revenue, the value of their estimated proved reserves and, in turn, the market value used by the lenders to determine their borrowing base.

The prices for oil and natural gas are subject to a variety of factors that are beyond the Debtors’ and Reorganized Debtors’ control. These factors include, but are not limited to, the following:

•	the level of consumer demand for oil and natural gas;

•	the domestic and global economic conditions impacting the supply and demand of oil and natural gas;

•	commodity processing, gathering and transportation cost and availability, and the availability of refining capacity;

•	the price and quantity of foreign imports of oil and natural gas;

•	the ability of the members of OPEC and other producing companies to agree to and maintain oil price and production controls;

•	domestic and foreign governmental regulations and taxes;

•	the supply of CO2 and other inputs necessary to production;

•	the price and availability of alternative fuel sources;

•	weather conditions and force majeure events;

[26]	Additional risk factors are provided in the Company’s 10-K and 10-Q, filed with the Securities and Exchange Commission on March 30, 2016 and November 7, 2016, respectively.

•	financial and commercial market uncertainty;

•	political conditions or hostilities in oil and natural gas producing regions, including the Middle East and South America; and

•	worldwide economic conditions.

Extended periods of continuing lower oil and natural gas prices will not only reduce the Debtors’ and Reorganized Debtors’ respective revenue but also will reduce the amount of oil and natural gas they can produce economically, and as a result, would have a material adverse effect on their financial condition, results of operations, and reserves. During periods of low commodity prices, the Debtors shut in or curtail production from additional wells and defer drilling new wells, challenging their ability to produce at commercially paying quantities required to hold their leases. A reduction in production could result in a shortfall in their expected cash flows and require the Debtors or the Reorganized Debtors to reduce their capital spending or borrow funds to cover any such shortfall. Any of these factors could negatively impact the Debtors’ and Reorganized Debtors’ ability to replace their production and their future rate of growth.

2.	Drilling Wells Is Speculative and Capital Intensive.

Developing and exploring properties for oil and natural gas requires significant capital expenditures and involves a high degree of financial risk, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The budgeted costs of drilling, completing, and operating wells are often exceeded and can increase significantly when drilling costs rise. If the Debtors’ or Reorganized Debtors’ cash flow from operations is not sufficient to fund their capital expenditure budget, they may not be able to access additional bank debt or other methods of financing on commercially reasonable terms to meet these requirements. If revenue were to decrease as a result of lower oil and natural gas prices or decreased production, and the Debtors’ and the Reorganized Debtors’ access to capital were limited, they would have a reduced ability to replace their reserves, which may have an adverse effect on their results of operations and financial condition.

In addition, drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. Moreover, the successful drilling or completion of an oil or natural gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells.

3.	If the Debtors or the Reorganized Debtors Cannot Replace Their Reserves, Their Revenues and Financial Condition Will Suffer.

The Debtors’ and the Reorganized Debtors’ future success depends largely upon their ability to find, develop, or acquire additional oil and natural gas reserves that are economically recoverable. Unless the Debtors and Reorganized Debtors successfully replace their reserves through successful development, exploration or acquisition activities, their proved reserves and production will decline over time. Recovery of such reserves will require significant capital expenditures and successful drilling and EOR operations.

4.	Estimates of Proved Reserves Are Uncertain, and Revenues from Production May Vary Significantly from Expectations.

Estimating quantities of proved oil and natural gas reserves is a complex process. The quantities and values of the Debtors’ proved reserves in the projections are only estimates and subject to numerous uncertainties. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation. These estimates depend on assumptions regarding quantities and production rates of recoverable oil and natural gas reserves, future prices for oil and natural gas, timing and amounts of development expenditures and operating expenses, all of which will vary from those assumed in the Debtors’ estimates. If the variances in these assumptions are significant, many of which are based upon extrinsic events the Debtors and the Reorganized Debtors cannot control, they could significantly affect these estimates.

Any significant variance from the assumptions used could result in the actual amounts of oil and natural gas ultimately recovered and future net cash flows being materially different from the estimates in the Debtors’ reserves reports. In addition, results of drilling, testing, production, and changes in prices after the date of the estimates of the Debtors’ reserves may result in substantial downward revisions. These estimates may not accurately predict the present value of future net cash flows from the Debtors’ or the Reorganized Debtors’ oil and natural gas reserves.

5.	A Significant Portion of the Debtors’ Total Proved Reserves Are Undeveloped, and Those Reserves May Not Ultimately Be Developed.

A material portion of the Debtors’ estimated proved reserves (by volume) are undeveloped. Actual development costs may exceed estimates, development may not occur as scheduled and results may not be as estimated. If the Debtors or Reorganized Debtors choose not to develop their proved undeveloped reserves, or if they are not otherwise able to successfully develop them, they will be required to remove the associated volumes from their reported proved reserves. In addition, under the SEC’s reserve reporting rules, proved undeveloped reserves generally may be booked only if they relate to wells scheduled to be drilled within five years of the date of booking or unless specific circumstances justify a longer time. A substantial portion of the Debtors’ undeveloped reserves are scheduled to be developed over a period extending beyond the typical five year time frame. The Debtors or the Reorganized Debtors may be required to write off any reserves that are not developed within this five-year time frame in the event that the SEC does not agree that the specific circumstances related to the longer-term reserves are otherwise exempted from the five-year reporting rules. If prices remain at their current levels, the Debtors anticipate a significant portion of their long-term EOR-related proved undeveloped reserves may be uneconomic and thus omitted from their estimates of total proved reserves in the near future.

6.	Prospects That the Debtors or the Reorganized Debtors Decide to Drill May Not Yield Oil or Natural Gas in Commercially Viable Quantities.

There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities, if at all, to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable the Debtors or the Reorganized Debtors to know conclusively prior to drilling whether oil or natural gas will be present. In addition, a variety of factors, including geological and market-related factors, can cause a well to become uneconomical or only marginally economical. For example, if oil and natural gas prices are much lower after the Debtors or the Reorganized Debtors complete a well than when they identified it as a prospect, the completed well may not yield commercially viable quantities.

7.	The Debtors’ Oil and Natural Gas Exploration and Production Business Involves High Risks and They May Suffer Uninsured Losses.

Oil and natural gas operations are subject to many risks, including blowouts, cratering, explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, hydraulic fracturing fluids, toxic gas or other pollutants and other environmental hazards and risks. The Debtors’ drilling operations also involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. Any of these events could result in substantial losses to the Debtors or the Reorganized Debtors due to injury or loss of life, damage to or destruction of wells, production facilities or other property, clean-up responsibilities, regulatory investigations and penalties and suspension of operations. Although the Debtors currently maintain insurance coverage that they consider reasonable and that is similar to that maintained by comparable companies in the oil and gas industry, they are not fully insured against certain of these risks, such as business interruption, either because such insurance is not available or because of the high premium costs and deductibles associated with obtaining and carrying such insurance.

8.	The Debtors’ Business Depends on Oil and Natural Gas Transportation Facilities, Some of Which Are Owned by Third Parties.

The marketability of the Debtors’ and the Reorganized Debtors’ production depends upon the proximity of their reserves to, and the capacity of, third-party facilities and third-party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and refineries or processing facilities. Such third parties are subject to federal and state regulation of the production and transportation of oil and natural gas. If such third parties are unable to comply with such regulations and the Debtors or the Reorganized Debtors are unable to replace such service and facilities providers, they may be required to shut-in producing wells or delay or discontinue development plans for our properties. A shut-in, delay or discontinuance could adversely affect the Debtors’ or the Reorganized Debtors’ financial condition.

9.	The Debtors Do Not Control Activities on Properties They Do Not Operate.

The Debtors do not operate all of the properties in which they have an interest. As a result, they have limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of drilling and development activities on the Debtors’ or the Reorganized Debtors’ partially owned properties will depend upon a number of factors outside of the Debtors’ or the Reorganized Debtors’ control, including the operator’s timing and amount of capital expenditures, expertise and diligence in performing operations, financial resources, inclusion of other participants in drilling wells, and use of technology.

10.	Limitations or Restrictions on the Debtors’ or Reorganized Debtors’ Ability to Obtain Water May Have an Adverse Effect on Operating Results.

The Debtors’ operations require significant amounts of water for drilling and hydraulic fracturing. Limitations or restrictions on the Debtors’ or the Reorganized Debtors’ ability to obtain water from local sources may require them to find remote sources. In addition, treatment and disposal of such water after use is becoming more highly regulated and restricted. Thus, costs for obtaining and disposing of water could increase significantly, potentially limiting the Debtors’ or the Reorganized Debtors’ ability to engage in hydraulic fracturing. This could have a material adverse effect on operations.

11.	Competition in the Oil and Natural Gas Industry is Intense and Many of the Debtors’ Competitors Have Greater Financial and Other Resources Than They Do.

The Debtors operate in the highly competitive areas of oil and natural gas production, acquisition, development and exploration and face intense competition from both major and other independent oil and natural gas companies seeking to acquire desirable producing properties or new leases for future development or exploration and seeking to acquire the equipment and expertise necessary to operate and develop properties. Many of the Debtors’ competitors have financial and other resources substantially greater than theirs, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the Debtors’ financial or human resources permit. The Debtors’ and the Reorganized Debtors’ ability to develop their oil and natural gas properties and to acquire additional properties in the future will depend upon their ability to successfully conduct operations, select suitable prospects and consummate transactions in this highly competitive environment.

12.	A Worldwide Financial Downturn or Negative Credit Market Conditions May Have Lasting Effects on the Debtors’ or the Reorganized Debtors’ Liquidity, Business and Financial Condition That They Cannot Control or Predict.

Global economic conditions may adversely affect the financial viability of and increase the credit risk associated with the Debtors’ or the Reorganized Debtors’ purchasers, suppliers, and insurers to perform under the terms of contracts or financial arrangements they have with them. Although the Debtors have heightened their level of scrutiny of their contractual counterparties, their assessment of the risk of non-performance by various parties is subject to sudden swings in the financial and credit markets. This same crisis may adversely impact insurers and their ability to pay current and future insurance claims that the Debtors or the Reorganized Debtors may have. Further, the Debtors’ and the Reorganized Debtors’ future access to capital could be limited due to tightening credit markets that could affect their ability to fund their future capital projects. In addition, long-term restriction upon or freezing of the capital markets and legislation related to financial and banking reform may affect short-term or long-term liquidity.

13.	The Debtors Are Responsible for Decommissioning, Abandonment, and Reclamation Costs.

The Debtors are responsible for compliance with all applicable laws and regulations regarding the decommissioning, abandonment, and reclamation of their facilities at the end of their economic life, the costs of which may be substantial. It is not possible to predict these costs with certainty since they will be a function of regulatory requirements at the time of decommissioning, abandonment, and reclamation. The Debtors or Reorganized Debtors, as applicable, may in, the future determine it prudent or be required by applicable laws or regulations to establish and fund one or more decommissioning, abandonment, and reclamation reserve funds to provide for payment of future costs. Even if established, such reserves may not be sufficient to satisfy all future costs.

14.	The Debtors Are Currently Subject to Complex Laws and Regulations, Including Environmental and Safety Regulations, Which Can Adversely Affect the Cost, Manner, and Feasibility of Doing Business.

The Debtors’ exploration, production, and marketing operations are subject to complex and stringent federal, state, and local laws and regulations governing, among other things: land use restrictions, drilling bonds and other financial responsibility requirements, reporting and other requirements with respect to emissions of greenhouse gases and air pollutants, utilization and pooling of properties, habitat and endangered species protection, reclamation and remediation, well stimulation processes, produced water disposal, CO2 pipeline requirements, safety precautions, operational reporting, and tax requirements. These laws, regulations and related public policy considerations affect the costs, manner, and feasibility of the Debtors’ operations and require them to make significant expenditures in order to comply. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of investigatory and remedial obligations, and the issuance of injunctions that could limit or prohibit the Debtors’ or the Reorganized Debtors’ operations. In addition, some of these laws and regulations may impose joint and several, strict liability for contamination resulting from spills, discharges, and releases of substances, without regard to fault or the legality of the original conduct. Under such laws and regulations, the Debtors or the Reorganized Debtors could be required to remove or remediate previously disposed substances and property contamination, including wastes disposed or released by prior owners or operators. Changes in, or additions to, environmental laws and regulations occur frequently, and any changes or additions that result in more stringent and costly waste handling, storage, transport, disposal, cleanup or other environmental protection requirements could have a material adverse effect on the Debtors’ and the Reorganized Debtors’ operations and financial position.

15.	Federal Legislation and State Legislative and Regulatory Initiatives Relating to Hydraulic Fracturing Could Result in Increased Costs and Additional Operating Restrictions or Delays.

Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate oil and natural gas production. Congress has previously considered legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Sponsors of bills previously considered before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which is already required by some state agencies governing the Debtors’ operations. Such disclosure could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, these bills, if adopted, could repeal the exemptions for hydraulic fracturing from the Safe Drinking Water Act. The EPA is currently studying the issue of hydraulic fracturing. These developments, as well as increased scrutiny of hydraulic fracturing and underground injection activities by state and municipal authorities may result in additional levels of regulation or complexity with respect to existing regulations that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase the Debtors’ or the Reorganized Debtors’ costs of compliance and doing business.

16.	Enactment of Other Legislative or Regulatory Proposals Under Consideration Could Negatively Affect the Debtors’ or the Reorganized Debtors’ Business.

In addition to the Safe Drinking Water Act and other potential regulations on hydraulic fracturing practices, numerous other legislative and regulatory proposals affecting the oil and gas industry have been introduced, are anticipated to be introduced, or are otherwise under consideration, by Congress, state legislatures and various federal and state agencies. Among these proposals are: (1) climate change/carbon tax legislation introduced in Congress, and EPA regulations to reduce greenhouse gas emissions; and (2) legislation introduced in Congress to impose new taxes on, or repeal various tax deductions available to, oil and gas producers, such as the current tax deductions for intangible drilling and development costs, which deductions, if eliminated, could raise the cost of energy production, reduce energy investment and affect the economics of oil and gas exploration and production activities. In addition, the Oklahoma Corporation Commission (the “OCC”) has issued directives restricting injection of high volumes of water into certain areas of interest in Oklahoma. The Debtors are currently fully compliant with all regulations relating to the disposal of produced water. However, the Debtors cannot predict whether future regulatory actions will result in expansion of the areas of interest or new or additional regulations by the OCC or other agencies with jurisdiction over their operations.

Any of the foregoing described proposals could affect the Debtors’ or the Reorganized Debtors’ operations, and the costs thereof. The trend toward stricter standards, increased oversight and regulation and more extensive permit requirements, along with any future laws and regulations, could result in increased costs or additional operating restrictions which could have an effect on demand for oil and natural gas or prices at which it can be sold. However, until such legislation or regulations are enacted or adopted into law and thereafter implemented, it is not possible to gauge their impact on the Debtors or the Reorganized Debtors’ future operations or their results of operations and financial condition.

17.	The Recent Adoption of Derivatives Legislation by the U.S. Congress Could Have An Adverse Effect on the Debtors’ or the Reorganized Debtors’ Ability to Hedge Risks Associated with Their Business.

The Dodd-Frank Act requires the Commodities Futures Trading Commission (the “CFTC”) and the SEC to promulgate rules and regulations establishing federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market including swap clearing and trade execution requirements. New or modified rules, regulations or requirements may increase the cost and availability to the Debtors’ counterparties of their hedging and swap positions which they can make available to the Debtors or the Reorganized Debtors, as applicable, and may further require the counterparties to the Debtors’ derivative instruments to spin off some of their derivative activities to separate entities which may not be as creditworthy as the current counterparties. Any changes in the regulations of swaps may result in certain market participants deciding to curtail or cease their derivative activities.

While many rules and regulations have been promulgated and are already in effect, other rules and regulations remain to be finalized or effectuated, and therefore, the impact of those rules and regulations on the Debtors and the Reorganized Debtors is uncertain at this time. The Dodd-Frank Act, and the rules promulgated thereunder, could (i) significantly increase the cost, or decrease the liquidity, of energy-related derivatives the Debtors or the Reorganized Debtors use to hedge against commodity price fluctuations (including through requirements to post collateral), (ii) materially alter the terms of derivative contracts, (iii) reduce the availability of derivatives to protect against risks the Debtors or the Reorganized Debtors encounter, and (iv) increase the Debtors’ or the Reorganized Debtors’ exposure to less creditworthy counterparties.

18.	Legal Proceedings Could Result in Liability Affecting the Debtors’ or the Reorganized Debtors’ Results of Operations.

In addition to the Royalties Class Action Lawsuit, the Debtors, like most oil and gas companies, may be involved in various legal proceedings, such as title, royalty, or contractual disputes, in the ordinary course of business. The Debtors and the Reorganized Debtors will defend themselves vigorously in all such matters. Because the Debtors maintain a portfolio of assets in the various areas in which they operate, the complexity and types of legal procedures with which they may become involved may vary, and they could incur significant legal and support expenses in different jurisdictions. If the Debtors or the Reorganized Debtors are not able to successfully defend themselves, there could be a delay or even a halt in their exploration, development or production activities or other business plans, resulting in a reduction in reserves, loss of production and reduced cash flows. Legal proceedings could result in a substantial liability. In addition, legal proceedings distract management and other personnel from their primary responsibilities.

19.	A Cyber Incident Could Result in Information Theft, Data Corruption, Operational Disruption, and/or Financial Loss.

The Debtors’ business has become increasingly dependent on digital technologies to conduct day-to-day operations, including certain of their exploration, development and production activities. The Debtors depend on digital technology to estimate quantities of oil and gas reserves, process and record financial and operating data, analyze seismic and drilling information and in many other activities related to their business. Their technologies, systems and networks may become the target of cyber-attacks or information security breaches that could result in the disruption of their business operations. For example, unauthorized access to the Debtors’ or the Reorganized Debtors’ seismic data, reserves information or other proprietary information could lead to data corruption, communication interruption, or other operational disruptions in the Debtors’ or the Reorganized Debtors’ drilling or production operations.

To date the Debtors have not experienced any material losses relating to cyber-attacks, however there can be no assurance that the Debtors or the Reorganized Debtors will not suffer such losses in the future. As cyber threats continue to evolve, the Debtors and the Reorganized Debtors may be required to expend significant additional resources to continue to modify or enhance their protective measures or to investigate and remediate any cyber vulnerabilities.

20.	Price Declines May Lead to Additional Write Downs of the Carrying Values of the Debtors’ Properties in the Future, Which Could Negatively Impact Results of Operations.

The Debtors utilize the full cost method of accounting for costs related to their oil and natural gas properties. Under this method, all costs incurred for both productive and nonproductive properties are capitalized and amortized on an aggregate basis using the units-of-production method. However, these capitalized costs are subject to a ceiling test that limits such pooled costs to the aggregate of the present value of estimated future net revenues attributable to proved oil and natural gas reserves discounted at 10%, adjusted for derivatives accounted for as cash flow hedges and net of tax considerations, plus the cost of unproved properties not being amortized. The full cost ceiling is evaluated at the end of each quarter using the SEC prices for oil and natural gas in effect at that date as adjusted for the Debtors’ derivative positions deemed “cash flow hedge positions.” A write-down of oil and natural gas properties does not impact cash flow from operating activities, but does reduce net income. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date.

During the twelve months ended December 31, 2015, the Debtors recorded ceiling test write-downs of $1.5 billion. Oil and natural gas prices are volatile and this and other factors, without mitigating circumstances, could require the Debtors or the Reorganized Debtors to further write down capitalized costs and incur corresponding non-cash charges to earnings. Since the prices used in the cost ceiling are based on a trailing twelve-month period, the full impact of a sudden price decline is not recognized immediately. While the amount of any future impairment is generally difficult to predict, continued write-downs of oil and natural gas properties may occur until such time as commodity prices recover, and remain at recovered levels, so as to meaningfully increase the 12-month average price used in the ceiling test calculation.

21.	Future Legislation May Result in the Elimination of Certain U.S. Federal Income Tax Deductions Currently Available with Respect to Oil and Natural Gas Exploration and Development. Additionally, Future Federal and State Legislation May Impose New or Increased Taxes or Fees on Oil and Natural Gas Extraction.

In recent years, legislation has been proposed that would, if enacted into law, make significant changes to U.S. federal and state income tax laws, including the elimination of certain U.S. federal income tax benefits and deductions currently available to oil and gas companies. Such changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the increase of the amortization period of geological and geophysical expenses, (iii) the elimination of current deductions for intangible drilling and development costs; and (iv) the elimination of the deduction for certain U.S. production activities. It is currently unclear whether any such proposals will be enacted or what form they might possibly take. The passage of such legislation or any other similar change in U.S. federal income tax law could eliminate, reduce or postpone certain tax deductions that are currently available to the Debtor Group (as defined below), and any such change could negatively affect the Debtors’ and the Reorganized Debtors’ financial condition and results of operations. Additionally, legislation could be enacted that imposes new fees or increases the taxes on oil and natural gas extraction, which could result in increased operating costs and/or reduced consumer demand for petroleum products and thereby affect the prices the Debtors and the Reorganized Debtors receive for their oil and gas.

22.	Studies by both state or federal agencies demonstrating a correlation between earthquakes and oil and natural gas activities could result in increased regulatory and operational burdens.

In recent years, Oklahoma has experienced a significant increase in earthquakes and other seismic activity. On April 21, 2015, the Oklahoma Geologic Survey (“OGS”) issued a document entitled “Statement of Oklahoma Seismicity,” in which the agency states “[t]he OGS considers it very likely that the majority of recent earthquakes, particularly those in central and north-central Oklahoma, are triggered by the injection of produced water in disposal wells.” The Oklahoma Corporation Commission (“OCC”) has issued directives restricting injection of high volumes of water into the Arbuckle formation and into the crystalline basement below. On February 16, 2016 the OCC issued a Regional Earthquake Response Plan for Western Oklahoma, and on March 7, 2016 the OCC issued a second Regional Earthquake Response Plan for Central Oklahoma. Combined, the two Plans expand the 2015 “area of interest” and to include more than 10,000 square miles and more than 600 Arbuckle disposal wells, resulting in a reduction of more than 800,000 barrels per day from the 2015 average injection volumes. The Debtors operate 18 wells in the OCC “area of interest” and are fully compliant with all regulations relating to the disposal of produced water. However, the Debtors cannot predict whether future regulatory actions will result in further expansion of this “area of interest” or new or additional regulations by the OCC or other agencies with jurisdiction over the Debtors’ operations. Any such expansion or new regulation could result in additional levels of regulation, or increased complexity with respect to existing regulations, that could lead to operational delays or increased operating costs and result in additional regulatory burdens that could make it more difficult to inject produced water into disposal wells, and may increase the Debtors’ and the Reorganized Debtors’ costs of compliance and doing business. In addition, even though the Debtors have conducted their operations in compliance with applicable laws, the increase in media and regulatory attention to the possible connection between seismic activity and produced water injection has led to litigation filed against the Debtors and other oil and gas producers requesting compensation for damages, including demands for earthquake insurance premiums on a going forward basis. The Debtors cannot predict the outcome of this litigation or provide assurances that other similar claims will not be filed against the Debtors or the Reorganized Debtors in the future

D.	RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

1.	The Financial Information Contained Herein Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.	Financial Projections and Other Forward-Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the Financial Projections, that are, by their nature, forward-looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of the Reorganized Debtors may turn out to be different from the Financial Projections.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of confirmation and consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtors, including, without limitation, the Reorganized Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; (e) the Debtors’ and Reorganized Debtors’ ability to maintain market strength and receive vendor support by way of favorable commercial terms; and (f) anticipated future commodity prices.

DUE TO THE INHERENT UNCERTAINTIES ASSOCIATED WITH PROJECTING FINANCIAL RESULTS GENERALLY, THE PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSIDERED ASSURANCES OR GUARANTEES OF THE AMOUNT OF FUNDS OR THE AMOUNT OF CLAIMS THAT MAY BE ALLOWED IN THE VARIOUS CLASSES. WHILE THE DEBTORS BELIEVE THAT THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT THEY WILL BE REALIZED.

E.	DISCLOSURE STATEMENT DISCLAIMER

1.	The Information Contained Herein Is for Soliciting Votes Only.

The information contained in this Disclosure Statement is for purposes of soliciting votes on the Plan and may not be relied upon for any other purpose.

2.	This Disclosure Statement Was Not Approved by the Securities and Exchange Commission.

This Disclosure Statement has not been filed with the Securities and Exchange Commission or any state regulatory authority. Neither the Securities and Exchange Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.	The Debtors Relied on Certain Exemptions from Registration Under the Securities Act.

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with the requirements of federal or state securities laws or other similar laws. All shares of New Equity Interests issued to (a) Holders of Claims on account of their respective Claims or in the applicable Rights Offering upon exercise of their respective Subscription Rights, and (b) any Backstop Commitment Parties as a backstop premium pursuant to the Backstop Commitment Agreement, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code. All shares of New Equity Interests issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement in satisfaction of their obligations to purchase any unsubscribed shares in the applicable Rights Offering will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the distribution and issuance, as applicable, of the Plan Securities and Documents will be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code or section 4(a)(2) of the Securities Act.

4.	This Disclosure Statement Contains Forward-Looking Statements.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

5.	No Legal or Tax Advice Is Provided to You by this Disclosure Statement.

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

6.	No Admissions Are Made by This Disclosure Statement.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, any Debtor) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interests or any other parties in interest.

7.	No Reliance Should be Placed on any Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, file and prosecute Claims or causes of action and may object to Claims after the Confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such Claims, causes of action or objections to Claims.

8.	Nothing Herein Constitutes a Waiver of any Right to Object to Claims or Recover Transfers and Assets.

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or its Estate are specifically or generally identified herein.

9.	The Information Used Herein Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

10.	The Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.	No Representations Made Outside the Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to counsel to the Debtors and the United States Trustee.

VII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

If the Plan or an alternative chapter 11 plan of reorganization cannot be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which case, a trustee would be elected or appointed to liquidate the Debtors’ assets. A discussion of the effect a chapter 7 liquidation would have on the recovery of Holders of Claims is set forth in Section V.C herein, titled “Statutory Requirements for Confirmation of the Plan.” The Debtors believe that liquidation under chapter 7 would result in (i) smaller or equal distributions being made to creditors entitled to a recovery than those provided for in the Plan based on the liquidation value of the Debtors’ assets and because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors’ operations, and (iii) the failure to realize the greater, going-concern value of all of the Debtors’ assets.

B.	FILING OF AN ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different chapter 11 plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of the Debtors’ assets. As discussed above, during the negotiations prior to the filing of the Chapter 11 Cases and the Plan, the Debtors explored various alternatives to the Plan.

The Debtors believe that the Plan, and the associated Exit Facility Credit Agreement, Rights Offerings, and Backstop Commitment enables the Debtors to emerge from chapter 11 successfully and expeditiously, preserving their businesses and allowing their creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because the Plan provides for a greater return to creditors.

The prolonged continuation of the Chapter 11 Cases is likely to adversely affect the Debtors’ businesses and operations. So long as the Chapter 11 Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ vendors and service providers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships. Furthermore, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the proceedings. The prolonged continuation of the Chapter 11 Cases may also result in the termination of the Plan Support Agreement which, in turn, would result in the termination of its hedging program. In addition, the Debtors may no longer be permitted to use cash collateral on a consensual basis. Under these circumstances, it is unlikely the Debtors could successfully reorganize without damage to their business operations and material decreases in recoveries for creditors.

VIII.

EXEMPTIONS FROM SECURITIES ACT REGISTRATION

SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(A)(2) OF THE SECURITIES ACT

All shares of New Equity Interests issued to (a) Holders of Allowed Claims on account of their respective Claims or in the applicable Rights Offering upon exercise of their respective Subscription Rights, and (b) any Backstop Commitment Parties as a backstop premium pursuant to the Backstop Commitment Agreement, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code. All shares of New Equity Interests issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement in satisfaction of their obligations to purchase any unsubscribed shares in the applicable Rights Offering will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

1.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code

Under the Plan, the Plan Securities and Documents will be issued to certain [Holders of Allowed Prepetition Credit Agreement Claims, Allowed Prepetition Notes Claims, Allowed General Unsecured Claims, and Allowed Royalty Payment Litigation Claims (to the extent provided under Article III.B.8(b)(ii) of the Plan), as applicable,]27 in reliance upon section 1145(a)(1) of the Bankruptcy Code (collectively, the “1145 Securities”). Section 1145(a)(1) of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of a security by a debtor if:

•	the offer or sale occurs under a plan of reorganization;

•	the recipients of such security hold a claim against, an interest in or claim for administrative expense in the case concerning the debtor; and

•	such security is offered in exchange for a claim against, an interest in or claim for administrative expense in the case concerning the debtor, or is offered principally in such exchange and partly for cash and property.

2.	Resale of 1145 Securities

Pursuant to section 1145(c) of the Bankruptcy Code, an offer or sale of the 1145 Securities is deemed to be a public offering. The 1145 Securities may be resold without registration under either (a) state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states or (b) the Securities Act pursuant to an exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” (as such term is defined in the Bankruptcy Code) with respect to the 1145 Securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of such securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing such securities and (ii) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in the Securities Act.

[27]	[NTD: To confirm which parties will receive securities under the Plan.]

The term “issuer” is defined in section 2(a)(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(a)(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a “control person.”

3.	Resale of the 1145 Securities by “Underwriters”

Resales by persons who receive any Plan Securities who are deemed to be “underwriters” (as such term is defined in the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to sell the New Equity Interests or the other 1145 Securities, as applicable, without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below, or if such securities are registered with the Securities and Exchange Commission pursuant to a registration agreement or otherwise. Any person who is an “underwriter” but not an “issuer” with respect to an offer of the 1145 Securities is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.

4.	Resale of Plan Securities Issued Pursuant to Section 4(a)(2)

Plan Securities issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell such Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144, as described further below, or any other registration exemption under the Securities Act, or if such Plan Securities are registered with the Securities and Exchange Commission.

5.	Rule 144

Under certain circumstances, Restricted Holders and holders of “restricted securities” may be entitled to resell their securities pursuant to the limited safe harbor resale provisions under Rule 144 of the Securities Act, to the extent available and in compliance with applicable state and foreign securities laws.

Rule 144 provides an exemption for the public resale of “restricted securities” if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an affiliate of the issuer. An affiliate is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.”

A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is available certain current public information regarding the issuer, and may sell the securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has been required to and has filed all periodic reports required under section 13 or 15(d) of the

Securities Exchange Act of 1934 during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available. The Debtors currently expect that the Reorganized Debtors will not be required to file periodic reports under the Exchange Act and that resales by non-affiliates will be permitted by Rule 144 only after the twelvemonth holding period expires.

An affiliate may resell restricted securities after the twelve-month holding period. However, an affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the greater of 1% of the average weekly reported volume of trading in such restricted securities during the four weeks preceding the filing of a notice of proposed sale on Form 144. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, which generally means they must be sold through a broker and handled as a routine trading transaction. The broker must receive no more than the usual commission and cannot solicit orders for the sale of the restricted securities except in certain situations. Third, if the sale exceeds 5,000 restricted securities or has an aggregate sale price greater than $50,000, an affiliate must file with the SEC three copies of a notice of proposed sale on Form 144. The sale must occur within three months of filing the notice unless an amended notice is filed.

The Debtors believe that the Rule 144 exemption will not be available with respect to any Plan Securities issued pursuant to section 4(a)(2) of the Securities Act (whether held by non-affiliates or affiliates) until at least twelve months after the Effective Date. Accordingly, holders of such Plan Securities will be required to hold their Plan Securities for at least twelve months and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144.

Pursuant to the Plan, certificates evidencing Plan Securities issued pursuant to section 4(a)(2) of the Securities Act will bear a legend substantially in the form below (the “Legend”):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS COVERING SUCH SECURITIES OR THE SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT OR STATE ACTS.”

WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN “UNDERWRITER” OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OR AN “AFFILIATE” OF REORGANIZED PARENT WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON. ACCORDINGLY, THE DEBTORS EXPRESS NO VIEW AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN “UNDERWRITER” OR AN “AFFILIATE.” IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED PARENT, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES OF REORGANIZED PARENT. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

Additionally, any of the 1145 Securities held by an identified Restricted Holder will be subject to bear the Legend on any certificates evidencing such 1145 Securities.

IX.

CERTAIN U.S. FEDERAL INCOME

TAX CONSEQUENCES OF THE PLAN28

A.	INTRODUCTION

The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to Holders of Claims who are entitled to vote to accept or reject the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC” or “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This discussion assumes that Holders of the Prepetition Notes and the Prepetition Credit Agreement Claims (the “Bank Debt”) have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment) and will hold the Exit Facility Loans and New Equity Interests as capital assets. In addition, this discussion assumes that the Debtors’ obligations under the Bank Debt, the Exit Facility Loans, the Prepetition Notes and other Claims will be treated as debt for federal income tax purposes.

This discussion does not address all federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Tax Code. In addition, it does not address considerations relevant to Holders subject to special rules under the federal income tax laws, such as “qualified foreign pension funds” (as defined in Section 897(l)(2) of the Tax Code), entities all of the interests of which are held by qualified foreign pension funds, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax, Holders who utilize the installment method reporting with respect to their Claims, Holders holding Claims as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, Holders who received Old Parent Interests pursuant to the exercise of any employee stock option or otherwise as compensation, and U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF EXIT FACILITY LOANS AND NEW EQUITY INTERESTS RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.

B.	U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

1.	Cancellation of Indebtedness and Reduction of Tax Attributes

The Debtors generally should realize cancellation of indebtedness (“COD”) income to the extent the adjusted issue price of the Claims exchanged pursuant to the Plan exceeds the sum of (a) the amount of cash and the fair market value of any other property (including the New Equity Interests and possibly the Subscription Rights)

[28]	This Article IX is still under review and will be finalized prior to the hearing to consider the adequacy of the Disclosure Statement.

treated as received in exchange for such Claims and (b) the issue price of the Exit Facility Loans. The amount of COD income that will be realized by the Debtors is uncertain because it will depend on the fair market value of the New Equity Interests and the issue price of the Exit Facility Loans on the Effective Date (see discussion of the rules relating to the determination of the issue price of the Exit Facility Loans below in “—Federal Income Tax Consequences to Holders of Certain Claims—U.S. Holders of Prepetition Credit Agreement Claims (Class 4)—Exit Facility Loans—Issue Price”)).

Under IRC Section 108, COD income realized by a debtor will be excluded from gross income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception should apply to the transactions consummated pursuant to the Plan, the Debtors should be entitled to exclude from gross income any COD income realized as a result of the implementation of the Plan.

Under IRC Section 108(b), a debtor that excludes COD income from gross income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “lookthrough rule” generally requires a corresponding reduction in the tax attributes of the lower-tier member. If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election.

For tax periods through the 2015 tax year, the Debtors have reported on their federal income tax returns approximately $[    ] million of consolidated NOLs and NOL carryforwards (after taking into account carrybacks of NOLs) and approximately $[    ] million of consolidated NOLs and NOL carrryforwards for purposes of the alternative minimum tax (“AMT NOLs”). The Debtors believe that for federal income tax purposes, the Debtors’ consolidated group (the “Debtor Group”) likely will generate additional NOLs and AMT NOLs for the 2016 tax year. However, the amount of the Debtor Group’s 2016 NOLs and AMT NOLs will not be determined until the Debtor Group prepares its consolidated federal income tax returns for such period. Moreover, the Debtor Group’s NOLs and AMT NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtor Group’s NOLs and AMT NOLs ultimately may vary from the amounts set forth above.

The Debtors currently anticipate that the application of IRC Section 108(b) (assuming no Section 108(b)(5) Election is made) will result in a reduction of the Debtor Group’s consolidated NOLs and AMT NOLs and the basis in certain assets. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors.

2.	Section 382 Limitation on Net Operating Losses and Built-In Losses

Under IRC Section 382, if a corporation or a consolidated group of corporations with NOLs or built-in losses (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its prechange NOLs and recognized built-in losses (“RBILs”) (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs and RBILs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized during the five-year period beginning on the date of the Ownership Change (the “Recognition Period”). If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of prechange NOLs that could be used by the loss corporation during the Recognition Period.

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets (or, if greater, the amount of a loss corporation’s relevant liabilities) and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a prechange period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.

If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in-gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the Ownership Change. However, the aggregate amount of all RBIGs that are recognized during the Recognition Period may not exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any RBILs will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change. However, the aggregate amount of all RBILS that are recognized during the Recognition Period may not exceed the NUBIL. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. The Debtors believe that the Debtor Group may have a NUBIL on the Effective Date.

An Ownership Change prior to the Effective Date would result in an annual limitation on the Debtors’ use of the Debtor Group’s consolidated NOLs and AMT NOLs (and possibly other tax attributes) attributable to the period prior to such date. It is likely that any change in ownership prior to the Effective Date would result in a significant portion of the Debtor Group’s existing NOLs (and possibly other tax attributes) being unusable in periods after such Ownership Change. The Debtors expect the consummation of the Plan will result in an Ownership Change of the Debtor Group. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules should apply in determining the Debtor Group’s ability to utilize in post-Effective Date tax periods NOLs (and possibly other tax attributes) attributable to tax periods preceding the Effective Date provided there is no Ownership Change of the Debtor prior to the Effective Date.

Under IRC Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs (and certain other tax attributes) and RBILs arising during the Recognition Period if the stockholders and qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three full taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the date of the Ownership Change attributable to the bankruptcy reorganization (the “Plan Ownership Change”). However, if any pre- change NOLs (and certain other tax attributes) of the debtor already are subject to an annual usage limitation under IRC Section 382 at the time of an Ownership Change subject to IRC Section 382(l)(5), those NOLs (and certain other tax attributes) will continue to be subject to such limitation.

A qualified creditor is any creditor who has held the debt of the debtor for at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” that has been owned at all times by such creditor. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.

A debtor may elect not to apply IRC Section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the Ownership Change occurs. If IRC Section 382(l)(5) applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within the two-year period following the date of the Plan Ownership Change will result in the debtor being unable to use any pre- change losses in any taxable year ending after such subsequent Ownership Change to offset future taxable income.

If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of IRC Section 382(l)(5), or if a debtor elects not to apply IRC Section 382(l)(5), the debtor’s use of its pre-change NOLs (and certain other tax attributes) and RBILs arising during the Recognition Period will be subject to an annual limitation as determined under IRC Section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (1.68% for December 2016) and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to IRC Section 382(l)(6), those NOLs (and certain other tax attributes) will be subject to the lower of the two annual limitations.

The Debtors are unable to determine whether the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of IRC Section 382(l)(5), as such determination will depend on the extent to which Holders of the Prepetition Notes and to the extent receiving New Equity Interests pursuant to the Plan, the General Unsecured Claims and the Royalty Payment Litigation Claims, immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of IRC Section 382(l)(5). If the Plan satisfies the requirements of IRC Section 382(l)(5), the Debtors anticipate electing out of Section IRC Section 382(l)(5), in which case, the Debtor Group’s pre-change NOLs and certain other tax attributes remaining after reduction for excluded COD income along with RBILs (if any) arising during the Recognition Period will be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month in which the Plan Ownership Change occurs and the value of the Debtor’s outstanding stock immediately after consummation of the Plan. NOLs, RBILs, and certain other tax attributes not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates (with any RBIL disallowed during the Recognition Period permitted to be carried forward under rules similar to those applying to NOL carryforwards). To the extent the annual limitation of the Reorganized Debtors’ consolidated group (the “Reorganized Debtor Group”) exceeds the Reorganized Debtor Group’s taxable income (for purposes of IRC Section 382) in a given year, the excess will increase the annual limitation in future taxable years.

3.	Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of its AMTI generally may be offset by available AMT NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtor Group may have to pay AMT regardless of whether it generates non-AMT NOLs or has sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an Ownership Change and is in a NUBIL position on the date of the Ownership Change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

C.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

1.	Definition of U.S. Holder and Non-U.S. Holder

A “U.S. Holder” is Holder of the Bank Debt, Prepetition Notes, General Unsecured Claims, Convenience Class Claims, Royalty Payment Litigation Claims, New Equity Interests or Exit Facility Loans that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia (or other entity classified as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of IRC Section 7701(a)(30)), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a Holder of the Bank Debt, Prepetition Notes, General Unsecured Claims, Convenience Class Claims, Royalty Payment Litigation Claims, New Equity Interests or Exit Facility Loans that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity classified as a corporation for U.S. federal income tax purposes), estate or trust.

2.	U.S. Holders of Prepetition Credit Agreement Claims (Class 4)

(a)	Exchange of the Bank Debt for Exit Facility Loans

Treatment of Exchange. An actual exchange of debt instruments will be treated as an exchange, rather than as a continuation of the old debt instrument, for U.S. federal income tax purposes if the differences between the old and new debt instrument constitute a “significant modification” of the old debt instrument under applicable Treasury Regulations. A “significant modification” occurs if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” On the basis of these Treasury Regulations, the Debtors intend to take the position that an exchange of the Bank Debt for the Exit Facility Loans (the “Bank Debt Exchange”) is a significant modification.

Recognition of Gain or Loss. Accordingly, a U.S. Holder of the Bank Debt will be treated for U.S. federal income tax purposes as having exchanged its Bank Debt for Exit Facility Loans and cash (if any). The U.S. federal income tax consequences to U.S. Holders of the Bank Debt Exchange will depend upon whether the Bank Debt constitutes “securities” for U.S. federal income tax purposes, and, if they do, whether the Exit Facility Loans constitute “securities” for U.S. federal income tax purposes. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is senior to or subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security. Accordingly, it does not appear that the Exit Facility Loans qualify as a security because the Exit Facility Loans are secured obligations with a term of less than 5 years.

If either or both of the Bank Debt and the Exit Facility Loans do not constitute securities, then, a U.S. Holder of Bank Debt should recognize gain or loss on the Bank Debt Exchange. The amount of such gain or loss will equal the difference between the “issue price” of the Exit Facility Loans (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Bank Debt. A U.S. Holder’s adjusted tax basis in the Bank Debt generally will be equal to the amount the U.S. Holder paid for the Bank Debt (reduced by any payments on the Bank Debt, other than payments of qualified stated interest). Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Bank Debt for more than one year at the time of the Bank Debt Exchange. Otherwise, such gain or loss will be short-term capital gain or loss. The U.S. Holder’s initial tax basis in the Exit Facility Loans should be equal to their “issue price” on the Effective Date. The U.S. Holder’s holding period in the Exit Facility Loans should begin on the day after the Effective Date.

A U.S. Holder that acquired Bank Debt at any time other than at its original issuance at a market discount generally will be required to treat any gain recognized on the Bank Debt Exchange as ordinary income to the extent of accrued market discount, unless an election to include market discount income currently as it accrues was made by the U.S. Holder. A U.S. Holder will be considered to have acquired Bank Debt at a market discount if its tax basis in the Debt immediately after acquisition was less than the sum of all amounts payable thereon (other than payments of qualified stated interest) after the acquisition date, unless the difference is less than 0.25% of the Bank Debt’s state redemption price at maturity multiplied by the number of complete years from the acquisition date to maturity (in which case, the difference is de minimis market discount).

(b)	Exit Facility Loans

Issue Price. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered “traded on an established market” (“publicly traded”). If the Exit Facility Loans are treated as “publicly traded” for U.S. federal income tax purposes, the “issue price” of the Exit Facility Loans will be the fair market value of the Exit Facility Loans as of their issue date. If the Bank Debt is, but the Exit Facility Loans are not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the Exit Facility Loans received in exchange for the relevant Bank Debt will be the fair market value of the Bank Debt exchanged for the Exit Facility Loans, as determined on the issue date of the Exit Facility Loans. If neither the Bank Debt nor the Exit Facility Loans are treated as publicly traded, then the issue price of the Exit Facility Loans issued in exchange for the Bank Debt will be the principal amount of such Exit Facility Loans.

The Exit Facility Loans will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their issue date, the Exit Facility Loans are traded on an “established market.” The Exit Facility Loans will be considered to trade on an established market if (i) there is a price for an executed purchase or sale of the Exit Facility Loans that is reasonably available within a reasonable period of time after the sale; (ii) there is at least one price quote for the Exit Facility Loans from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell the Exit Facility Loans (a “firm quote”), or (iii) there is at least one price quote for the Exit Facility Loans other than a firm quote, available from at least one such broker, dealer, or pricing service. Although the matter is not free from doubt, these same rules likely also apply to the determination of whether the Bank Debt is publicly traded.

Treasury Regulations require the Reorganized Debtors to make a determination as to whether the Bank Debt or Exit Facility Loans are publicly traded, and if the Reorganized Debtors determine that the Bank Debt or Exit Facility Loans are publicly traded, to determine the fair market value of the Exit Facility Loans on their issue date which will establish their “issue price.” The Treasury Regulations require the Reorganized Debtors to make such determinations available to U.S. Holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the Exit Facility Loans. The Treasury Regulations provide that each of these determinations is binding on a Holder unless the Holder satisfies certain conditions. Certain rules apply as to whether a sales price or quote may establish the fair market value of the Exit Facility Loans and under what conditions the Reorganized Debtors may otherwise establish the fair market value of the Exit Facility Loans.

Because the relevant trading period for determining whether the Bank Debt and Exit Facility Loans are publicly traded and the issue price of the Exit Facility Loans has not yet occurred, the Debtors are unable to determine the issue price of the Exit Facility Loans at this time.

Payments of Qualified Stated Interest. Payments of qualified stated interest on an Exit Facility Loan generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate.

Original Issue Discount. The Exit Facility Loans will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds their “issue price” (see “—Exit Facility Loans—Issue Price” above) by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of the Exit Facility Loans is the total of all payments to be made under the Exit Facility Loans other than qualified stated interest.

If the Exit Facility Loans were treated as having been issued with more than de minimis OID, U.S. Holders would be required to include the OID in ordinary income on an annual basis under a constant yield accrual method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each day on which it held the applicable Exit Facility Loan during the taxable year. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of such Exit Facility Loan, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on such Exit Facility Loan must occur on either the first day or last day of an accrual period. The amount of OID allocable to an accrual period will equal (A) the product of (i) the Exit Facility Loan’s adjusted issue price at the beginning of the accrual period and (ii) the Exit Facility Loan’s yield to maturity (adjusted to reflect the length of the accrual period), less (B) any qualified stated interest allocable to the accrual period.

An Exit Facility Loan’s adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such Exit Facility Loan accrued for each prior accrual period and decreased by the amount of payments on such Exit Facility Loan other than payments of qualified stated interest. An Exit Facility Loan’s yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Exit Facility Loan, produces an amount equal to the Exit Facility Loan’s original issue price.

Sale, Retirement or Other Taxable Disposition. A U.S. Holder of an Exit Facility Loan will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the Exit Facility Loan equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the Exit Facility Loan. A U.S. Holder’s tax basis in an Exit Facility Loan should be its “issue price” reduced by any principal payments received on the Exit Loan Facility, unless the Exit Facility Loan was issued with OID in excess of the de minimis amount, in which case its tax basis would be its “adjusted issue price” at the time of the disposition. Any gain or loss on the sale, redemption, retirement or other taxable disposition of the Exit Facility Loans generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Exit Facility Loan for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

3.	U.S. Holders of Prepetition Notes Claims (Class 5)

(a)	Exchange of Prepetition Notes for New Equity Interests and Subscription Rights

Treatment of Exchange. The federal income tax consequences of the exchange of Prepetition Notes for New Equity Interests and Subscription Rights (the “Prepetition Notes Exchange”) depend, in part, on whether the Prepetition Notes constitute “securities” for purposes of the provisions of the Tax Code relating to tax-free transactions. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is senior to or subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.

The Prepetition Notes should qualify as a security because the notes are unsecured obligations with an original term of approximately 10 years. Accordingly, the Debtors currently intend to take the position that with respect to the exchange of the Prepetition Notes for New Equity Interests, the Prepetition Notes Exchange constitutes a tax-free recapitalization for federal income tax purposes.

Subscription Rights. The characterization for U.S. federal income tax purposes of the receipt and exercise of the Subscription Rights in connection with the Prepetition Notes Exchange is uncertain. The receipt and exercise of the Subscription Rights could be treated for U.S. federal income tax purposes as (i) the receipt of additional consideration by a U.S. Holder in exchange for its Prepetition Notes and the exercise of options to acquire the underlying New Equity Interests in the Noteholders Rights Offering or (ii) as an integrated transaction pursuant to which the Subscription Rights are disregarded and the New Equity Interests received by the U.S. Holder are acquired directly for cash and in satisfaction of the U.S. Holder’s Prepetition Notes.

Recognition of Gain or Loss. Subject to the preceding discussion, U.S. Holders of Prepetition Notes should not recognize gain or loss in the Prepetition Notes Exchange. If the Subscription Rights are characterized as options, the Subscription Rights should be treated as securities. Accordingly, (i) a U.S. Holder’s initial tax basis in the New Equity Interests and the Subscription Rights should be equal to its adjusted tax basis in the Prepetition Notes exchanged therefor (allocated between the New Equity Interests and the Subscription Rights in proportion to their fair market values as of the Effective Date) and (ii) a U.S. Holder’s holding period in such New Equity Interests and Subscription Rights should include the U.S. Holder’s holding period in the Prepetition Notes. A U.S. Holder’s tax basis and holding period in such New Equity Interests would generally be required to be calculated separately for each block of Prepetition Notes exchanged therefor. If a Subscription Right is exercised, a U.S. Holder should not recognize income, gain or loss upon such exercise. A U.S. Holder’s aggregate tax basis in the New Equity Interests received upon the exercise of a Subscription Right should be equal to the sum of (i) the amount paid for such New Equity Interests and (ii) the U.S. Holder’s tax basis in the Subscription Rights. A U.S. Holder’s holding period in such New Equity Interests generally should commence on the date such New Equity Interests are acquired in the Noteholders Rights Offering. If the Subscription Rights lapse, a U.S. Holder generally should recognize a loss equal to its tax basis in the Subscription Rights, and such loss generally should be a capital loss.

If the Subscription Rights are disregarded and a Prepetition Note Holder’s acquisition of New Equity Interests in the Noteholders Rights Offering is characterized as an integrated transaction pursuant to which the underlying New Equity Interests are acquired directly in connection with the Prepetition Notes Exchange, a U.S. Holder’s aggregate tax basis in all the New Equity Interests it acquires should be equal to the sum of (i) the amount paid for the New Equity Interests that are acquired for cash and (ii) the U.S. Holder’s tax basis in any New Equity Interests received in satisfaction of the U.S. Holder’s Prepetition Notes. The holding period of New Equity Interests received in satisfaction of the U.S. Holder’s Prepetition Notes should include the holding period of such Prepetition Notes, and New Equity Interests acquired directly for cash should have a holding period commencing on the date such New Equity Interests are acquired. A U.S. Holder’s tax basis and holding period in the New Equity Interests would generally be required to be calculated separately for each block of Prepetition Notes exchanged therefor.

Market Discount. A U.S. Holder that acquired a Prepetition Note at any time other than at its original issuance at a market discount generally will be required to treat gain, if any, recognized on the Prepetition Notes Exchange as ordinary income to the extent of accrued market discount, unless an election to include market discount in income currently as it accrues was made by the U.S. Holder. A U.S. Holder will be considered to have acquired a Prepetition Note at a market discount if its tax basis in the note immediately after acquisition was less than the sum of all amounts payable thereon (other than payments of qualified stated interest) after the acquisition date, unless the difference is less than 0.25% of the Prepetition Note’s stated redemption price at maturity multiplied by the number of complete years from the acquisition date to maturity (in which case, the difference is de minimis market discount).

However, if the Prepetition Notes Exchange qualifies as a recapitalization as described above in “—Exchange of Prepetition Notes for New Equity Interests—Treatment of Exchange,” special rules apply whereby a U.S. Holder that acquired a Prepetition Note at a market discount generally should not be required to recognize any accrued market discount as income at the time of the Prepetition Notes Exchange to the extent it receives stock or securities in exchange for the Prepetition Note. Rather, any gain realized by the U.S. Holder on a subsequent taxable disposition of the New Equity Interests (and the Subscription Rights if they are treated as securities) received in the exchange will be ordinary income to the extent of the amount of market discount accrued on the Prepetition Note prior to the exchange that is allocable to such stock or securities. The method of allocating accrued market discount to stock and securities when both are received in exchange for a market discount obligation in a recapitalization is uncertain. Accordingly, U.S. Holders that acquired the Prepetition Notes with market discount should consult their tax advisors regarding this issue.

(b)	New Equity Interests

Distributions. A U.S. Holder of New Equity Interests generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Equity Interests to the extent such distributions are paid out of the Reorganized Parent’s current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Equity Interests, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Equity Interests. U.S. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

Sale or Other Taxable Disposition. A U.S. Holder of New Equity Interests will recognize gain or loss upon the sale or other taxable disposition of New Equity Interests equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Equity Interests. Subject to the rules discussed above in “—New Equity Interests—Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Equity Interests for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Equity Interests as ordinary income if the U.S. Holder took a bad debt deduction with respect to the Prepetition Notes. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

4.	U.S. Holders of General Unsecured Claims (Class 6)

(a)	Exchange of General Unsecured Claims for New Equity Interests and Subscription Rights

Treatment of Exchange. The exchange of General Unsecured Claims for New Equity Interests and Subscription Rights should be a taxable exchange because a General Unsecured Claim should not constitute a “security” for U.S. federal income tax purposes. The characterization for U.S. federal income tax purposes of the receipt and exercise of the Subscription Rights in connection with the exchange of General Unsecured Claims under the Plan is uncertain. See the discussion above under “—U.S. Holders of Prepetition Notes Claims (Class 5)—Exchange of Prepetition Notes for New Equity Interests and Subscription Rights—Subscription Rights.”

Recognition of Gain or Loss. If the Subscription Rights are characterized as options, a U.S. Holder of General Unsecured Claims should recognize gain or loss in an amount equal to the difference between the fair market value of the New Equity Interests and Subscription Rights received (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Claim exchanged therefor. The character of such gain or loss as capital gain or loss or as ordinary income or loss depends on a number of factors, including the nature of the Claim, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder has claimed a bad debt deduction previously with respect to its Claim. A U.S. Holder’s initial tax basis in the New Equity Interests and Subscription Rights should be equal to the fair market values of such New Equity Interests and Subscription Rights as of the Effective Date. A U.S. Holder’s holding period in the New Equity Interests and Subscription Rights received in exchange for its Claim should begin on the day after the Effective Date. If a Subscription Right is exercised, a U.S. Holder should not recognize income, gain or loss upon such exercise. A U.S. Holder’s aggregate tax basis in the New Equity Interests received upon the exercise of a Subscription Right should be equal to the sum of (i) the amount paid for the New Equity Interests and (ii) the U.S. Holder’s tax basis, in the Subscription Rights. A U.S. Holder’s holding period in New Equity Interests received upon the exercise of a Subscription Right generally should commence on the date the New Equity Interests are acquired in the Noteholders Rights Offering. If the Subscription Rights lapse, a U.S. Holder generally should recognize a loss equal to its tax basis in the Subscription Rights, and such loss generally should be a capital loss.

If the Subscription Rights are disregarded, and a General Unsecured Claim Holder’s acquisition of New Equity Interests in the Noteholders Rights Offering is characterized as an integrated transaction pursuant to which the underlying New Equity Interests are acquired directly in connection with the exchange for General Unsecured Claims, a U.S. Holder’s aggregate tax basis in all the New Equity Interests it acquires should be equal to the sum of (i) the amount paid for the New Equity Interests that are acquired for cash and (ii) the fair market value of New Equity Interests received in satisfaction of the U.S. Holder’s General Unsecured Claim. The holding period of New Equity Interests received in exchange for a U.S. Holder’s General Unsecured Claim should commence on the day after the Effective Date, and the holding period of New Equity Interests acquired directly for cash should have a holding period commencing on the date such New Equity Interests are acquired.

(b)	New Equity Interests

See the discussion above under “—U.S. Holders of Prepetition Notes Claims (Class 5)—New Equity Interests” regarding certain U.S. federal income tax consequences of owning and disposing of New Equity Interests.

5.	U.S. Holders of Convenience Claims (Class 7)

Recognition of Gain or Loss. The exchange of Convenience Class Claims for cash should be a taxable exchange. Accordingly, U.S. Holders of Convenience Class Claims should recognize gain or loss in an amount equal to the difference between the amount of cash received (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Claim exchanged therefor. The character of such gain or loss as capital gain or loss or as ordinary income or loss depends on a number of factors, including the nature of the Claim, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder has claimed a bad debt deduction previously with respect to its Claim.

6.	U.S. Holders of Royalty Payment Litigation Claims (Class 8)

(a)	Exchange of Royalty Payment Litigation Claims for cash

Recognition of Gain or Loss. If the Holders of the Allowed Royalty Payment Litigation Claims vote for the Plan, the exchange of such Claims for cash should be a taxable exchange. See the discussion above under “—U.S. Holders of Convenience Claims (Class 7)”

(b)	Exchange of Royalty Payment Litigation Claims for New Equity Interests

Treatment of Exchange. If the Holders of the Allowed Royalty Payment Litigation Claims do not vote for the Plan, the exchange of such Claims for New Equity Interests and Subscription Rights should be a taxable exchange because a Royalty Payment Litigation Claim should not constitute a “security” for U.S. federal income tax purposes. The characterization for U.S. federal income tax purposes of the receipt and exercise of the Subscription Rights in connection with an exchange of Royalty Payment Litigation Claims under the Plan is uncertain. See the discussion above under “—U.S. Holders of Prepetition Notes Claims (Class 5)—Exchange of Prepetition Notes for New Equity Interests and Subscription Rights—Subscription Rights.”

Recognition of Gain or Loss. See the discussion above under “—U.S. Holders of General Unsecured Claims (Class 6)—Exchange of General Unsecured Claims for New Equity Interests and Subscription Rights.”

(c)	New Equity Interests

See the discussion above under “—U.S. Holders of Prepetition Notes Claims (Class 5)—New Equity Interests” regarding certain U.S. federal income tax consequences of owning and disposing of New Equity Interests.

7.	Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Claims, and the ownership and disposition Exit Facility Loans and New Equity Interests, as applicable.

Whether a Non-U.S. Holder realizes gain or loss on an exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

(a)	Gain Recognition

Any gain recognized by a Non-U.S. Holder on the Bank Debt Exchange, the Prepetition Notes Exchange, the exchange of General Unsecured Claims, Convenience Claims or Royalty Payment Litigation Claims or a subsequent sale or other taxable disposition of the Exit Facility Loans or New Equity Interests generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met, (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or (c) the New Equity Interests constitute a U.S. real property interest (“USRPI”) by reason of the Reorganized Parent being treated as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, in the circumstances described below.

If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

With respect to the third exception above, the Debtors believe that Old Parent currently is, and the Reorganized Parent will be, a USRPHC. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

If in the calendar year of a disposition of New Equity Interests by a Non-U.S. Holder, the New Equity Interests are considered to be regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the New Equity Interests, more than 5% of the New Equity Interests will be taxable on gain realized on the disposition of New Equity Interests as a result of Reorganized Parent’s status as a USRPHC. If the New Equity Interests were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of the New Equity Interests, and a 15% withholding tax would apply to the gross proceeds from such disposition.

(b)	Interest

Payments to a Non-U.S. Holder that are attributable to interest that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person. Interest income, however, may be subject to U.S. withholding tax if, at the applicable time:

•	the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of voting stock of Old Parent (with respect to payments of interest on the Prepetition Notes or the Bank Debt) or the Reorganized Parent (with respect to payments of interest on the Exit Facility Loans);

•	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” (each, within the meaning of the IRC) with respect to Old Parent (with respect to payments of interest on the Prepetition Notes or the Bank Debt) or the Reorganized Parent (with respect to payments of interest on the Exit Facility Loans); or

•	the Non-U.S. Holder is a bank receiving interest described in IRC Section 881(c)(3)(A).

If interest paid to a Non-U.S. Holder is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such interest is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder generally will not be subject to U.S. federal withholding tax but will be subject to U.S. federal income tax with respect to such interest in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “—Gain Recognition” above).

A Non-U.S. Holder that does not qualify for the above exemption with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax on such interest at a 30% rate, unless such Non-U.S. Holder is entitled to a reduction in or exemption from withholding on such interest as a result of an applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction in or exemption from withholding tax on such payments of interest under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

(c)	Dividends on New Equity Interests

Any distributions made with respect to New Equity Interests that constitute dividends for U.S. federal income tax purposes (see “—U.S. Holders Of Prepetition Notes Claims (Class 5)— New Equity Interests—Distributions”) that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if required by an applicable income tax treaty, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable) of the gross amount of the dividends. A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by providing the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Equity Interests held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “—Gain Recognition” above). To claim the such exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

(d)	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under IRC Sections 1471 to 1474 (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on Exit Facility Loans or dividends (including constructive dividends) on New Equity Interests, or gross proceeds from the sale or other disposition of, Exit Facility Loans or New Equity Interests paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on the Exit Facility Loans and dividends on New Equity Interests, and will apply to payments of gross proceeds from the sale or other disposition of Exit Facility Loans or New Equity Interests on or after January 1, 2019.

8.	Accrued Interest

To the extent a Holder of a Claim receives consideration that is attributable to indebtedness and unpaid accrued interest thereon, the Debtors intend to take the position, and the Plan provides, that for U.S. federal income tax purposes, such consideration should be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing unpaid accrued interest. To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the Holder. A Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

9.	Information Reporting and Backup Withholding

The Reorganized Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by Holders (other than corporations and other exempt Holders such as certain Non-U.S. Holders) pursuant to the Plan. In addition, the Reorganized Debtors will be required to report annually to the IRS with respect to each Holder (other than corporations and other exempt Holders such as certain Non-U.S. Holders) the amount of interest paid on the Exit Facility Loans, the amount of dividends paid on the New Equity Interests and the amount of any tax withheld from payment thereof.

Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest and principal payments on Exit Facility Loans, dividends paid on the New Equity Interests, and proceeds received upon sale or other disposition of the Exit Facility Loans or New Equity Interests. Certain Holders (including corporations and certain Non-U.S. Holders) generally are not subject to backup withholding. A Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtors (or their paying agent) such Holder’s taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the Holder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than that which is proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan support confirmation of the Plan and vote to accept the Plan.

Respectfully submitted,

/s/
Chaparral Energy, Inc.

By:	Joseph O. Evans

Title:	Chief Financial Officer

Dated:	[ ], 2016

Prepared by:

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP
Mark D. Collins (Bar No. 2981)	Richard A. Levy
John H. Knight (Bar No. 3848) Joseph C. Barsalona II (Bar No. 6102) One Rodney Square	Keith A. Simon David F. McElhoe Annemarie V. Reilly
920 North King Street	885 Third Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 651-7700	Telephone: (212) 906-1200
Facsimile: (302) 651-7701	Facsimile: (212) 751–4864

Counsel for the Debtors and Debtors in Possession

EXHIBIT A

Plan of Reorganization

EXHIBIT B

Disclosure Statement Order

[To come]

EXHIBIT C

Financial Projections

[To come]

EXHIBIT D

Liquidation Analysis

[To come]

EXHIBIT E

Historical Financial Statements

[To come]

EXHIBIT F

Valuation Analysis

[To come]